As filed with the Securities Exchange Commission on July 28, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE SCO GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	87-0662823 (I.R.S. Employer Identification No.)

355 South 520 West, Suite 100 Lindon, Utah 84042 (801) 765-4999 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Darl C. McBride
President and Chief Executive Officer
355 South 520 West, Suite 100
Lindon, Utah 84042
(801) 765-4999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Nolan S. Taylor, Esq. DORSEY & WHITNEY LLP 170 South Main Street, Suite 900 Salt Lake City, Utah 84101-1655 Telephone: (801) 933-7360 Facsimile: (801) 933-7373

Approximate date of commencement of proposed sale to the public:

As soon as possible after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the offering circular  is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, $0.001 par value per share(5)	312,806	$5.21	$672,928	$79.20

(1)           Consists of shares of common stock issued pursuant to the Registrant’s 2000 Employee Stock Purchase Plan.  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock as may become issuable under any stock split, stock dividend or similar transactions.

(2)           Highest price, excluding interest, to be payable per share in connection with the rescission offer covered by this registration statement. The price per share will range from $0.65 to $5.21, depending on the price originally paid by the offeree and excluding interest.

(3)           Aggregate purchase price, excluding interest, estimated to be payable if the rescission offer covered by this registration statement is accepted in full with respect to the shares of common stock.  Pursuant to Rule 457(j), this is the aggregate purchase price paid for all shares covered by this rescission offer.

(4)           Calculated pursuant to Rule 457(j).

(5)           This Registration Statement also relates to rights to purchase shares of Series A Junior Participating Preferred Stock purchase rights of the Registrant which are attached to all shares of common stock issued pursuant to the terms of the Registrant’s Shareholder Rights Agreement dated as of August 10, 2004. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificate for the common stock and will be transferred with and only with such common stock. Because no separate consideration is paid for the rights, the registration fee therefore is included in the fee for common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this offering circular is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This offering circular is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion:  Dated July 28, 2005

THE SCO GROUP, INC.

312,806 SHARES OF COMMON STOCK

RESCISSION OFFER

•      We are offering to repurchase 137,219 shares of common stock purchased pursuant to our 2000 Employee Stock Purchase Plan, or ESPP, during the six-month periods ended November 30, 2004 and May 31, 2005 from our current and former employees who are residents of California, Connecticut, Illinois, New Jersey, Texas, Utah or Washington.

•      We are also offering to repurchase 175,587 shares of common stock purchased pursuant to the ESPP during the six-month periods ended May 31, 2003, November 30, 2003 and May 31, 2004 from our current and certain former employees who were, at the time of issuance, residents of California and Utah and are now residents of Arizona, California or Utah.

•      In addition, we are offering to rescind the offer of securities to employees residing in California who enrolled in the ESPP for the offering period that began June 1, 2005 because we have not completed the qualification of the offer and sale of such shares with the Securities Regulation Division of the California Department of Corporations.

•      The repurchase price for the shares of our common stock subject to the rescission offer ranges from $0.65 to $5.21 per share and is equal to the price paid by those persons who purchased these shares, excluding interest.

•      If you accept our rescission offer, you will receive simple interest at an annual rate according to your state of residence at the time of purchase, based on the repurchase price described above and calculated from the date you purchased the shares through the date that the rescission offer expires.  We intend to use the legal rates of interest for the repurchase of shares based on your state of residence when you purchased your shares.  These interest rates are as follows:

State	Interest Rate
California	7%
Connecticut	6%
Illinois	10%
New Jersey	4%
Texas	6%
Utah	12%
Washington	8%

•      We are making this offer on the terms and conditions set forth in this offering circular.  Our rescission offer will remain open until 5:00 p.m. Utah time on [                     ], 2005.

Our common stock is quoted on The Nasdaq SmallCap Market under the trading symbol “SCOX.” On July 20, 2005, the last price for our common stock, as reported by The Nasdaq SmallCap Market, was $3.88.

You should carefully consider the risk factors beginning on page 8 of this offering circular before accepting or rejecting this rescission offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offering circular.  Any representation to the contrary is a criminal offense.

The date of this offering circular is                , 2005

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER
OFFERING CIRCULAR SUMMARY
RISK FACTORS
RESCISSION OFFER
U.S. FEDERAL INCOME TAX CONSEQUENCES
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
MARKET FOR THE REGISTRANT’S COMMON EQUITY
DIVIDEND POLICY
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

You should rely only on the information contained in this offering circular.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to repurchase securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this offering circular is accurate only as of the date on the front cover of this offering circular.  Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this offering circular, “SCO” and “OpenServer” are trademarks or registered trademarks of our Company in the United States and other countries. “UNIX” and “UnixWare” are registered trademarks of The Open Group in the United States and other countries. All other brand or product names are or may be trademarks of, and are used to identify the products and services of, their respective owners. Unless the context otherwise requires, when used herein, the “Company,” “SCO,” “us,” “we,” “ours,” and similar terms refer to The SCO Group, Inc. and our operating subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

You should read the following questions and answers, together with the more detailed information regarding the rescission offer and the risk factors set forth elsewhere in this offering circular, before deciding whether to accept or reject the rescission offer.

General

Q:           Why are we making the rescission offer?

A:            We have offered and sold shares of our common stock under our 2000 Employee Stock Purchase Plan, or ESPP, without complying with registration or qualification requirements under federal securities laws and the securities laws of California, Utah and possibly other states.  As a result, those current and former employees have a right to rescind their purchases of shares under the ESPP or recover damages if they no longer own the shares, subject to applicable statutes of limitations.  The rescission offer is intended to address these federal and state securities laws compliance issues by allowing the holders of the shares covered by the rescission offer to rescind the underlying securities transactions and sell those securities back to us.

Q:           Which shares of common stock are included in the rescission offer?

A:            We are offering, upon the terms and conditions described in this offering circular, to rescind the sale of 137,219 shares of common stock purchased during the six-month purchase periods ended November 30, 2004 and May 31, 2005 pursuant to the ESPP from our current and certain former employees who reside in California, Connecticut, Illinois, New Jersey, Texas, Utah or Washington.  These shares are held by 82 persons who purchased shares of our common stock pursuant to the ESPP at prices ranging from $3.38 to $3.52 per share who still retain their shares.

We are also offering, upon the terms and conditions described in this offering circular, to rescind the sale of 175,587 shares of common stock purchased during the six-month periods ended May 31, 2003, November 30, 2003 and May 31, 2004 pursuant to the ESPP from our current and certain former employees who, at the time of issuance, resided in California or Utah and are now residing in Arizona, California or Utah.  These shares are held by 56 persons who purchased shares of our common stock pursuant to the ESPP at prices ranging from $0.65 to $5.21 per share.  In addition, we are offering to rescind the offer to participate in the ESPP to employees residing in California who are participating in the ESPP for the period that began on June 1, 2005.  All of these people are current and former employees who still retain their shares.

Q:           When does the rescission offer expire?

A:            Our rescission offer will expire at 5:00 p.m. Utah time on [                       ], 2005.

Q:           What will I receive if I accept the rescission offer?

A:            If you accept our rescission offer with respect to the common stock you purchased pursuant to the ESPP, we will repurchase the shares you hold that are subject to the rescission offer at the price per share you paid, plus interest at the current statutory rate per year, from the date of purchase through the date the rescission offer expires.

The legal rates of interest for the repurchase of shares will be based on your state of residence when you purchased your shares.  These interest rates are as follows:

State	Interest Rate
California	7%
Connecticut	6%
Illinois	10%
New Jersey	4%
Texas	6%
Utah	12%
Washington	8%

Q:           Can you give me an example of what I will receive if I accept the rescission offer?

A:            We will repurchase outstanding shares of common stock subject to the rescission offer at the price per share you paid, plus interest at the applicable statutory rate per year, from the date of purchase through the date that the rescission offer expires.  For example, if you were a resident of California at the time you purchased the securities subject to the rescission offer and hold 1,000 shares of our common stock that is subject to the rescission offer that you purchased in November 2003 at a per share price of $3.00 and you accept our rescission offer, you would receive:

•              The original purchase price = 1,000 x $3.00 = $3,000.

•              Plus simple interest at 7 percent per year = $3,000 x 7 percent x 2 years = $420.

•              For a total of $3,420.

You will not have any right, title or interest to the shares of common stock you will be surrendering upon the closing of the rescission offer, and you will only be entitled to receive the proceeds from our repurchase of your common stock.

Q:           Have any officers, directors or five percent stockholders advised SCO whether they will participate in the rescission offer?

A:            Two of our officers, who hold a total of 11,408 shares of common stock, all of which shares are subject to rescission, are eligible to participate in the rescission offer.  We have been advised that these officers do not intend to accept the rescission offer.  None of our directors is eligible to participate in this offer.  If our eligible officers do not participate in the rescission offer but all other eligible persons accept the rescission offer in full, our officers and directors would not materially increase their respective ownership interests in SCO.

Q:           If I do not accept the offer now, can I sell my shares?

A:            If you do not accept the rescission offer, you can sell the shares of common stock that were subject to the rescission offer without limitation as to the number or manner of sale, unless you are an affiliate of SCO within the meaning of Rule 144 or Rule 145 or you are subject to SCO Insider Trading Policy requirements or any other transfer restrictions entered into with respect to your shares.

Q:           What do I need to do now to accept or reject the rescission offer?

A:            To accept or reject the rescission offer, you must complete and sign the accompanying election form (see Appendix A) and return it in the enclosed return envelope to Dorsey & Whitney LLP, to the attention of Carolyn Peters, Corporate Paralegal, 170 South Main Street, Suite 900, Salt Lake City, UT  84101, as soon as practical but in no event later than [                      ], 2005.  If you are accepting the rescission offer, please also include in your return envelope a stock power representing the shares you are surrendering for repurchase (see Appendix B).

Q:           Can I accept the rescission offer in part?

A:            Yes.  Simply indicate on your election form and stock power the number of shares you desire SCO to repurchase from you.  You will be deemed to have rejected the rescission offer with regard to the balance of your shares.

Q:           What happens if I do not return my rescission offer election form?

A:            If you do not return a properly completed election form before the expiration date of our rescission offer, you will be deemed to have rejected our offer.

Q:           What remedies or rights do I have now that I will not have after the rescission offer?

A:            It is unclear whether or not you will have a right of rescission under federal securities laws after the rescission offer.  The staff of the SEC is of the opinion that a person’s right of rescission created under the Securities Act of 1933 may survive the rescission offer.  However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief.  Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act of 1933 is one year from the date of the violation upon which the action to enforce liability is based.

The state remedies and statutes of limitations vary and depend upon the state in which you purchased the shares.  The issuance of common stock under the ESPP was exempt in several of the states listed below.  If you purchased your shares while residing in one of the states in which an exemption applied, you have no remedy under state law.  The following is a summary of the statutes of limitations and the effect of the rescission offer for the states in which the shares covered by this rescission offer were sold.  This summary is not complete. For additional discussion of the various state laws governing rescission rights in the respective states, see “Rescission Offer—Effect of Rescission Offer.”

California

We did not take the necessary steps required to satisfy the requirements of the California Corporate Securities Law with respect to the offer and sale of common stock to employees residing in California pursuant to our ESPP that are subject to the rescission offer. Consequently, these shares may have been issued in violation of the California Corporate Securities Law. Generally, the California statute of limitations for noncompliance with the requirement to register or qualify securities under the California Corporate Securities Law is the earlier of two years after the noncompliance occurred, or one year after discovery of the facts constituting such noncompliance. Regardless, if the shares that are the subject of the rescission offer were issued to you in California, you will no longer have any right of rescission or repurchase with respect to these securities under Section 25503 of the California Corporate Securities Law after the expiration of our rescission offer.

Connecticut

While residents of Connecticut that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common shares issued by us in the state of Connecticut were issued pursuant to an exemption from registration or qualification under the Connecticut Uniform Securities Act.

Illinois

While residents of Illinois that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common stock issued by us in the state of Illinois were issued pursuant to an exemption from registration or qualification under the Illinois Securities Act of 1953.

New Jersey

While residents of New Jersey that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common stock issued by us in the state of New Jersey was issued pursuant to an exemption from registration or qualification under the New Jersey Uniform Securities Law.

Texas

While residents of Texas that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common stock issued by us in the state of Texas was issued pursuant to an exemption from registration or qualification under the Texas Securities Act.

Utah

We did not take the necessary steps required to satisfy the requirements of the Utah Uniform Securities Act with respect to common stock issuances to employees residing in Utah pursuant to our ESPP that are subject to the rescission offer. Consequently, these shares may have been issued in violation of the Utah Uniform Securities Act. Generally, the Utah statute of limitations for noncompliance with the requirement to register or qualify securities under the Utah Uniform Securities Act is the earlier of four years after the noncompliance occurred, or two years after discovery of the facts constituting such noncompliance. Regardless, if the shares that are the subject of the rescission offer were issued to you in Utah, you will no longer have any right of rescission or repurchase with respect to these securities under Section 16-1-22(7)(b) of the Utah Uniform Securities Act after the expiration of our rescission offer.

Washington

While residents of Washington that hold shares covered by the rescission offer may have a right of rescission under federal securities laws, we believe that the common stock issued by us in the state of Washington was issued pursuant to an exemption from registration or qualification under the Securities Act of Washington.

We believe that your acceptance of the rescission offer will preclude you from later seeking similar relief.  Regardless of whether you accept the rescission offer, we believe that any remedies you may have after the rescission offer expires would not be greater than an amount you would receive in the rescission offer.

Q:           How will the rescission offer be funded?

A:            The rescission offer will be funded from our existing cash balances.  If all persons eligible to participate in the rescission offer accept our offer to the full extent, our results of operations, cash balances or financial condition will not be affected materially.

Q:           Can I change my mind after I have mailed my signed election form?

A:            Yes.  You can change your decision about accepting or rejecting our rescission offer at any time before the expiration date.  You can do this by completing and submitting a new election form.  Any new election forms must be received by us prior to the expiration date in order to be valid.  We will not accept any election forms after the expiration date.

Q:           Who can help answer my questions?

A:            You can call Bert Young, Chief Financial Officer at SCO, at (801) 765-4999, with questions about the rescission offer.

Q:           Where can I get more information about SCO?

A:            You can obtain more information about SCO from the filings we make from time to time with the SEC.  These filings are available on the SEC’s website at www.sec.gov.

OFFERING CIRCULAR SUMMARY

This summary does not contain all of the information you should consider before making the decision to accept or reject our rescission offer. You should read the entire offering circular, including the risks discussed under “Risk Factors” and our consolidated financial statements and the related notes in this offering circular, for important information regarding our company and our common stock before making the decision to accept or reject the rescission offer.

THE SCO GROUP, INC.

Unix Business

We own the UNIX operating system and are a provider of UNIX-based products and services. We generate revenue from sales of our UNIX-based products and services through our UNIX business and from sales of SCOsource intellectual property, or IP, licenses and agreements and vendor licenses of our UNIX technology through our SCOsource business. Our core business is to sell and service our UNIX software products to small-to-medium sized businesses and franchisees or branch offices of Fortune 1000 businesses. Our most significant products that drive the majority of our UNIX revenue are OpenServer and UnixWare. During fiscal year 2004, we released a new version of our UnixWare product, UnixWare 7.1.4, and we intend to continue to maintain our core UNIX business in fiscal year 2005 by continuing our research and development efforts. We released a major upgrade to our OpenServer product, OpenServer 6, in June 2005.

SCOsource Business

We initiated our SCOsource business as part of our ongoing efforts to establish and protect our intellectual property rights, particularly relating to our ownership of the UNIX source code. In reviewing our intellectual property rights in 2003, we became aware that parts of or modifications made to our proprietary UNIX source code and derivative works have been included in the Linux operating system without our authorization or appropriate copyright attribution. Our SCOsource business now includes seeking to enter into license agreements with UNIX vendors and offering SCOsource IP licenses or agreements to Linux and other end users allowing them to continue to use our UNIX source code and derivative works.

In addition to our other SCOsource initiatives, in March 2003, we filed a complaint against International Business Machines Corporation, alleging, in part, that IBM had breached its license agreement with us by, among other things, inappropriately contributing UNIX source code and derivative works to the open source community and seeking to use its knowledge and methods related to UNIX source code and derivative works and modifications licensed to it to decrease the value of the UNIX operating system in favor of promoting the Linux operating system, of which it has been a major backer. Based on these alleged breaches, we delivered to IBM notice of termination of our license agreement with IBM that permitted IBM’s use of our UNIX source code in developing its AIX operating system.

In addition to our action against IBM, we have filed other complaints against such companies as Novell, Inc., AutoZone Inc., and DaimlerChrysler Corporation. Red Hat, Inc. has also brought a lawsuit against us asserting that the Linux operating system does not infringe our UNIX intellectual property rights, among other things. We describe our legal actions against these parties and the procedural status of these cases in more detail under “Business—Legal Proceedings.” We generally refer to these cases in this offering circular as the SCO Litigation.

The Rescission Offer

Total common stock subject to rescission offer	312,806 shares
Use of proceeds	We will not receive any proceeds from the rescission offer.
Risk factors	See “Risk Factors” and the other information included in this offering circular for a discussion of the factors you should consider carefully before deciding to accept the rescission offer.
Nasdaq SmallCap Market symbol	SCOX

Corporate Information

Our principal executive offices are located at 355 South 520 West, Suite 100, Lindon, Utah 84042. Our telephone number at that location is (801) 765-4999.

Summary Historical Consolidated Financial Data

The following table summarizes financial data regarding our business and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes in this offering circular.

The selected statement of operations data for the years ended October 31, 2004, 2003 and 2002 and the selected balance sheet data as of October 31, 2004 and 2003 are derived from, and are qualified by reference to, the audited consolidated financial statements and related notes in this offering circular.

The selected statement of operations data for the years ended October 31, 2001 and 2000 and the selected balance sheet data as of October 31, 2002, 2001 and 2000 are derived from audited consolidated financial statements not appearing in this offering circular. The selected financial data as of April 30, 2005 and for the six months ended April 30, 2005 and 2004 have been derived from unaudited financial statements in this offering circular. In the opinion of management, these unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for these periods and as of such date. The selected financial data set forth below is not necessarily indicative of our future results of operations or financial performance.

	Six Months Ended April 30,		Years Ended October 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Statement of Operations Data:
Total revenue	$18,123	$21,529	$42,809	$79,254	$64,241	$40,441	$4,274
Gross margin	$9,039	$9,421	$15,711	$59,332	$45,925	$25,518	$253
Income (loss) from operations	$(6,065)	$(14,576)	$(28,573)	$3,436	$(24,176)	$(133,636)	$(31,999)
Net income available (loss applicable) to common stockholders	$(4,923)	$(17,212)	$(16,227)	$5,304	$(24,877)	$(131,357)	$(39,176)
Basic net income (loss) per common share	$(0.28)	$(1.23)	$(1.07)	$0.43	$(1.93)	$(10.92)	$(4.76)
Diluted net income (loss) per common share	$(0.28)	$(1.23)	$(1.07)	$0.34	$(1.93)	$(10.92)	$(4.76)
Weighted average basic common shares	17,831	13,960	15,155	12,261	12,893	12,024	8,231
Weighted averaged diluted common shares	17,831	13,960	15,155	15,679	12,893	12,024	8,231

	As of April 30,	As of October 31,
	2005	2004	2003	2002	2001	2000
Balance Sheet Data:
Cash and cash equivalents	$8,145	$12,693	$64,428	$6,589	$20,541	$36,560
Working capital (deficit)	12,489	15,413	37,168	(6,332)	14,401	88,680
Total assets	36,552	55,400	94,952	37,406	74,859	107,518
Long-term liabilities	342	343	508	1,625	5,925	—
Redeemable preferred stock	—	—	29,671	—	—	—
Common stock subject to rescission	851	528	—	—	—	—
Total stockholders’ equity	17,069	21,702	19,516	8,177	34,604	102,215

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this offering circular, before making a decision to accept or reject our rescission offer. If any of the following risks actually occurs, our business, financial condition, liquidity or operating results could be materially and adversely affected.

Risks Related to the Rescission Offer

We may continue to have potential liability even after this rescission offer is made.

The Securities Act of 1933 does not provide that a rescission offer will extinguish a holder’s right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act of 1933.  Consequently, should any recipients of our rescission offer reject the offer, expressly or impliedly, we may remain liable under the Securities Act of 1933 for the purchase price of the shares issued under the ESPP during the six-month periods ended November 30, 2004 and May 31, 2005 that are subject to the rescission offer.  Additionally, regulatory authorities may require us to pay fines or they may impose sanctions on us, and we may face other claims by participants other than rescission claims.

Your federal right of rescission may not survive if you affirmatively reject or fail to accept the rescission offer.

If you affirmatively reject or fail to accept the rescission offer, it is unclear whether or not you will have a right of rescission under federal securities laws after the expiration of the rescission offer. The staff of the Securities and Exchange Commission is of the opinion that a person’s right of rescission created under the Securities Act of 1933 may survive the rescission offer.  However, federal courts in the past have ruled that a person who rejects or fails to accept a rescission offer is precluded from later seeking similar relief.

We cannot predict whether the amounts you would receive in the rescission offer would be greater than the fair market value of our securities.

The amount you would receive in the rescission offer is fixed and is not tied to the fair market value of our common stock at the time the rescission offer closes. As a result, if you accept the rescission offer, you may receive less than the fair market value of the securities you would be tendering to us.

If you do not accept the rescission offer, your shares, although freely tradeable, will still remain subject to limitation on resales, if any.

If you affirmatively reject the rescission offer or fail to accept the rescission offer before the expiration of the rescission offer, your shares will be registered under the Securities Act of 1933 and will be fully tradeable, subject to any applicable limitations set forth in Rule 144 or Rule 145 under the Securities Act of 1933; provided, however, that you will also remain subject to any applicable terms and conditions of any agreement under which your shares were issued or otherwise relating to your shares.

Risks Related to Our Business and Industry

We do not have a history of profitable operations.

Our fiscal year ended October 31, 2003 was the first full year we were profitable in our operating history.  Our profitability in fiscal year 2003 resulted primarily from our SCOsource licensing initiatives.  For fiscal year 2004, we incurred a loss from operations of $28,573,000 and our accumulated deficit as of October 31, 2004 was $224,216,000.  For the first two quarters of fiscal year 2005 we incurred a loss from operations of $6,065,000 and, as of April 30, 2005, had an accumulated deficit of $229,139,000.

If our revenue from the sale of our UNIX products and services continues to decline, we will need to further reduce operating expenses to generate positive cash flow.  We may not be able to further reduce operating expenses without damaging our ability to support our existing UNIX business.  Additionally, we may not be able to achieve profitability through additional cost-cutting actions.

Our UNIX products and services revenue has declined over the last several years primarily as a result of increased competition from alternative operating systems, particularly Linux.  In our quarterly results of operations, we recognize revenue from agreements for support and maintenance contracts and other long-term contracts that have been previously invoiced and are included in deferred revenue.  Our future UNIX revenue may be adversely impacted and may continue to decline if we are unable to replenish these deferred revenue balances with long-term maintenance and support contracts or replace them with other sustainable revenue streams.  If we are unable to generate positive cash flow and profitable operations, our business will be adversely impacted.

We may not prevail in our SCO Litigation, which may adversely affect our business.

We continue to pursue our SCO Litigation and believe in the merits of our cases.  In our action against IBM, we seek damages for claims generally relating to our allegation that IBM has inappropriately used and distributed our UNIX source code and derivative works in connection with its efforts to promote the Linux operating system.  IBM has responded to our claims and brought counterclaims against us asserting generally that we do not have the right to assert claims based on our ownership of UNIX intellectual property against IBM or others in the Linux market.  Discovery is continuing in the case, and several motions are currently pending before the court.  If we do not prevail in our action against IBM, or if IBM is successful in its counterclaims against us, our business and results of operations would be materially harmed, and we may not be able to continue in business.  The litigation with IBM and others will be costly, and our costs for legal fees have been and will continue to be substantial and may exceed our capital resources. Additionally, the market price of our common stock may be negatively affected as a result of developments in our legal action against IBM that may be, or may be perceived to be, adverse to us.

As a result of our SCO Litigation and our other SCOsource initiatives, several participants in the Linux industry and others affiliated with IBM or sympathetic to the Linux movement have taken actions attempting to negatively affect our business and our SCOsource efforts.  Linux proponents have taken a broad range of actions against us, including, for example, attempting to influence participants in the markets in which we sell our products to reduce or eliminate the amount of our products and services they purchase from us.  We expect that similar efforts likely will continue.  There is a risk that participants in our marketplace will negatively view our actions against IBM, Novell, DaimlerChrysler and AutoZone and our other SCOsource initiatives, and we may lose support from such participants.  Any of the foregoing could adversely affect our position in the marketplace, our results of operations and our stock price and our ability to stay in business.

As a further response to our SCOsource initiatives and claim that our UNIX source code and derivative works have inappropriately been included in Linux, Novell has publicly asserted its belief that it owns certain copyrights in our UNIX source code, and it has filed 15 copyright applications with the United States Copyright Office related to UNIX.  Novell also claims that it has a license to UNIX from us and the right to authorize its customers to use UNIX technology in their internal business operations.  Specifically, Novell has also claimed to have retained rights related to legacy UNIX SVRx licenses, including the license with IBM.  Novell asserts it has the right to take action on behalf of SCO in connection with such licenses, including termination rights.  Novell has purported to veto our termination of the IBM, Sequent and SGI licenses. We have asserted that we obtained the UNIX business, source code, claims and copyrights when we acquired the assets and operations of the server and professional services groups from The Santa Cruz Operation (now Tarantella, Inc.) in May 2001, which had previously acquired all such assets and rights from Novell in September 1995 pursuant to an asset purchase agreement, as amended.  In January 2004, in response to Novell’s actions, we brought suit against Novell for slander of title seeking relief for Novell’s alleged bad faith effort to interfere with our copyrights and contract rights related to our UNIX source code and derivative works and our UnixWare products.

Notwithstanding our assertions of full ownership of UNIX-related intellectual property rights, as set forth above, including copyrights, and even if we are successful in our legal action against Novell and end users such as AutoZone and DaimlerChrysler, the efforts of Novell and the other Linux proponents described above may cause further damage to our business including our ability to monetize our UNIX assets.  These efforts of Linux proponents also may increase the negative view some participants in our marketplace have regarding our SCO Litigation and regarding our SCOsource initiatives and may contribute to creating confusion in the marketplace about the validity of our claim that the unauthorized use of our UNIX source code and derivative works in Linux infringes on our copyrights.  Increased negative perception and potential confusion about our claims in our marketplace could impede our continued pursuit of our SCOsource initiatives and negatively impact our business.

Our engagement agreement with the law firms representing us in the SCO Litigation will require us to spend a significant amount of cash during fiscal year 2005 and could harm our liquidity position.

As of April 30, 2005, we had a total of $14,192,000 in cash and cash equivalents and available-for-sale securities and an additional $3,967,000 as restricted cash to be used in our operations and pursue the SCO Litigation.  As a result of the engagement agreement between us and the law firms representing us in the SCO Litigation, including, among others, Boies, Schiller & Flexner LLP, for the remainder of fiscal year 2005 we anticipate spending approximately $7,000,000 in the defense of our SCO Litigation.  If our UNIX business does not generate cash to cover the internal costs of our UNIX business, our SCOsource initiatives and our SCO Litigation, or we spend additional cash on additional matters, our cash position would be negatively impacted, and our ability to pursue our business objectives and our SCO Litigation could be harmed.

Our future SCOsource licensing revenue is uncertain.

We initiated the SCOsource licensing effort in fiscal year 2003 to review the status of UNIX licensing and sublicensing agreements.  This effort resulted in the execution of two significant vendor license agreements during fiscal year 2003 and generated $25,846,000 in revenue.  During fiscal year 2004, our SCOsource licensing revenue declined significantly and was only $829,000.  Due to a lack of historical experience and the uncertainties related to SCOsource licensing revenue, we are unable to estimate the amount and timing of future SCOsource licensing revenue, if any.  If we do receive revenue from this source, it may be sporadic and fluctuate from quarter to quarter.  Our SCOsource initiatives are unlikely to produce stable, predictable revenue for the foreseeable future.  Additionally, the success of these initiatives may depend on the strength of our intellectual property rights and contractual claims regarding UNIX, including the strength of our claim that unauthorized UNIX source code and derivatives are prevalent in Linux.

We may lose the support of industry partners leading to an accelerated decline in our UNIX products and services revenue.

The decline in our UNIX business and our SCOsource initiatives may cause industry partners, developers and hardware and software vendors to choose not to support or certify to our UNIX operating system products.  This would lead to an accelerated decline in our UNIX products and services revenue and would adversely impact our results of operations and liquidity.

Our claims relating to our UNIX intellectual property may subject us to additional legal proceedings.

In August 2003, Red Hat brought a lawsuit against us asserting that the Linux operating system does not infringe on our UNIX intellectual property rights and seeking a declaratory judgment for non-infringement of copyrights and no misappropriation of trade secrets.  In addition, Red Hat claims we have engaged in false advertising in violation of the Lanham Act, deceptive trade practices, unfair competition, tortious interference with prospective business opportunities, and trade libel and disparagement.  Although this case is currently stayed pending the resolution of our suit against IBM, we intend to vigorously defend this action.  However, if Red Hat is successful in its claim against us, our business and results of operations could be materially harmed.

In addition, regulators or others in the Linux market and some foreign regulators have initiated or in the future may initiate legal actions against us, all of which may negatively impact our operations and future operating performance.

Fluctuations in our operating results or the failure of our operating results to meet the expectations of public market analysts and investors may negatively impact our stock price.

Fluctuations in our operating results or our failure to meet the expectations of analysts or investors, even in the short-term, could cause our stock price to decline significantly. Because of the potential for significant fluctuations in our SCOsource licensing revenue in any particular period, you should not rely on comparisons of our results of operations as an indication of future performance.

Factors that may affect our results include:

•      our ability to successfully negotiate and complete licensing and other agreements related to our intellectual property;

•      the interest level of resellers in recommending our UNIX business solutions to end users;

•      the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

•      changes in general economic conditions, such as recessions, that could affect capital expenditures in the software industry;

•      results of, or developments in, our SCO Litigation;

•      changes in business attitudes toward UNIX as a viable operating system compared to other competing systems, especially Linux;

•      the contingency and other legal fees we may pay to the law firms representing us in our SCO Litigation; and

•      changes in attitudes of customers and partners due to the decline in our UNIX business and our aggressive position against the inclusion of our UNIX code and derivative works in Linux.

We also experience fluctuations in operating results in interim periods in Europe and the Asia Pacific regions due to seasonal slowdowns and economic conditions in these areas.  Seasonal slowdowns in these regions typically occur during the summer months.

As a result of the factors listed above and elsewhere, it is possible that our results of operations may be below the expectations of public market analysts and investors in any particular period. This could cause our stock price to decline. If revenue falls below our expectations, and we are unable to quickly reduce our spending in response, our operating results will be lower than expected.  Our stock price may fall in response to these events.

We operate in a highly competitive market and face significant competition from a variety of current and potential sources; many of our current and potential competitors have greater financial and technical resources than we do; thus, we may fail to compete effectively.

In the operating system market, our competitors include IBM, Red Hat, Novell, Hewlett-Packard, Sun Microsystems, Inc., Microsoft Corporation and other Linux distributors.  These and other competitors are aggressively pursuing the current UNIX operating system market.  Many of these competitors have access to substantially greater resources than we do.  The major competitive alternative to our UNIX products is Linux.  The expansion of our competitors’ offerings may restrict the overall market available for our UNIX products, including some markets where we have been successful in the past.

Our future success may depend in part on our ability to continue to meet the increasing needs of our customers by supporting existing and emerging technologies.  If we do not enhance our products to meet these evolving needs, we may not remain competitive and be able to grow our business.  Additionally, because technological advancement in the UNIX operating system market and alternative operating system markets is progressing at an advanced pace, we will have to develop and introduce enhancements to our existing products and any new products on a timely basis to keep pace with these developments, evolving industry standards and changing customer requirements.  Our failure to meet any of these and other competitive pressures may render our existing products and services obsolete, which would have an adverse impact on our revenue and operations.

The success of our UNIX business will depend on the level of commitment and certification we receive from industry partners and developers.  In recent years, we have seen hardware and software vendors as well as software developers turn their certification and application development efforts toward Linux and elect not to continue to support or certify to our UNIX operating system products.  If this trend continues, our competitive position will be adversely impacted and our future revenue from our UNIX business will decline.  The decline in our UNIX business may be accelerated if industry partners withdraw their support from us for any reason, including our SCOsource initiatives.

If the market for UNIX continues to contract, our business will be harmed.

Our revenue from the sale of UNIX products has declined over the last several years.  This decrease in revenue has been attributable primarily to increased competition from other operating systems, particularly Linux.  Our sales of UNIX products and services are primarily to existing customers.  If the demand for UNIX products continues to decline, and we are unable to develop UNIX products and services that successfully address a market demand, our UNIX revenue will continue to decline, industry participants may not certify to our operating system and products, we may not be able to attract new customers or retain existing customers and our business and results of operations will be adversely affected.  Because of the long adoption cycle for operating system purchases and the long sales cycle of our operating system products, we may not be able to reverse these revenue declines quickly.

We rely on our indirect sales channel for distribution of our products, and any disruption of our channel at any level could adversely affect the sales of our products.

We have a two-tiered distribution channel. The relationships we have developed with resellers allow us to offer our products and services to a much larger customer base than we would otherwise be able to reach through our own direct sales and marketing efforts.  Some solution providers also purchase solutions through our resellers, and we anticipate they will continue to do so.  Because we usually sell indirectly through resellers, we cannot control the relationships through which resellers, solution providers or equipment integrators purchase our products.  In turn, we do not control the presentation of our products to end users.  Therefore, our sales could be affected by disruptions in the relationships between us and our resellers, between our resellers and solution providers, or between solution providers and end users.  Also, resellers and solution providers may choose not to emphasize our products to their customers.  Any of these occurrences could diminish the effectiveness of our distribution channel and lead to decreased sales.

Our engagement agreement with the law firms representing us in our SCO Litigation may reduce our ability to raise additional financing.

Our engagement agreement with the law firms representing us in the SCO Litigation could inhibit our ability to raise additional funding if needed.  The engagement agreement provides that the law firms will receive a contingency fee that may range from 20 to 33 percent of the proceeds from specified events related to the protection of our intellectual property rights.  Events triggering a contingency fee may include settlements or judgments related to the SCO Litigation, certain licensing fees, subject to certain exceptions, and a sale of our company.  Future payments payable to the law firms under this arrangement will be significant.  The law firms’ right to receive such contingent payments could cause prospective investors to choose not to invest in our company or limit the price at which new investors would be willing to provide additional funds to our company.

Our foreign-based operations and sales create special problems, including the imposition of governmental controls and taxes and fluctuations in currency exchange rates that could hurt our results.

We have foreign operations, including development facilities, sales personnel and customer support operations in Europe, Latin America and Asia.  These foreign operations are subject to certain inherent risks, including:

•      potential loss of developed technology through piracy, misappropriation, or more lenient laws regarding intellectual property protection;

•      imposition of governmental controls, including trade restrictions and other tax requirements;

•      fluctuations in currency exchange rates and economic instability;

•      longer payment cycles for sales in foreign countries; and

•      seasonal reductions in business activity.

In addition, certain of our operating expenses are denominated in local currencies, creating risk of foreign currency translation losses that could harm our financial results and cash flows. When we generate profits in foreign countries, our effective income tax rate is increased.

In Latin America and Asia in particular, several countries have suffered and may be especially susceptible to recessions and economic instability.  These conditions may lead to increased governmental ownership or regulation of the economy, higher interest rates, increased barriers to entry such as higher tariffs and taxes and reduced demand for goods manufactured in the United States, resulting in lower revenue.

During the second quarter of fiscal year 2004, our Indian office was given a withholding tax assessment from the Government of India Income Tax Department.  The Tax Department assessed a 15 percent withholding tax on certain revenue transactions in India that the Tax Department deemed royalty revenue under the Income Tax Act.  As of April 30, 2005, we have accrued approximately $595,000 for this assessment.  We have filed an appeal with the Tax Department and believe that our packaged software does not qualify for treatment as royalties and therefore is not subject to withholding tax.  However, we may be unsuccessful in our appeal against the Tax Department and be obligated to pay the assessed taxable amounts.  If other countries in which we have international operations, such as India, continue to develop and begin enforcing their tax regimes, we may be subject to withholding or other taxes.

If we are unable to retain key personnel in an intensely competitive environment, our operations could be adversely affected.

We need to retain our management, technical and support personnel.  Competition for qualified professionals in the software industry is intense, and departures of existing personnel could be disruptive to our business and might result in the departure of other employees.  The loss or departure of any officers or key employees could harm our ability to implement our business plan and could adversely affect our operations.  Our future success depends to a significant extent on the continued service and coordination of our management team, particularly Darl C. McBride, our President and Chief Executive Officer.

We have issued options under our equity compensation plans without complying with registration or qualification requirements under the securities laws of California, Georgia and possibly other states, and, as a result, we may incur rescission liability for such options and may face additional potential claims under state securities laws.

In addition to the shares issued under the ESPP that are subject to this rescission offer, we have granted options under our 1999 Omnibus Stock Incentive Plan and 2002 Omnibus Stock Incentive Plan without complying with the registration or qualification requirements under the securities laws of California, Georgia and possibly other states. We may face rescission liability to plan participants holding unexercised stock options in these states. Additionally, regulatory authorities may require us to pay fines or they may impose other sanctions upon us, and we may face other claims by plan participants other than rescission claims.

Our stock price is volatile.

The trading price for our common stock has been volatile, ranging from a low closing sales price of $1.09 in mid-February 2003, to a high closing sales price of $20.50 per share in October 2003, to a current sales price of $3.88 on July 20, 2005.  The share price has changed dramatically over short periods.  We believe that the changes in our stock price are affected by changing public perceptions concerning the strength of our intellectual property claims and other factors beyond our control.  Public perception can change quickly and without any change or development in our underlying business or litigation position.  An investment in our stock is subject to such volatility and, consequently, is subject to significant risk.

There are risks associated with the potential exercise of our outstanding options.

As of June 30, 2005, we have issued and outstanding options to purchase up to approximately 3,750,000 shares of common stock with an average exercise price of $4.28 per share.  The existence of such rights to acquire common stock at fixed prices may prove a hindrance to our efforts to raise future equity and debt funding, and the exercise of such rights will dilute the percentage ownership interest of our stockholders and may dilute the value of their ownership.  The possible future sale of shares issuable on the exercise of outstanding options could adversely affect the prevailing market price for our common stock.  Further, the holders of the outstanding rights may exercise them at a time when we would otherwise be able to obtain additional equity capital on terms more favorable to us.

The issuance of common shares to BayStar Capital II, L.P. may have an adverse impact on the market value of our stock and the existing holders of our common stock.

We have an effective registration statement on Form S-1 relating to the sale or distribution by BayStar as a selling stockholder of the 2,105,263 shares of common stock issued to BayStar in connection with our repurchase completed in July 2004 of all Series A-1 shares previously held by BayStar.  We will not receive any proceeds from the sales of the shares covered by such registration statement.  The shares that may be sold or distributed pursuant to such registration statement represent approximately 6 percent of our issued and outstanding common stock.  The sale of the block of stock to be covered by such registration statement, or even the possibility of its sale, may adversely affect the trading market for our common stock and reduce the price available in that market.

Our stock price could decline further because of the activities of short sellers.

Our stock has attracted the interest of short sellers.  The activities of short sellers could further reduce the price of our stock or inhibit increases in our stock price.

The right of our Board of Directors to authorize additional shares of preferred stock could adversely impact the rights of holders of our common stock.

Our Board of Directors currently has the right, with respect to the 5,000,000 shares of our preferred stock, to authorize the issuance of one or more additional series of our preferred stock with such voting, dividend and other rights as our directors determine.  The Board of Directors can designate new series of preferred stock without the approval of the holders of our common stock. The rights of holders of our common stock may be adversely affected by the rights of any holders of additional shares of preferred stock that may be issued in the future, including without limitation, further dilution of the equity ownership percentage of our holders of common stock and their voting power if we issue preferred stock with voting rights. Additionally, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

Our stockholder rights plan could make it more difficult for a hostile bid for our company or a change of control transaction to succeed at current market prices for our stock.

We have adopted a stockholder rights plan.  The power given to the Board of Directors by the stockholder rights plan may make it more difficult for a change of control of our company to occur or for it to be acquired when the acquisition is opposed by our Board of Directors.

RESCISSION OFFER

Background

Since May 2002, we have issued 1,231,242 shares of our common stock to our current and former employees under our 2000 Employee Stock Purchase Plan, or ESPP, that exceeded the number of shares we had previously registered for issuance with the SEC on Form S-8.  Because the issuance of these shares was not exempt from the registration requirements of the Securities Act of 1933, their issuance did not comply with federal registration requirements.  Our failure to register the issuance of these shares gives the employees who purchased them a right to rescind their purchases, or recover damages if they have sold their shares, for up to one year following their issuance.

Since February 2003, we have issued shares of our common stock under our ESPP to current and former employees residing in California, Utah and possibly other states without complying with the registration or qualification requirements of these states.  This group of shares is part of the group of shares that was issued without complying with federal registration requirements as described in the preceding paragraph.

Our common stock was listed on The Nasdaq National Market until February 2003.  Section 18 of the Securities Act of 1933, as amended, preempts such securities from the state registration or qualification requirements that would otherwise apply.  When we transferred the listing for our common stock to The Nasdaq SmallCap Market in

February 2003, we no longer qualified for this federal preemption.  As a result, since February 2003, we have inadvertently issued shares under the ESPP without complying with registration or qualification requirements in any state in which an exemption from these requirements did not apply.  In all states other than California and Utah, either an exemption from registration or qualification requirements applied or the applicable statue of limitations has passed.  Our failure to register the shares issued under the ESPP in California and Utah gives the employees who purchased them a right to rescind their purchases or recover damages if they have sold their shares.

Our failure to comply with the registration requirements of federal and state securities laws was inadvertent.  Since our noncompliance with such laws was discovered earlier this year, we have filed a Registration Statement on Form S-8, have qualified the offer and sale of shares under the ESPP in Utah, are in the process of applying to qualify the offer and sale of shares under the ESPP in California and are voluntarily making this rescission offer.

Rescission Offer and Price

We are offering to rescind a total of 312,806 shares of common stock issued under our ESPP to current and former employees while they resided in any of California, Connecticut, Illinois, New Jersey, Utah, Texas or Washington.  These shares represent all of the ESPP shares we issued to residents of the these states for which a purchaser could claim a rescission right.  Such shares:

•      were purchased within the applicable federal and state statutes of limitation, and

•      are still held by the current and former employees who originally purchased them.

If our rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these shares of up to approximately $709,000, which includes estimated statutory interest through June 30, 2005.  These shares are held by our current and former employees, including two of our executive officers.  By making this rescission offer, we are not waiving any applicable statutes of limitations.

Specifically, this offer is being made to a total of 104 current and former employees who belong to one or more of the following groups:

•      82 current and former employees who purchased shares of our common stock pursuant to the ESPP during the purchase periods ended November 30, 2004 or May 31, 2005 who are residents of California, Connecticut, Illinois, New Jersey, Texas, Utah or Washington, at prices ranging from $3.38 to $3.52 per share;

•      56 current and former employees who purchased shares of our common stock pursuant to the ESPP during the purchase periods ended May 31, 2003, November 30, 2003 or May 31, 2004 who were, at the time of issuance, residents of California or Utah and are now residents of Arizona, California or Utah, at prices ranging from $0.65 to $5.21 per share; and

•      22 employees residing in California who enrolled in the ESPP for the offering period that began June 1, 2005, since we have not yet completed the qualification of the offer and sale of such shares with the Securities Regulation Division of the California Department of Corporations.

If you accept our rescission offer and you hold shares of our common stock, we will repurchase the shares you hold that are subject to the rescission offer at the price per share paid, plus interest, from the date of purchase through the date that the rescission offer expires.  We intend to use the legal rates of interest for the repurchase of the shares based on your state of residence when you purchased your shares. These interest rates are as follows:

State	Interest Rate
California	7%
Connecticut	6%
Illinois	10%
New Jersey	4%
Texas	6%
Utah	12%
Washington	8%

Acceptance

You may accept the rescission offer by completing, signing and delivering to us the enclosed election form (see Appendix A) indicating the shares to be repurchased and stock power representing the shares you are surrendering for repurchase (see Appendix B), on or before 5:00 p.m. [                        ], 2005, which date and time we refer to in this document as the expiration date.  All acceptances of the rescission offer will be deemed to be effective on the expiration date and the right to accept the rescission offer will terminate on the expiration date.  Acceptances or rejections may be revoked in a written notice to us, to the attention of Carolyn Peters, Corporate Paralegal, 170 South Main Street, Suite 900, Salt Lake City, Utah  84101, which is received prior to the expiration date. Within 15 business days after the expiration date, we will pay for any securities as to which the rescission offer has been validly accepted.

The rescission offer will terminate at 5:00 p.m., Utah time, on the expiration date.  If you submit an election form after that time on the expiration date, regardless of whether your form is otherwise complete, your election will not be accepted, and you will be deemed to have rejected our rescission offer.

Neither we nor our officers and directors make any recommendations to you with respect to the rescission offer contained herein. You are urged to read the rescission offer carefully and to make an independent evaluation with respect to its terms.

IF PERSONS DESIRING TO ACCEPT THE RESCISSION OFFER INTEND TO MAKE USE OF THE MAIL TO RETURN THEIR STOCK POWERS, INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED, IS RECOMMENDED.

Rejection or Failure to Affirmatively Accept

If you fail to accept, or if you affirmatively reject the rescission offer by so indicating on the enclosed election form, you will retain ownership of the shares in accordance with the terms of the ESPP and you will not receive any cash for those securities in connection with the rescission offer. Your shares will be registered and fully tradeable under the Securities Act of 1933, unless you are an affiliate of SCO within the meaning of Rule 144 or Rule 145, as the case may be. Your shares will remain subject to any applicable terms and conditions of the original agreement under which they were issued and any subsequent agreement relating to such shares.

Solicitation

We have not retained, nor do we intend to retain, any person to make solicitations or recommendations to you in connection with the rescission offer.

Effect of Rescission Offer

It is unclear whether the rescission offer will terminate our liability, if any, for failure to register or qualify the issuance of securities under federal securities laws. Accordingly, should the rescission offer be rejected by any or all offerees, we may continue to be contingently liable under the Securities Act of 1933 for the purchase price of approximately 57,000 shares subject to the rescission offer up to an aggregate amount of approximately $189,000, which includes estimated statutory interest through June 30, 2005.

Regardless of whether you accept the rescission offer, we believe that any remedies you may have after the rescission offer expires for our failure to register or qualify the issuance of securities would not be greater than the amount you would receive in the rescission offer.

Below is a discussion of our contingent liability in California and Utah, the states where we have issued shares under our ESPP in violation of registration or qualification requirements and which are covered by the rescission offer.

The holders of our shares that are the subject of this rescission offer who are residents of Connecticut, Illinois, New Jersey, Texas and Washington have a right of rescission under federal securities laws, but we believe that the shares issued by us in these states were issued pursuant to an exemption from registration or qualification available to us under the applicable securities laws of each state resulting in no state-law-based rescission right in these states.  Each state has different laws with respect to rights under common law and fraud and the following discussion of state law does not relate to the antifraud provisions of applicable securities laws or rights under common law or equity.

California

Under California law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the California Corporate Securities Law. The purchaser may sue to recover the consideration paid for such securities with interest at 7 percent per year, less the amount of any income received from ownership of the securities, upon the tender of such securities at any time prior to the earlier of the two-year anniversary of the noncompliance with the registration or qualification requirements or the one year anniversary of the discovery by the purchaser of the facts constituting such noncompliance.

However, we may terminate the rights of the purchasers to seek additional remedies under the California Corporate Securities Law by making a written rescission offer before suit is commenced by the purchaser, approved as to form by the California Commissioner of Corporations, where the offer:

•      states the respect in which liability under the registration or qualification requirements may have arisen;

•      offers to repurchase the securities for a cash price payable upon delivery of the securities or offering to pay the purchaser an amount in cash equal in either case to the amount recoverable by the purchaser, or offering to rescind the transaction by putting the parties back in the same position as before the transaction;

•      provides that such offer may be accepted by the purchaser at any time within a specified period of not less than 30 days after the date of receipt of the offer unless rejected earlier during such periods by the purchaser;

•      sets forth the provisions of the rescission offer requirements under the California Corporate Securities Law; and

•      contains such other information as the California Commissioner of Corporations may require by rule or order.

If the purchaser fails to accept such offer in writing within the specified time period of not less than 30 days after the date of receipt of the offer, that purchaser will no longer have any right of rescission under California law.

We must also file with the California Commissioner of Corporations, in such form as the California Commissioner of Corporations prescribes by rule, an irrevocable consent appointing the Commissioner of Corporations or its successor in office to be our attorney to receive services of any lawful process in any noncriminal suit, action or proceeding against us or our successor, which arises under California law after the consent has been filed with the same force and validity as if served personally on us.

We believe this rescission offer complies in all material respects with the rescission offer requirements of the California Corporate Securities Law.

Utah

Under Utah law, an issuer is civilly liable to a purchaser of its securities sold in violation of the registration or qualification requirements of the Utah Uniform Securities Act. The purchaser may sue either at law or in equity to recover the consideration paid for such securities, together with interest at the rate of 12 percent per year from the date of payment, costs and reasonable attorneys’ fees, less the amount of any income received on the securities, or for damages if the purchaser no longer owns the securities, at any time prior to the four-year anniversary of the noncompliance with the registration or qualification requirements, or two years after discovery of the facts constituting such noncompliance.

However, we may terminate the rights of the purchasers to seek additional remedies under the Utah Uniform Securities Act by making a written rescission offer, before suit, to refund the consideration paid together with interest at the rate of 12 percent per year from the date of payment, less the amount of any income received on the securities. If the purchaser owns the securities and fails to accept such offer within 30 days of its receipt, that purchaser will no longer have any right of rescission under Utah law. If the purchaser receives such offer at a time when the purchaser does not own the securities, that purchaser will no longer have any right of rescission under Utah law unless the purchaser rejects the offer in writing within 30 days of its receipt.

We believe that this rescission offer complies in all material respects with the rescission offer requirements of the Utah Uniform Securities Act.

Funding the Rescission Offer

The rescission offer will be funded from our existing cash balances.  If all persons eligible to participate accept our offer to repurchase common stock to the full extent, our results of operations, cash balances or financial condition will not be materially adversely affected.

Directors, Officers and Major Stockholders

Two of our officers, who hold 11,408 shares of common stock, all of which shares are subject to rescission, are eligible to participate in the rescission offer.  We have been advised that these officers do not intend to accept the rescission offer.  None of our directors is eligible to participate in this offer.  If our eligible officers do not participate in the rescission offer but all other eligible persons accept the rescission offer in full, our officers and directors would not materially increase their respective ownership interests in SCO.

U.S. FEDERAL INCOME TAX CONSEQUENCES

Scope of this Discussion

The following discussion summarizes the material U.S. federal income tax consequences of participating in our rescission offer.  This discussion is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to you as a result of participating in our rescission offer.  In addition, this discussion does not take into account your individual facts and circumstances, which may affect the U.S. federal income tax consequences to you of participating in our rescission offer.  This discussion also does not address the U.S. state and local or foreign tax consequences of participating in our rescission offer.  Accordingly, this discussion is not intended to be, and should not be construed as, legal or U.S. federal income tax advice.  You should consult your own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of participating in our rescission offer.

In addition, this discussion does not address the U.S. federal income tax consequences of participating in our rescission offer if you are subject to special U.S. federal income tax rules, including if (a) you are not a “U.S. person” (e.g., you are a non-resident alien), (b) you are liable for the alternative minimum tax, (c) you are not an individual, (d) you own our shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position, or (e) you hold our shares other than as a capital asset.

Authorities

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published IRS rulings, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, in effect and available, as of the date of this document.  Any of the authorities on which this discussion is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis.  This discussion does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

Treatment as Taxable Redemption

For U.S. federal income tax purposes, we intend to treat the purchase of our shares pursuant to our rescission offer as a taxable redemption, with the redemption price being equal to the full amount of cash paid to you (i.e., the sum of the price per share you paid for our shares plus interest).  However, the IRS may take the position that the redemption price should be equal only to the price per share you paid for our shares.  In that event, the portion of the redemption price in excess of the price per share you paid for our shares would be taxable as ordinary interest income to you.

Non-Disqualifying Disposition

Assuming that your sale of our shares pursuant to our rescission offer does not constitute a “disqualifying disposition” (as discussed below), you should recognize ordinary compensation income in an amount equal to the lesser of (a) the excess of the fair market value of our shares on the date you were granted the right to purchase our shares over the purchase price you paid for our shares or (b) the excess of the redemption price paid in our rescission offer over the purchase price you paid for our shares.  In addition, assuming that one or more of the Section 302(b) Tests (as defined below) is satisfied, you should recognize long-term gain in an amount equal to the excess, if any, of (a) the redemption price paid in our rescission offer over (b) the sum of the purchase price you paid for our shares plus the ordinary compensation income you recognize under the preceding sentence.

Under Section 302(b) of the Code, your sale of our shares pursuant to our rescission offer should be treated as a “sale or exchange” by you (rather than as a distribution by us, as discussed below) if the sale (a) results in a complete termination of your interest in us, (b) is substantially disproportionate, or (c) is not essentially equivalent to a dividend (the “Section 302(b) Tests”).

•      Your sale of our shares pursuant to our rescission offer should result in a “complete termination” of your interest in us if, pursuant to our rescission offer, either (a) we purchase all of our shares that you actually and constructively own or (b) we purchase all of our shares that you actually own and, with respect to any constructively owned shares, you are eligible to waive (and effectively waive) constructive ownership under the procedures described in Section 302(c)(2) of the Code.

•      Your sale of our shares pursuant to our rescission offer should qualify as “substantially disproportionate” if (a) your percentage ownership of our voting shares immediately after the sale is less than 80 percent of your percentage ownership of our voting shares immediately before the sale, (b) your percentage ownership of our common stock (whether voting or non-voting) immediately after the sale is less than 80 percent of your percentage ownership of our common stock immediately before the sale, and (c) you own less than 50 percent of the total combined voting power of all classes of our shares immediately after the sale.

•      Your sale of our shares pursuant to our rescission offer should qualify as “not essentially equivalent to a dividend” if you experience a “meaningful reduction” in the your proportionate interest in us as a result of the sale, which will depend on your individual facts and circumstances.

In applying each of the Section 302(b) Tests, you must take into account both shares actually owned by you and any shares considered as owned by you under certain constructive ownership rules set forth in Section 318 of the Code.  Under these constructive ownership rules, you generally should be considered to own (a) shares that you have the right to acquire by the exercise of an option or warrant, (b) shares owned by certain of your family members, and (c) shares owned by certain entities (such as corporations, partnerships, trusts, and estates) in which you own an interest or are a beneficiary.  You should consult your own financial advisor, legal counsel, or accountant regarding the Section 302(b) Tests and the constructive ownership rules of Section 318 of the Code.

If your sale of our shares pursuant to our rescission offer does not satisfy any of the Section 302(b) Tests, you should be treated as having received a distribution from us in an amount equal to the redemption price paid to you (without any reduction for the tax basis of our shares that you sold).  Such distribution should be taxable as a dividend to the extent of our current or accumulated “earnings and profits.” To the extent that such distribution exceeds our current and accumulated “earnings and profits,” such distribution (a) should first be treated as a tax-free return of capital to the extent of your tax basis in our shares and, (b) thereafter, should be treated as gain from the sale or exchange of our shares.  A dividend generally should be taxed at the same preferential tax rates applicable to long-term capital gains.

Disqualifying Disposition

A disposition of our shares should be treated as a “disqualifying disposition” if such disposition occurs prior to (a) two years after the date you were granted the right to purchase our shares or (b) one year after the date you purchased our shares.

If your sale of our shares pursuant to our rescission offer constitutes a disqualifying disposition, you should recognize ordinary compensation income in an amount equal to the excess, if any, of (a) the fair market value of our shares on the date you purchased our shares over (b) the purchase price you paid for our shares.  This amount should be recognized as ordinary compensation income by you, even if the fair market value of our shares on the date you purchased our shares exceeds the redemption price paid in our rescission offer.  In addition, assuming that one or more of the Section 302(b) Tests discussed above is satisfied, you should recognize gain (or loss) in an amount equal to the excess (or deficiency), if any, of (a) the redemption price paid in our rescission offer over (b) the fair market value of our shares on the date you purchased our shares.  A capital gain (or loss) will be long-term or short-term, depending on whether you held our shares for more than one year after the date you purchased our shares.

No Legal Opinion or IRS Ruling

No legal opinion from U.S. legal counsel or ruling from the IRS has been requested, or will be obtained, regarding the U.S. federal income tax consequences of our rescission offer.  This discussion is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this discussion.  In addition, because the authorities on which this discussion is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this discussion.

Backup Withholding

We may be required to backup withhold 28% of the redemption price paid to you pursuant to our rescission offer if we do not currently have your correct U.S. taxpayer identification number or you do not provide us with your correct U.S. taxpayer identification number (generally on Form W-9).

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements. With the exception of historical facts, the statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect our current expectations and beliefs regarding our future results of operations, performance and achievements. The sections entitled “Offering Circular Summary” and “Business” also include forward-looking statements. These statements are subject to risks and uncertainties and are based upon assumptions and beliefs that may or may not materialize. These forward-looking statements include, but are not limited to, statements concerning:

•                  Our operating strategy to continue to support our existing users of our UNIX operating system products and to pursue SCOsource licensing opportunities and protect our intellectual property rights;

•                  Our intention to continue to maintain our core UNIX business in fiscal year 2005 by continuing our research and development efforts;

•                  Our belief that our OpenServer and UnixWare products will continue to provide a revenue stream in fiscal year 2005 and our belief that revenue from such products will continue to decline;

•                  Our expectation that our sales channel should continue to provide reliable UNIX operating systems for small-to-medium sized business customers;

•                  Our intention to focus our development resources on our new version of our OpenServer 6 product and maintaining our updated UnixWare products released in fiscal year 2004;

•                  Our intention to focus development resources on augmenting our current UNIX products and our application products with other products that will solve business problems for our existing installed base of customers;

•                  Our expectation that hardware and software vendors, as well as software developments, will continue to turn their certification and application development efforts toward Linux and elect not to continue to support or certify to our UNIX operating system products;

•                  Our expectation that developing a 64-bit version of our operating system technology will give customers confidence in their commitment to our technologies;

•                  Our intention to continue to pursue our SCOsource initiatives in fiscal year 2005;

•                  Our belief that the future success of our SCOsource initiatives will depend on our ability to protect our intellectual property;

•                  Our intention to vigorously defend legal claims and counterclaims brought against us by others;

•                  Our intention to continue to pursue our litigation against IBM, Novell, AutoZone, and DaimlerChrysler;

•                  Our expectation that maintaining our strategic alliances with solution providers in fiscal year 2005 will be critical to the success of our UNIX business and the success of our OpenServer 6 product;

•                  Our intention to keep our relationships with key partners in certain vertical markets;

•                  Our expectation that product enhancements to improve our UNIX technology will extend the life and improve the functionality of our UNIX products and our belief that such improvements will not result in significant revenue increases;

•                  Our belief that such product enhancements to our UNIX technology will help prolong our OpenServer revenue stream for future quarters;

•                  Our intention to continue to review the status of our existing UNIX license agreements with UNIX vendors in fiscal year 2005 and pursue large vendor contracts such as those completed in fiscal year 2003;

•                  Our intention to continue to pursue our SCOsource IP licensing initiative against those that may be violating our UNIX copyrights;

•                  Our expectation that our UNIX business will generate positive cash flow during fiscal year 2005;

•                  Our belief that our allowance for doubtful accounts receivable will remain consistent with our prior experience;

•                  The strength of our intellectual property rights and contractual claims regarding UNIX generally and specifically the strength of our claim that unauthorized UNIX source code and derivatives of UNIX source code are contained in Linux;

•                  Our expectation that total UNIX revenue for fiscal year 2005 will decline from UNIX revenue generated in fiscal year 2004;

•                  Our belief that competition from Linux and other operating systems will continue in fiscal year 2005 and future periods;

•                  Our expectation that we will continue to be unable to predict the amount and timing of SCOsource licensing revenue, and when generated, the revenue will be sporadic;

•                  Our expectation that future services revenue will depend in part on our ability to generate UNIX products revenue from new customers as well as the renewal of annual support and services agreements from existing UNIX customers;

•                  Our expectation for fiscal year 2005 that the dollar amount of our cost of products revenue will be less than in fiscal year 2004;

•                  Our expectation for fiscal year 2005 that the dollar amount of our cost of SCOsource licensing revenue will be lower than fiscal year 2004;

•                  Our expectation for fiscal year 2005 that the dollar amount of our cost of services revenue will be lower than fiscal year 2004;

•                  Our expectation for fiscal year 2005 that the dollar amount of our sales and marketing expense will be lower than fiscal year 2004;

•                  Our expectation for fiscal year 2005 that the dollar amount of our research and development expenses will be lower than fiscal year 2004;

•                  Our expectation for fiscal year 2005 that the dollar amount of our general and administrative expenses will be lower than fiscal year 2004;

•                  Our expectation for the remaining quarters of fiscal year 2005 that the dollar amount of our cost of products revenue will be generally consistent to that generated in the second quarter of fiscal year 2005;

•                  Our expectation for the remaining quarters of fiscal year 2005 that the dollar amount of our cost of services revenue will be generally consistent to that generated in the second quarter of fiscal year 2005;

•                  Our expectation for the remaining quarters of fiscal year 2005 that the dollar amount of our sales and marketing expenses will be generally consistent to that generated in the second quarter of fiscal year 2005;

•                  Our expectation for the remaining quarters of fiscal year 2005 that the dollar amount of our research and development expenses will be generally consistent to that generated in the second quarter of fiscal year 2005;

•                  Our expectation for the remaining quarters of fiscal year 2005 that the dollar amount of our general and administrative expenses will be generally consistent to that generated in the first quarter of fiscal year 2005;

•                  Our intention to use the cash and equivalents and available-for-sale securities as of April 30, 2005 to maintain our UNIX business and pursue our SCO Litigation;

•                  Our belief that our legal costs related to the SCO Litigation will decrease in fiscal year 2005 compared to fiscal year 2004, exclusive of any contingent payments;

•                  Our belief that our legal costs related to the SCO Litigation for the remaining quarters of fiscal year 2005 will be generally consistent to that generated in the first and second quarters of fiscal year 2005, exclusive of any contingent payments;

•                  Our belief that our facilities are adequate for our business;

•                  Our belief that certain legal actions to which we are a party will not have a material adverse effect on our results of operations or financial position; and

•                  Our belief that our UNIX business will generate sufficient cash in fiscal 2005 to cover our internal costs related to our SCOsource initiatives and the SCO Litigation, and that we will have sufficient cash resources to fund our operations through fiscal 2005.

We wish to caution readers that our operating results are subject to various risks and uncertainties that could cause our actual results and outcomes to differ materially from those discussed or anticipated, including the success of our SCOsource initiatives, competition from other operating systems, particularly Linux, the amount and timing of SCOsource licensing revenue, our ability to enhance our UNIX operating systems and maintain our UNIX business, and the factors set forth under “Risk Factors” above. We also wish to advise readers not to place any undue reliance on the forward-looking statements contained in this offering circular, which reflect our beliefs and expectations only as of the date of this offering circular. We assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances or any changes in our beliefs or expectations, other than as required by law.

MARKET FOR THE REGISTRANT’S COMMON EQUITY

Market Price of Our Common Stock

Our common stock initially traded on The Nasdaq National Market beginning in March 2000 but has been traded on The Nasdaq SmallCap Market since February 2003. In September 2002, we changed our trading symbol from “CALD” to “SCOX.” The table below sets forth the range of high and low closing prices of our common stock as reported on The Nasdaq National Market and The Nasdaq SmallCap Market, as applicable, for the last two fiscal years and the first and second quarters of fiscal 2005.

	SCO Common Stock
	High	Low
Fiscal Year 2005
Quarter ended January 31, 2005	$4.99	$2.85
Quarter ended April 30, 2005	4.60	3.42

Fiscal Year 2004
Quarter ended January 31, 2004	19.08	13.65
Quarter ended April 30, 2004	14.40	6.27
Quarter ended July 31, 2004	6.34	4.03
Quarter ended October 31, 2004	5.10	2.98

Fiscal Year 2003
Quarter ended January 31, 2003	1.70	1.22
Quarter ended April 30, 2003	3.27	1.09
Quarter ended July 31, 2003	14.84	3.21
Quarter ended October 31, 2003	20.50	9.29

On July 20, 2005, the closing sales price for our common stock as reported by The Nasdaq SmallCap Market was $3.88. As of July 18, 2005, there were 336 holders of common stock of record.

DIVIDEND POLICY

We have not historically declared or paid any cash dividends on shares of our common stock and plan to retain our future earnings, if any, to fund the development and growth of our business.

SELECTED FINANCIAL DATA

The following selected financial data set forth below should be read in conjunction with the consolidated financial statements and the related notes in this offering circular and in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing below. The selected statement of operations data for the years ended October 31, 2004, 2003 and 2002 and the selected balance sheet data as of October 31, 2004 and 2003 are derived from, and are qualified by reference to, the audited consolidated financial statements and related notes in this offering circular.

The selected statement of operations data for the years ended October 31, 2001 and 2000 and the selected balance sheet data as of October 31, 2002, 2001 and 2000 are derived from audited consolidated financial statements not appearing in this offering circular. The selected financial data as of April 30, 2005 and for the six months ended April 30, 2005 and 2004 have been derived from unaudited financial statements in this offering circular. In the opinion of management, these unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for these periods and as of such date. The selected financial data set forth below is not necessarily indicative of our future results of operations or financial performance.

	Six Months Ended April 30,		Years Ended October 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Statement of Operations Data:
Total revenue	$18,123	$21,529	$42,809	$79,254	$64,241	$40,441	$4,274
Gross margin	$9,039	$9,421	$15,711	$59,332	$45,925	$25,518	$253
Income (loss) from operations	$(6,065)	$(14,576)	$(28,573)	$3,436	$(24,176)	$(133,636)	$(31,999)
Net income available (loss applicable) to common stockholders	$(4,923)	$(17,212)	$(16,227)	$5,304	$(24,877)	$(131,357)	$(39,176)
Basic net income (loss) per common share	$(0.28)	$(1.23)	$(1.07)	$0.43	$(1.93)	$(10.92)	$(4.76)
Diluted net income (loss) per common share	$(0.28)	$(1.23)	$(1.07)	$0.34	$(1.93)	$(10.92)	$(4.76)
Weighted average basic common shares	17,831	13,960	15,155	12,261	12,893	12,024	8,231
Weighted averaged diluted common shares	17,831	13,960	15,155	15,679	12,893	12,024	8,231

	As of April 30,	As of October 31,
	2005	2004	2003	2002	2001	2000
Balance Sheet Data:
Cash and cash equivalents	$8,145	$12,693	$64,428	$6,589	$20,541	$36,560
Working capital (deficit)	12,489	15,413	37,168	(6,332)	14,401	88,680
Total assets	36,552	55,400	94,952	37,406	74,859	107,518
Long-term liabilities	342	343	508	1,625	5,925	—
Redeemable preferred stock	—	—	29,671	—	—	—
Common stock subject to rescission	851	528	—	—	—	—
Total stockholders’ equity	17,069	21,702	19,516	8,177	34,604	102,215

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements, the related notes and other financial information appearing elsewhere in this offering circular.

Business Focus

We generate revenue from sales of product and services from our UNIX business and from sales of SCOsource intellectual property, or IP, licenses and vendor licenses from our SCOsource business.

UNIX Business.  Our UNIX business serves the needs of small-to-medium sized businesses, including replicated site franchisees of Fortune 1000 companies, by providing reliable, cost effective UNIX operating systems and software products to power computers running on Intel architecture.  Our largest source of UNIX business revenue is derived from existing customers through our worldwide, indirect, leveraged channel of partners which includes distributors and independent solution providers.  We have a presence in a number of countries that provide support and services to customers and resellers.  The other principal channel for selling and marketing our UNIX products is through existing customers that have a large number of replicated sites or franchisees.

We access these corporations through their information technology or purchasing departments with our Area Sales Managers, or ASMs, in the United States and through our reseller channel in countries outside the United States.  In addition, we also sell our operating system products to original equipment manufacturers, or OEMs.  Our sales of UNIX products and services during the last several periods have been primarily to pre-existing UNIX customers and not newly acquired customers.  Our UNIX business revenue depends significantly on our ability to market and sell our products to existing customers and to generate upgrades from existing customers.

The following table shows the operating results of the UNIX business for the three and six months ended April 30, 2005 and 2004 (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004

Revenue	$9,228	$10,126	$18,023	$21,498
Cost of revenue	1,309	1,891	2,702	4,018
Gross margin	7,919	8,235	15,321	17,480
Sales and marketing	2,956	4,117	5,746	9,128
Research and development	2,027	2,797	3,995	5,477
General and administrative	1,866	1,710	3,538	3,882
Other	600	3,577	1,208	4,799
Total operating expenses	7,449	12,201	14,487	23,286
Income (loss) from operations	$470	$(3,966)	$834	$(5,806)

Revenue from our UNIX business decreased by $898,000, or 9 percent, for the second quarter of fiscal year 2005 compared to the second quarter of fiscal year 2004 and decreased by $3,475,000, or 16 percent, for the first two quarters of fiscal year 2005 compared to the first two quarters of fiscal year 2004.  The revenue from this business has been declining over the last several quarters primarily as a result of increased competition from alternative operating systems, particularly Linux.  If revenue from our UNIX business continues to decline and we are unable to generate positive cash flow, our UNIX business will be adversely impacted.

In an effort to attain profitability in our UNIX business, we have decreased our operating costs and streamlined our operations.  Operating costs for our UNIX business decreased from $12,201,000 for the second quarter of fiscal year 2004 to $7,449,000 for the second quarter of fiscal year 2005 and decreased from $23,286,000 for the first two quarters of fiscal year 2004 to $14,487,000 for the first two quarters of fiscal year 2005.  These cost reductions have primarily been attributable to reduced headcount, continued operational efficiencies generated in our UNIX business, the elimination of certain write-offs and severance and exit costs, as well as from the consolidation of certain facilities.

In our UNIX business, we have reduced the number of full-time equivalent employees from 263 as of April 30, 2004 to 164 as of April 30, 2005.  We have taken these headcount reductions and reduced other discretionary spending while still maintaining a worldwide presence.  Based on our cost-cutting actions, we anticipate that our UNIX business will continue to generate income from operations and positive cash flow throughout fiscal year 2005.

The decline in our UNIX business revenue may be accelerated if industry partners withdraw their support as a result of our SCOsource initiatives.  The decline in our UNIX business and our SCOsource initiatives may cause industry partners, developers and hardware and software vendors to choose not to support or certify to our UNIX operating system products.  This would lead to an accelerated decline in revenue from our UNIX business.

An important initiative for our UNIX business for the 2005 fiscal year has been the release of the next major upgrade to our OpenServer product, OpenServer 6, in June 2005.  This new version provides increased system reliability, backward compatibility with existing applications and software, increased application and hardware support, integration with widely used internet applications and increased system performance.  We anticipate that these enhancements will not have a direct impact on our short-term OpenServer revenue because of the long adoption cycle for new operating system purchases and our long operating system product sales cycle, but we believe that they will help prolong our OpenServer revenue stream for future quarters.

SCOsource Business.  During the 2003 fiscal year, we became aware that our UNIX code and derivative works had been inappropriately included in the Linux operating system.  We believe the inclusion of our UNIX code and derivative works in Linux has been a major contributor to the decline in our UNIX business because users of Linux generally do not pay for the operating system but pay only minimal fees, if any, for service and maintenance.  The Linux operating system competes directly with our OpenServer and UnixWare products and has taken significant market share from these products.

In an effort to protect our UNIX intellectual property, we initiated our SCOsource business.  The initiatives of this business include seeking to enter into license agreements with UNIX vendors and offering SCOsource IP licenses to Linux and other end users allowing them to continue to use our UNIX source code and derivative works found in Linux.  We believe that our SCOsource licensing revenue opportunities have been adversely impacted by our outstanding dispute with Novell over our UNIX copyright ownership, which may have caused many potential customers to delay or forego licensing until an outcome in this legal matter has been reached.

During fiscal year 2004, we began assigning direct resources to the SCOsource business for sales and marketing, research and development and general and administrative.  The following table shows the operating results of the SCOsource business for the three and six months ended April 30, 2005 and 2004 (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004

Revenue	$30	$11	$100	$31
Cost of revenue	2,889	4,567	6,382	8,090
Gross deficit	(2,859)	(4,556)	(6,282)	(8,059)
Sales and marketing	7	581	154	591
Research and development	90	71	202	98
General and administrative	170	—	261	22
Other	—	—	—	—
Total operating expenses	267	652	617	711
Loss from operations	$(3,126)	$(5,208)	$(6,899)	$(8,770)

Revenue from our SCOsource business increased from $11,000 in the second quarter of fiscal year 2004 to $30,000 for the second quarter of fiscal year 2005 and increased from $31,000 in the first two quarters of fiscal year 2004 to $100,000 for the first two quarters of fiscal year 2005.  Revenue in the above-mentioned periods was primarily attributable to sales of our SCOsource IP licenses.  Because of the uncertainties related to our SCOsource business, we are unable to estimate the amount and timing of future SCOsource licensing revenue.

This uncertainty represents a significant risk and challenge for us, both in the short and long term.  If we do receive revenue from this source, it may be sporadic and fluctuate from quarter to quarter.  Our SCOsource initiatives are unlikely to produce a stable or predictable revenue stream for the foreseeable future.  We are unlikely to generate significant revenue from our SCOsource business unless and until we prevail in our SCO Litigation with IBM, Red Hat, Novell, Daimler Chrysler and AutoZone.  Additionally, the success of these initiatives may depend on the strength of our intellectual property rights and contractual claims regarding UNIX, including the strength of our claim that unauthorized UNIX source code and derivative works are prevalent in Linux.

Cost of revenue, which primarily includes legal and professional fees incurred in connection with the SCO Litigation, decreased from $4,567,000 in the second quarter of fiscal year 2004 to $2,889,000 in the second quarter of fiscal year 2005 and decreased from $8,090,000 in the first two quarters of fiscal year 2004 to $6,382,000 in the first two quarters of fiscal year 2005.  The decrease in cost of revenue is primarily attributable to our modified fee agreement with the law firms representing us in the SCO Litigation that has significantly reduced our ongoing and future operating expenses.  Operating expenses for sales and marketing, research and development and general and administrative decreased in the second quarter of and first two quarters of fiscal year 2005 from the second quarter and first two quarters of fiscal year 2004, which was attributable to decreased personnel and related costs.

Our future success with our SCOsource initiatives and future revenue from SCOsource initiatives will depend on our ability to protect our UNIX intellectual property.

Critical Accounting Policies

Our critical accounting policies and estimates include the following:

•                  Revenue recognition;

•                  Deferred income taxes and related valuation allowances;

•                  Severance and exit costs;

•                  Impairment of long-lived assets; and

•                  Allowances for doubtful accounts.

Revenue Recognition.  We recognize revenue in accordance with Statement of Accounting Position, or SOP, 97-2, as modified by SOP 98-9.  Revenue recognition in accordance with these pronouncements is complex due to the nature and variability of our sales transactions.  We recognize products revenue upon shipment if a signed contract exists, the fee is fixed or determinable, collection of the resulting receivable is probable and product returns are reasonably estimable.

The majority of our revenue transactions relate to product–only sales.  On occasion we have revenue transactions that include multiple elements (such as products, maintenance, technical support services and other services).  For software agreements that have multiple elements, we allocate revenue to each component of the contract based on vendor specific objective evidence, or VSOE.  VSOE is established when such elements are sold separately.  We recognize revenue when the criteria for product revenue recognition set forth above have been met.  If VSOE of all undelivered elements exists, but VSOE does not exist for one or more delivered elements, then revenue is recognized using the residual method.  Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the license fee is recognized as revenue in the period when persuasive evidence of an arrangement is obtained assuming all other revenue recognition criteria are met.  We recognize revenue allocated to undelivered products when the criteria for revenue recognition set forth above have been met.

Estimates used in revenue recognition include the determination of credit-worthiness of our customers, verification of sales-out reporting to end users through our two-tier distribution channel and the estimation of potential returns.  In addition to these estimates, we also provide reserves against revenue based on historical trends and experience.  To the extent our estimates are incorrect, or we are not able to maintain VSOE, our recognized revenue could be adversely impacted and would harm our results of operations.  Additionally, if our business conditions change or our revenue contracts begin to contain more multiple elements, our revenue recognition in future periods may be impacted because a larger component of revenue may be deferred.

Deferred Income Taxes and Related Valuation Allowance.  The amount, and ultimate realization, of our deferred income tax assets depends, in part, upon the tax laws in effect, our future earnings and other future events, the effects of which cannot be determined.  We have provided a valuation allowance of $66,655,000 against our entire net deferred tax asset as of October 31, 2004.  The valuation allowance was recorded because of our history of net operating losses and the uncertainties regarding our future operating profitability and taxable income.

Severance and Exit Costs.  Since fiscal year 2001, we have undertaken significant restructuring activities to reduce our ongoing cost of operations.  All restructurings that occurred prior to fiscal year 2003 were accounted for in accordance with Emerging Issues Task Force, or EITF, No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.”  For restructuring activities initiated beginning with fiscal year 2003, we have accounted for the one-time termination benefits, contract termination costs and other associated costs in accordance with SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.”  Other severance benefits have been accounted for in accordance with SFAS No. 112 “Employers’ Accounting for Postemployment Benefits” and SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits.”

Each restructuring has required us to make estimates and assumptions related to losses on vacated facilities, provisions for termination benefits, outplacement costs and other costs.  Pursuant to the relevant accounting literature, we may record an accrual for amounts associated with a restructuring that are not paid in the current period.  We regularly evaluate the adequacy of the accruals based on changes in estimates.  We may incur future charges for new restructuring activities.  As of April 30, 2005, we did not have any amounts accrued for severance and exit costs.

Impairment of Long-lived Assets.  We review our long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable.  We evaluate, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment.  The carrying value of a long-lived asset is considered impaired when the anticipated cumulative undiscounted cash flows of the related asset or group of assets is less than the carrying value.  In that event, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair market value of the long-lived asset.

Write-downs of intangible assets may be necessary if the future fair value of these assets is less than carrying value.  If the operating trends for our UNIX or SCOsource businesses continue to decline, we may be required to record an impairment charge in a future period related to the carrying value of our long-lived assets.

Allowance for Doubtful Accounts.  We offer credit terms on the sale of our products to a majority of our customers and require no collateral from these customers.  We perform ongoing credit evaluations of our customers’ financial condition and maintain an allowance for doubtful accounts based upon our historical collection experience and expected collectibility of all accounts receivable and have applied these policies consistently throughout the last three fiscal years.  Our allowance for doubtful accounts, which is determined based on our historical experience and a specific review of customer balances, was $149,000 as of April 30, 2005.  Our past experience has resulted in minimal differences from the actual amounts provided for bad debts and our recorded estimates.  However, our actual bad debts in future periods may differ from our current estimates and the differences may be material, which may have an adverse impact on our future accounts receivable and cash position.

Results of Operations

The following table presents our results of operations for the three and six months ended April 30, 2005 and 2004 (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
Statement of Operations Data:	2005	2004	2005	2004

Revenue:
Products	$7,838	$8,415	$15,142	$18,127
SCOsource licensing	30	11	100	31
Services	1,390	1,711	2,881	3,371
Total revenue	9,258	10,137	18,123	21,529
Cost of revenue:
Products	563	818	1,207	1,623
SCOsource licensing	2,889	4,567	6,382	8,090
Services	746	1,073	1,495	2,395
Total cost of revenue	4,198	6,458	9,084	12,108
Gross margin	5,060	3,679	9,039	9,421
Operating expenses:
Sales and marketing	2,963	4,698	5,900	9,719
Research and development	2,117	2,868	4,197	5,575
General and administrative	2,036	1,710	3,799	3,904
Loss on disposition of long-lived assets	—	2,139	—	2,139
Severance and exit costs	—	682	—	682
Amortization of intangibles	593	593	1,186	1,380
Stock-based compensation	7	163	22	598
Total operating expenses	7,716	12,853	15,104	23,997
Loss from operations	(2,656)	(9,174)	(6,065)	(14,576)
Equity in income of affiliate	17	37	70	74
Other income, net	800	2,422	1,309	6,185
Provision for income taxes	(123)	(966)	(237)	(1,094)
Net loss	(1,962)	(7,681)	(4,923)	(9,411)
Dividends on redeemable convertible preferred stock	—	(7,045)	—	(7,801)
Net loss applicable to common stockholders	$(1,962)	$(14,726)	$(4,923)	$(17,212)

THREE AND SIX MONTHS ENDED APRIL 30, 2005 AND 2004

Revenue

	Three Months Ended April 30,
	2005	Change	2004

Revenue	$9,258,000	(9)%	$10,137,000

	Six Months Ended April 30,
	2005	Change	2004

Revenue	$18,123,000	(16)%	$21,529,000

Revenue for the second quarter of fiscal year 2005 decreased by $879,000, or 9 percent, from the second quarter of fiscal year 2004, and revenue for the first two quarters of fiscal year 2005 decreased by $3,406,000, or 16 percent, from the first two quarters of fiscal year 2004.  These decreases were primarily attributable to a continued decline in our UNIX business.

Revenue generated from our UNIX business and SCOsource business is as follows:

	Three Months Ended April 30,
	2005	Change	2004

UNIX revenue	$9,228,000	(9)%	$10,126,000
Percent of total revenue	100%		100%
SCOsource revenue	30,000	173%	11,000
Percent of total revenue	0%		0%

	Six Months Ended April 30,
	2005	Change	2004

UNIX revenue	$18,023,000	(16)%	$21,498,000
Percent of total revenue	99%		100%
SCOsource revenue	100,000	223%	31,000
Percent of total revenue	1%		0%

The decrease in revenue in the UNIX business of $898,000 for the second quarter of fiscal year 2005 compared to the second quarter of fiscal year 2004 and the decrease in UNIX revenue of $3,475,000 for the first two quarters of fiscal year 2005 compared to the first two quarters of fiscal year 2004 was primarily attributable to continued competition from other operating systems, particularly Linux.  We anticipate that for the remainder of fiscal year 2005 our UNIX business and the related revenue from the UNIX business will face significant competition from Linux and other operating systems.  The increase in SCOsource revenue for the second quarter and first two quarters of fiscal year 2005 compared to the second quarter and first two quarters of fiscal year 2004 was primarily attributable to increased sales of SCO IP licenses.

Sales of our UNIX products and services during the second quarter and first two quarters of fiscal year 2005 were primarily to pre-existing customers.  Our UNIX business revenue depends significantly on our ability to market our products to existing customers and to generate upgrades from existing customers.  Our UNIX revenue may be lower than currently anticipated if we are not successful with our existing customers or if we lose the support of any of our existing hardware and software vendors or our key industry partners withdraw their marketing and certification support or direct their support to our competitors.  This may occur as a result of the decline of our UNIX business and our SCOsource initiatives.

Products Revenue

	Three Months Ended April 30,
	2005	Change	2004

Products revenue	$7,838,000	(7)%	$8,415,000
Percent of total revenue	85%		83%

	Six Months Ended April 30,
	2005	Change	2004

Products revenue	$15,142,000	(16)%	$18,127,000
Percent of total revenue	84%		84%

Our products revenue consists of software licenses for UNIX products such as OpenServer and UnixWare, as well as sales of UNIX-related products.  Products revenue also includes revenue derived from OEMs, distribution partners and large accounts.  We rely heavily on our two-tier distribution channel and any disruption in our distribution channel could have an adverse impact on future revenue.

The decrease in products revenue of $577,000 from the second quarter of fiscal year 2005 compared to the second quarter of fiscal year 2004 and the decrease of $2,985,000 from the first two quarters of fiscal year 2005 compared to the first two quarters of fiscal year 2004 was primarily attributable to decreased sales of OpenServer and UnixWare products primarily resulting from increased competition in the operating system market, particularly Linux.  We believe that this competition from Linux and other operating systems will continue for the remainder of fiscal year 2005 and future periods.

Our products revenue was derived primarily from sales of our OpenServer and UnixWare products.  Other products revenue consists mainly of product maintenance and other UNIX-related products.  Revenue for these products was as follows:

	Three Months Ended April 30,
	2005	Change	2004

OpenServer revenue	$4,664,000	2%	$4,580,000
Percent of products revenue	60%		54%
UnixWare revenue	2,391,000	(1)%	2,425,000
Percent of products revenue	30%		29%
Other products revenue	783,000	(44)%	1,410,000
Percent of products revenue	10%		17%

	Six Months Ended April 30,
	2005	Change	2004

OpenServer revenue	$8,677,000	(11)%	$9,782,000
Percent of products revenue	57%		54%
UnixWare revenue	4,527,000	(12)%	5,163,000
Percent of products revenue	30%		28%
Other products revenue	1,938,000	(39)%	3,182,000
Percent of products revenue	13%		18%

OpenServer and UnixWare revenue for the second quarter of fiscal year 2005 was essentially flat as compared to the second quarter of fiscal year 2004.  The decrease in other products revenue for the second quarter of fiscal year 2005 compared to the second quarter of fiscal year 2004 was primarily attributable to decreased product maintenance sales.

The decreases in revenue for the first two quarters of fiscal year 2005 as compared to the first two quarters of fiscal year 2004 for OpenServer, UnixWare and other products are all primarily the result of continued competition from other operating systems, particularly Linux.

SCOsource Licensing Revenue

	Three Months Ended April 30,
	2005	Change	2004

SCOsource licensing revenue	$30,000	173%	$11,000
Percent of total revenue	0%		0%

	Six Months Ended April 30,
	2005	Change	2004

SCOsource licensing revenue	$100,000	223%	$31,000
Percent of total revenue	1%		0%

We initiated our SCOsource business for the purpose of protecting our intellectual property rights in our UNIX source code and derivative works.  SCOsource licensing revenue was $30,000 in the second quarter of fiscal year 2005 compared to revenue of $11,000 generated in the second quarter of fiscal year 2004.  SCOsource licensing revenue was $100,000 in the first two quarters of fiscal year 2005 compared to revenue of $31,000 in the first two quarters of fiscal year 2004.  Our SCOsource licensing revenue was primarily generated from the sales of SCO IP licenses.

We are unable to predict the amount and timing of future SCOsource licensing revenue, and when generated, the revenue will be sporadic.

Services Revenue

	Three Months Ended April 30,
	2005	Change	2004

Services revenue	$1,390,000	(19)%	$1,711,000
Percent of total revenue	15%		17%

	Six Months Ended April 30,
	2005	Change	2004

Services revenue	$2,881,000	(15)%	$3,371,000
Percent of total revenue	16%		16%

Services revenue consists primarily of annual and incident technical support fees, engineering services fees, professional services and consulting fees, and education fees.  These fees are typically charged and invoiced separately from UNIX products sales.  The decrease in services revenue of $321,000, or 19 percent, from the second quarter of fiscal year 2004 as compared to the second quarter of fiscal year 2005 and the decrease in services revenue of $490,000, or 15 percent, from the first two quarters of fiscal year 2004 as compared to the first two quarters of fiscal year 2005, was in part due to the decrease in products revenue, fewer customers renewing services agreements and a decrease in professional services revenue.

The majority of our support and professional services revenue continues to be derived from services for UNIX-based operating system products.  Our future level of services revenue depends in part on our ability to generate UNIX products revenue from new customers as well as to renew annual support and services agreements with existing UNIX customers.

Cost of Products Revenue

	Three Months Ended April 30,
	2005	Change	2004

Cost of products revenue	$563,000	(31)%	$818,000
Percentage of products revenue	7%		10%

	Six Months Ended April 30,
	2005	Change	2004

Cost of products revenue	$1,207,000	(26)%	$1,623,000
Percentage of products revenue	8%		9%

Cost of products revenue consists of manufacturing costs, royalties to third-party vendors, technology costs and overhead costs.  Cost of products revenue decreased by $255,000, or 31 percent, in the second quarter of fiscal year 2005 as compared to the second quarter of fiscal year 2004 and decreased by $416,000, or 26 percent, in the first two quarters of fiscal year 2005 compared to the first two quarters of fiscal year 2004.  This decrease in the dollar amount of cost of products revenue was primarily attributable to lower products revenue, lower manufacturing costs, decreased royalties to third party vendors and lower amortized technology costs.

For the remaining quarters of fiscal year 2005, we expect the dollar amount of our cost of products revenue to be generally consistent with cost of products revenue incurred in the second quarter of fiscal year 2005 and that cost of products revenue as a percentage of products revenue for the remaining quarters of fiscal year 2005 will be generally consistent to that incurred in the second quarter of fiscal year 2005.

Cost of SCOsource Licensing Revenue

	Three Months Ended April 30,
	2005	Change	2004

Cost of SCOsource licensing revenue	$2,889,000	(37)%	$4,567,000

	Six Months Ended April 30,
	2005	Change	2004

Cost of SCOsource licensing revenue	$6,382,000	(21)%	$8,090,000

Cost of SCOsource licensing revenue includes legal and professional fees incurred in connection with our SCO Litigation, the salaries and related personnel costs of SCOsource employees, and an allocation of corporate costs.

Cost of SCOsource licensing revenue decreased by $1,678,000 during the second quarter of fiscal year 2005 as compared to the second quarter of fiscal year 2004 and decreased by $1,708,000 during the first two quarters of fiscal year 2005 as compared to the first two quarters of fiscal year 2004.  The decrease in costs in the second quarter of fiscal year 2005 compared to the second quarter of fiscal year 2004 was primarily attributable to decreased legal costs incurred in connection with our SCO Litigation as a result of our modified engagement agreement with the law firms representing us in the SCO Litigation.

According to the terms of our engagement agreement with the law firms described in more detail below in “—Liquidity and Capital Resources,” we anticipate that the dollar amount of our cost of SCOsource licensing for the remaining quarters of fiscal year 2005 will be generally consistent with the costs incurred in the first and second quarters of fiscal year 2005.  However, future legal fees may include contingency payments made to the law firms as a result of a settlement, judgment, certain licensing fees or a sale of our company, which could cause cost of SCOsource licensing revenue to be higher than anticipated.

Cost of Services Revenue

	Three Months Ended April 30,
	2005	Change	2004

Cost of services revenue	$746,000	(30)%	$1,073,000
Percentage of services revenue	54%		63%

	Six Months Ended April 30,
	2005	Change	2004

Cost of services revenue	$1,495,000	(38)%	$2,395,000
Percentage of services revenue	52%		71%

Cost of services revenue includes the salaries and related personnel costs of employees delivering services revenue as well as third-party service agreements.  Cost of services revenue decreased by $327,000, or 30 percent, for the second quarter of fiscal year 2005 compared to the second quarter of fiscal year 2004 and decreased by $900,000, or 38 percent, for the first two quarters of fiscal year 2005 compared to the first two quarters of fiscal year 2004.  This decrease was primarily attributable to reduced employee and related costs.

For the remaining quarters of fiscal year 2005, we expect the dollar amount of our cost of services revenue to be generally consistent to cost of services revenue incurred in the second quarter of fiscal year 2005 and that cost of services revenue as a percentage of services revenue for the remaining quarters of fiscal year 2005 will be generally consistent to that incurred in the second quarter of fiscal year 2005.

Sales and Marketing

	Three Months Ended April 30,
	2005	Change	2004

Sales and marketing expense	$2,963,000	(37)%	$4,698,000
Percentage of total revenue	32%		46%

	Six Months Ended April 30,
	2005	Change	2004

Sales and marketing expense	$5,900,000	(39)%	$9,719,000
Percentage of total revenue	33%		45%

Sales and marketing expenses primarily consist of the salaries, commissions and other personnel costs of employees involved in the revenue generation process, as well as advertising and corporate allocations.  The decrease in sales and marketing expense of $1,735,000, or 37 percent, from the second quarter of fiscal year 2004 compared to the second quarter of fiscal year 2005 and the decrease of $3,819,000, or 39 percent, from the first two quarters of fiscal year 2004 compared to the first two quarters of fiscal year 2005 was primarily attributable to reductions in sales and marketing employees, reduced travel expenses, less commissions and lower advertising costs.  Our sales and marketing full-time equivalent employees decreased from 82 as of April 30, 2004 to 52 as of April 30, 2005.

For the remaining quarters of fiscal year 2005, we anticipate that the dollar amount of sales and marketing expense will be generally consistent to that incurred in the second quarter of fiscal year 2005.

Research and Development

	Three Months Ended April 30,
	2005	Change	2004

Research and development expense	$2,117,000	(26)%	$2,868,000
Percentage of total revenue	23%		28%

	Six Months Ended April 30,
	2005	Change	2004

Research and development expense	$4,197,000	(25)%	$5,575,000
Percentage of total revenue	23%		26%

Research and development expenses primarily consist of the salaries and benefits of software engineers, consulting expenses and corporate allocations.  Research and development expense decreased by $751,000, or 26 percent, from the second quarter of fiscal year 2005 compared to the second quarter of fiscal year 2004 and decreased by $1,378,000, or 25 percent, from the first two quarters of fiscal year 2005 compared to the first two quarters of fiscal year 2004 and was primarily attributable to work force reductions.  Our research and development full-time equivalent employees decreased from 85 as of April 30, 2004 to 52 as of April 30, 2005.

For the remaining quarters of fiscal year 2005, we anticipate that the dollar amount of research and development expense will be generally consistent to that incurred in the second quarter of fiscal year 2005.

General and Administrative

	Three Months Ended April 30,
	2005	Change	2004

General and administrative expense	$2,036,000	19%	$1,710,000
Percentage of total revenue	22%		17%

	Six Months Ended April 30,
	2005	Change	2004

General and administrative expense	$3,799,000	(3)%	$3,904,000
Percentage of total revenue	21%		18%

General and administrative expenses primarily consist of the salaries and benefits of finance, human resources, and executive management and expenses for professional services such as legal and accounting and corporate allocations.  General and administrative expense increased by $326,000, or 19 percent, during the second quarter of fiscal year 2005 as compared to the second quarter of fiscal year 2004 and decreased by $105,000, or 3 percent, during the first two quarters of fiscal year 2005 as compared to the first two quarters of fiscal year 2004.  The increase in general and administrative expense during the second quarter of fiscal year 2005 compared to the second quarter of fiscal year 2004 was primarily attributable to legal and accounting costs incurred in connection with the restatement of our 2004 quarterly financial statements.  The decrease in general and administrative expense for the first two quarters of fiscal year 2005 compared to the first two quarters of fiscal year 2004 was primarily attributable to lower personnel and related costs offset by the increased costs related to the restatement mentioned above.  Our general and administrative full-time equivalent employees decreased from 54 as of April 30, 2004 to 29 as of April 30, 2005.

For the remaining quarters of fiscal year 2005, we anticipate that the dollar amount of general and administrative expenses will be generally consistent to that incurred in the first quarter of fiscal year 2005 as the second quarter contained non-recurring costs related to the restatement of our 2004 quarterly financial statements.  However, due to the new compliance and reporting regulations under the Sarbanes-Oxley Act and other new regulatory requirements, general and administrative expenses may vary as we implement policies and procedures to comply with these new requirements.

Loss on Impairment of Long-lived Assets

We recorded a loss on impairment of long-lived assets totaling $2,139,000 for the second quarter and first two quarters of fiscal year 2004.  The impairment related to goodwill and intangible assets acquired in connection with our acquisition of Vultus, Inc. in June 2003.  We concluded that an impairment triggering event occurred during the three months ended April 30, 2004 as an impending partnership that would solidify the Vultus revenue and cash flow opportunities did not materialize.  Consequently, we concluded that no significant future cash flows related to our Vultus assets would be realized.  We performed an impairment analysis of our recorded goodwill related to the Vultus reporting unit in accordance with SFAS No. 142.  Additionally, an impairment analysis of the intangible assets was performed in accordance with SFAS No. 144.  As a result of these analyses, we wrote-down the carrying value of our goodwill related to our Vultus acquisition from $1,166,000 to $0, and wrote-down the intangible assets related to our Vultus acquisition from $973,000 to $0.

We did not incur any impairment charges in the second quarter or first two quarters of fiscal year 2005.

Severance and Exit Costs

Severance and exit costs were $0 and $682,000 for the second and first two quarters of fiscal year 2005 and 2004, respectively.  The costs incurred in such periods of fiscal year 2004 were primarily attributable to headcount reductions.

The following table shows the activity related to the accrual for severance and exit costs for the first two quarters of fiscal year 2005 (in thousands):

	Balance at November 1, 2004	Additions	Payments	Balance at April 30, 2005

Ongoing severance and other	$401	$—	$(401)	$—

Amortization of Intangibles

	Three Months Ended April 30,
	2005	Change	2004

Amortization of intangibles	$593,000	0%	$593,000
Percentage of total revenue	6%		6%

	Six Months Ended April 30,
	2005	Change	2004

Amortization of intangibles	$1,186,000	(14)%	$1,380,000
Percentage of total revenue	7%		6%

During the second quarter of fiscal years 2005 and 2004, we recorded $593,000 for the amortization of intangible assets with definite lives.  For the first two quarters of fiscal years 2005 and 2004, we recorded $1,186,000 and $1,380,000, respectively, in amortization.  The decrease of $194,000, or 14 percent, from the first two quarters of fiscal year 2005 compared to the first two quarters of fiscal year 2004 was primarily attributable to reduced amortization expense recorded on certain assets acquired from Vultus in June 2003 that were written down to $0 during fiscal year 2004.

Stock-based Compensation

	Three Months Ended April 30,
	2005	Change	2004

Stock-based compensation	$7,000	(96)%	$163,000
Percentage of total revenue	0%		2%

	Six Months Ended April 30,
	2005	Change	2004

Stock-based compensation	$22,000	(96)%	$598,000
Percentage of total revenue	0%		3%

Stock-based compensation consisted of the following components for the second and first two quarters of fiscal years 2005 and 2004 (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004

Amortization of stock-based compensation	$7	$113	$22	$223
Options, warrants and shares for services	—	50	—	283
Modifications to options	—	—	—	92
Total	$7	$163	$22	$598

As of April 30, 2005, we had amortized all amounts related to deferred compensation.

Equity in Income (Losses) of Affiliate

We account for our ownership interests in companies in which we own at least 20 percent and less than 50 percent using the equity method of accounting.  Under the equity method, we record our portion of the entities’ net income or net loss in our consolidated statements of operations.  As of April 30, 2005, the carrying value of our investments was related to our 30 percent ownership in a Chinese company.

During the second quarter of fiscal years 2005 and 2004, we recorded $17,000 and $37,000, respectively, that related to equity in income of this entity, and during the first two quarters of fiscal years 2005 and 2004, we recorded $70,000 and $74,000, respectively.

Other Income (Expense), net

Other income (expense), net consisted of the following components for the second and first two quarters of fiscal years 2005 and 2004 (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004

Interest income	$98	$242	$135	$512
Change in fair value of derivative	—	2,300	—	5,924
Other income (expense), net	702	(120)	1,174	(251)
Total	$800	$2,422	$1,309	$6,185

Interest income decreased by $144,000 from the second quarter of fiscal year 2004 to the second quarter of fiscal year 2005 and decreased by $377,000 from the first two quarters of fiscal year 2004 to the first two quarters of fiscal year 2005 and was primarily attributable to a decrease in our cash and available-for-sale securities balances.

The income recorded on the change in fair value of derivative for the second and first two quarters of fiscal year 2004 related to the decrease in fair value of this instrument and marking it to market at each balance sheet date.  The derivative financial instrument was eliminated during the second quarter of fiscal year 2004.

The increase in other income (expense), net, for the first two quarters of fiscal year 2005 compared to the first two quarters of fiscal year 2004 was primarily attributable to two items: (1) the collection of a note receivable from Vintela, Inc. as described in more detail in Note 9 to our unaudited condensed consolidated financial statements below in “Financial Statements and Supplementary Data”, which note receivable was originally received in April 2003, but because we received the note receivable in exchange for the transfer of certain software to a related party and there was substantial doubt concerning the ability of Vintela to repay the note, no gain was recognized until the first quarter of fiscal year 2005 when we received payment; and (2) the sale of shares we held in Troll Tech AS as described in more detail in Note 4 to our unaudited condensed consolidated financial statements below in “Financial Statements and

Supplementary Data”.  The Troll Tech shares had been written off in fiscal year 2001, but because they were sold during the second quarter of fiscal year 2005, we recorded income on the proceeds received.

Provision for Income Taxes

The provision for income taxes was $123,000 in the second quarter of fiscal year 2005 and $966,000 in the second quarter of fiscal year 2004.  The provision for income taxes was $237,000 in the first two quarters of fiscal year 2005 and $1,094,000 in the first two quarters of fiscal year 2004.  Our provision for income taxes is primarily related to earnings in foreign subsidiaries and withholding taxes on revenue generated in certain locations.  The decrease in the provision for income taxes for both the second quarter and first two quarters of fiscal year 2005 as compared to the second quarter and first two quarters of fiscal year 2004 is attributable to an accrual for withholding taxes of $710,000 that was made in the second quarter of fiscal year 2004 which taxes were estimated to be paid in connection with the operations of the Indian branch of our United Kingdom subsidiary, SCO Group, Ltd.

Dividends Related to Series A Convertible Preferred Stock

We had no dividends in either the second quarter or first two quarters of fiscal year 2005.

In connection with completing the February 5, 2004 exchange of all the then outstanding shares of Series A Convertible Preferred Stock for shares of our Series A-1 Convertible Preferred Stock, we removed the carrying value of the Series A shares and related derivative and recorded the fair value of the Series A-1 shares issued in the exchange transaction.  The difference between these two amounts was $6,305,000 and was recorded as a non-cash dividend for the second quarter and first two quarters of fiscal year 2004.

Additionally, with respect to the Series A 1 shares, we accrued dividends of $740,000 for the second quarter of fiscal year 2004 and $1,496,000 in dividends for the first two quarters of fiscal year 2004.  We repurchased all outstanding Series A 1 shares in July 2004.

Fiscal Years Ended October 31, 2004, 2003 and 2002

The following table presents our results of operations for the fiscal years ended October 31, 2004, 2003 and 2002 (in thousands):

	Years Ended October 31,
Statement of Operations Data:	2004	2003	2002
Revenue:
Products	$35,352	$45,028	$52,975
SCOsource licensing	829	25,846	—
Services	6,628	8,380	11,266
Total revenue	42,809	79,254	64,241
Cost of revenue:
Products	3,221	4,068	7,558
SCOsource licensing	19,743	9,500	—
Services	4,134	6,354	10,758
Total cost of revenue	27,098	19,922	18,316
Gross margin	15,711	59,332	45,925
Operating expenses:
Sales and marketing	17,038	24,392	29,554
Research and development	10,612	11,012	17,558
General and administrative	7,626	6,230	9,307
Severance and exit costs	3,168	498	6,728
Amortization of intangibles	2,566	3,190	2,853
Loss on disposition and impairment of long-lived assets	2,355	164	1,796
Write-off of investments	—	250	1,180
Stock-based compensation	919	1,204	1,125
Compensation to law firms	—	8,956	—
Total operating expenses	44,284	55,896	70,101
Income (loss) from operations	(28,573)	3,436	(24,176)
Equity in income (losses) of affiliates	111	(62)	(50)
Other income (expense), net	6,507	2,827	(168)
Provision for income taxes	(1,395)	(774)	(483)
Net income (loss)	(23,350)	5,427	(24,877)
Contributions from (dividends on) redeemable convertible preferred stock	7,123	(123)	—
Net income available (loss applicable) to common stockholders	$(16,227)	$5,304	$(24,877)

Revenue

	2004	Change	2003	Change	2002
Revenue	$42,809,000	(46)%	$79,254,000	23%	$64,241,000

Revenue for fiscal year 2004 decreased by $36,445,000, or 46 percent, from fiscal year 2003. This decrease was primarily attributable to significantly lower SCOsource licensing revenue in the 2004 fiscal year compared to the 2003 fiscal year as well as a continued decline in our UNIX business. Revenue for fiscal year 2003 increased by $15,013,000, or 23 percent, from fiscal year 2002, and this increase was primarily attributable to vendor license fees generated from our SCOsource licensing initiatives offset by decreases in UNIX products and services revenue.

Revenue generated from our UNIX business and SCOsource business is as follows:

	2004	Change	2003	Change	2002
UNIX revenue	$41,980,000	(21)%	$53,408,000	(17)%	$64,241,000
Percent of total revenue	98%		67%		100%
SCOsource revenue	829,000	(97)%	25,846,000	n/a	—
Percent of total revenue	2%		33%		0%

The decrease in revenue in the UNIX business of $11,428,000 for fiscal year 2004 compared to fiscal year 2003 and the decrease of $10,833,000 for fiscal year 2003 compared to fiscal year 2002 was primarily attributable to continued competition from other operating systems, particularly Linux. We anticipate that for fiscal year 2005 our total UNIX revenue will decline from UNIX revenue generated in fiscal year 2004.

The decrease in SCOsource licensing revenue of $25,017,000 in fiscal year 2004 from fiscal year 2003 was primarily attributable to minimal vendor licensing revenue in fiscal year 2004 compared to significant vendor licensing revenue generated in fiscal year 2003 as a result of two large vendor licenses.

Sales of our UNIX products and services during fiscal year 2004 were primarily to pre-existing customers. Our UNIX business revenue depends significantly on our ability to market our products to existing customers and to generate upgrades from existing customers. Our UNIX revenue may be lower than currently anticipated if we are not successful with our existing customers or if we lose the support of any of our existing hardware and software vendors or our key industry partners withdraw their marketing and certification support or direct their support to our competitors. This may occur as a result of the decline of our UNIX business and our SCOsource initiatives.

Products Revenue

	2004	Change	2003	Change	2002
Products revenue	$35,352,000	(21)%	$45,028,000	(15)%	$52,975,000
Percent of total revenue	83%		57%		82%

Our products revenue consists of software licenses for UNIX products such as OpenServer and UnixWare, as well as sales of UNIX-related products. Products revenue also includes revenue derived from OEMs, distribution partners and large accounts. We rely heavily on our two-tier distribution channel and any disruption in our distribution channel could have an adverse impact on future revenue.

The decrease in products revenue of $9,676,000 from fiscal year 2004 compared to fiscal year 2003 and the decrease of $7,947,000 from fiscal year 2003 compared to fiscal year 2002 was primarily attributable to decreased sales of OpenServer and UnixWare products primarily resulting from increased competition in the operating system market, particularly Linux. We believe that this competition from Linux will continue in fiscal year 2005 and future periods.

Our products revenue was derived primarily from sales of our OpenServer and UnixWare products. Other products revenue consists mainly of product maintenance and other UNIX-related products. Revenue for these products was as follows:

	2004	Change	2003	Change	2002
OpenServer revenue	$18,467,000	(17)%	$22,162,000	(24)%	$29,108,000
Percent of products revenue	52%		49%		55%
UnixWare revenue	11,125,000	(21)%	14,083,000	(0)%	14,154,000
Percent of products revenue	32%		31%		27%
Other products revenue	5,760,000	(34)%	8,783,000	(10)%	9,713,000
Percent of products revenue	16%		20%		18%

The decreases in revenue for OpenServer, UnixWare and other products are all primarily the result of increased competition, particularly from Linux operating system providers.

SCOsource Licensing Revenue

	2004	Change	2003	Change	2002
SCOsource licensing revenue	$829,000	(97)%	$25,846,000	n/a	$—
Percent of total revenue	2%		33%		—

We initiated our SCOsource business for the purpose of protecting our intellectual property rights in our UNIX source code and derivative works. SCOsource licensing revenue was $829,000 in fiscal year 2004, down significantly from revenue of $25,846,000 generated in fiscal year 2003. We did not generate any revenue from this source in fiscal year 2002. The SCOsource revenue in fiscal year 2004 was primarily attributable to SCOsource IP license sales and the SCOsource licensing revenue in fiscal year 2003 was primarily attributable to fees associated with two significant vendor licenses. We believe and allege that our decrease in revenue in fiscal year 2004 was in part attributable to our outstanding dispute with Novell over our UNIX copyright ownership, which may have caused potential customers to delay or forego licensing until an outcome in this legal matter has been reached.

We are unable to predict the amount and timing of future SCOsource licensing revenue, and, when generated, we expect that such revenue will be sporadic.

Services Revenue

	2004	Change	2003	Change	2002
Services revenue	$6,628,000	(21)%	$8,380,000	(26)%	$11,266,000
Percent of total revenue	15%		11%		18%

Services revenue consists primarily of annual and incident technical support fees, engineering services fees, professional services and consulting fees, and education fees. These fees are typically charged and invoiced separately from UNIX products sales. The decrease in services revenue of $1,752,000, or 21 percent, from fiscal year 2003 as compared to fiscal year 2004 as well as the decrease in services revenue in fiscal year 2002, compared to fiscal year 2003 of $2,886,000, or 26 percent, was in part due to the decrease in products revenue as well as fewer customers renewing services agreements.

The majority of our support and professional services revenue continues to be derived from services for UNIX-based operating system products. Our future level of services revenue depends in part on our ability to generate UNIX products revenue from new customers as well as to renew annual support and services agreements with existing UNIX customers.

Cost of Products Revenue

	2004	Change	2003	Change	2002
Cost of products revenue	$3,221,000	(21)%	$4,068,000	(46)%	$7,558,000
Percentage of products revenue	9%		9%		14%

Cost of products revenue consists of manufacturing costs, royalties to third-party vendors, technology costs and overhead costs. Cost of products revenue decreased by $847,000, or 21 percent, in fiscal year 2004 as compared to fiscal year 2003 and decreased by $3,490,000, or 46 percent, in fiscal year 2003 compared to fiscal year 2002. This decrease in cost of products revenue was primarily attributable to lower products revenue, lower manufacturing costs, decreased royalties to third party vendors and lower amortized technology costs.

For fiscal year 2005, we expect the dollar amount of our cost of products revenue to be less than in fiscal year 2004 and, as a percentage of products revenue, to be consistent with the percentage achieved during fiscal year 2004.

Cost of SCOsource Licensing Revenue

	2004	Change	2003	Change	2002
Cost of SCOsource licensing revenue	$19,743,000	108%	$9,500,000	n/a	$—

Cost of SCOsource licensing revenue includes legal and professional fees incurred in connection with our SCO Litigation, the salaries and related personnel costs of SCOsource employees, and an allocation of corporate costs.

Cost of SCOsource licensing revenue increased by $10,243,000, or 108 percent, during fiscal year 2004 as compared to fiscal year 2003. The increase in costs in fiscal year 2004 compared to fiscal year 2003 was primarily attributable to increased legal costs incurred in connection with our SCO Litigation.

With the completion of the engagement agreement with the law firms representing us in our SCO Litigation as described elsewhere in this offering circular, we anticipate that the dollar amount of our cost of SCOsource licensing for fiscal year 2005 will be lower than fiscal year 2004. However, future legal fees may include contingency payments made to the law firms as a result of a settlement, judgment, certain licensing fees or a sale of our company, which could cause cost of SCOsource licensing revenue for fiscal year 2005 to be higher than fiscal year 2004.

Cost of Services Revenue

	2004	Change	2003	Change	2002
Cost of services revenue	$4,134,000	(35)%	$6,354,000	(41)%	$10,758,000
Percentage of services revenue	62%		76%		95%

Cost of services revenue includes the salaries and related personnel costs of employees delivering services revenue as well as third-party service agreements. Cost of services revenue decreased by $2,220,000, or 35 percent, for fiscal year 2004 compared to fiscal year 2003 and decreased by $4,404,000, or 41 percent, for fiscal year 2003 compared to fiscal year 2002. This decrease was attributable to reduced employee and related costs and the elimination of certain third-party support contracts.

For fiscal year 2005, we expect the dollar amount of our cost of services revenue to be less than that incurred in fiscal year 2004 and that cost of services revenue as a percentage of services revenue will be lower in fiscal year 2005 as compared to fiscal year 2004.

Sales and Marketing

	2004	Change	2003	Change	2002
Sales and marketing expense	$17,038,000	(30)%	$24,392,000	(17)%	$29,554,000
Percentage of total revenue	40%		31%		46%

Sales and marketing expenses consist of the salaries, commissions and other personnel costs of employees involved in the revenue generation process, as well as advertising and corporate allocations. The decrease in sales and marketing expense of $7,354,000, or 30 percent, from fiscal year 2003 to fiscal year 2004 and the decrease from fiscal year 2002 to fiscal year 2003 of $5,162,000, or 17 percent, was primarily attributable to reductions in sales and marketing employees, reduced travel expenses, less commissions and lower advertising costs. Sales and marketing expense as a percentage of revenue increased during fiscal year 2004 as compared to fiscal year 2003 as a result of lower revenue in the 2004 fiscal year. Our sales and marketing full-time equivalent employees decreased from 133 as of October 31, 2002, to 114 as of October 31, 2003, to 62 as of October 31, 2004.

For fiscal year 2005, we anticipate that the dollar amount of sales and marketing expenses will decrease from fiscal year 2004.

Research and Development

	2004	Change	2003	Change	2002
Research and development expense	$10,612,000	(4)%	$11,012,000	(37)%	$17,558,000
Percentage of total revenue	25%		14%		27%

Research and development expenses consist of the salaries and benefits of software engineers, consulting expenses and corporate allocations. Research and development expense decreased by $400,000, or 4 percent, from fiscal year 2004 compared to fiscal year 2003. During fiscal year 2004 our engineering efforts were focused on the release of UnixWare 7.1.4 and the continued development of the release of our SCO OpenServer 6 product. These development efforts required us to maintain our research and development infrastructure which limited our ability to cut costs in this area as significantly as we have done in other areas. The decrease in research and development expense in fiscal year 2003 of $6,546,000, or 37 percent, compared to fiscal year 2002 was primarily attributable to work force reductions. Research and development expense as a percentage of revenue increased in fiscal year 2004 as compared to fiscal year 2003 as a result of lower revenue in fiscal year 2004. Our research and development full-time equivalent employees decreased from 75 for fiscal years ended October 31, 2002 and 2003 to 64 as of October 31, 2004.

For fiscal year 2005, we anticipate that the dollar amount of research and development expenses will decrease from fiscal year 2004.

General and Administrative

	2004	Change	2003	Change	2002
General and administrative expense	$7,626,000	22%	$6,230,000	(33)%	$9,307,000
Percentage of total revenue	18%		8%		14%

General and administrative expenses consist of the salaries and benefits of finance, human resources, and executive management and expenses for professional services such as legal and accounting services and corporate allocations. General and administrative expense increased by $1,396,000, or 22 percent, during fiscal year 2004 as compared to fiscal year 2003. The increase in general and administrative expense was primarily attributable to increased legal costs as a result of corporate and regulatory legal matters not classified as cost of SCOsource licensing revenue and increased fees from other professional service providers. The decrease in general and administrative expense from fiscal year 2002 to fiscal year 2003 of $3,077,000, or 33 percent, was primarily attributable to staff centralization. General and administrative expenses as a percent of total revenue increased in fiscal year 2004 as a result of increased costs and lower revenue. Our general and administrative full-time equivalent employees decreased from 61 as of October 31, 2002, to 55 as of October 31, 2003, to 36 as of October 31, 2004.

For fiscal year 2005, we anticipate that the dollar amount of general and administrative expenses will decrease from fiscal year 2004. However, due to the new compliance and reporting regulations under the Sarbanes-Oxley Act and other new regulatory requirements, general and administrative expenses may vary as we implement policies and procedures to comply with these new requirements.

Severance and Exit Costs

	2004	Change	2003	Change	2002
Severance and exit costs	$3,168,000	536%	$498,000	(93)%	$6,728,000
Percentage of total revenue	7%		1%		10%

During fiscal years 2004, 2003 and 2002, we recorded severance and exit costs totaling $3,168,000, $498,000 and $6,728,000, respectively. The severance and exit costs for fiscal years 2004, 2003 and 2002 were comprised of termination payments made to employees in connection with reductions in headcount, closure of certain facilities and adjustments to previously recorded amounts as actual payments made were less than recorded accruals. The variation in severance and exit costs from fiscal year 2004 compared to fiscal year 2003 and from fiscal year 2003 compared to fiscal year 2002 is a result of the number of terminated employees and the size and number of facilities closed.

The detail of the severance and exit costs for fiscal years 2004, 2003 and 2002, are as follows (in thousands):

Fiscal 2004	Balance at November 1, 2003	Additions	Adjustments	Payments	Balance at October 31, 2004
One-time severance	$—	$309	$—	$(309)	$—
Ongoing severance and other	—	2,071	—	(1,670)	401
Facilities	348	788	—	(1,136)	—
Total	$348	$3,168	$—	$(3,115)	$401

Fiscal 2003	Balance at November 1, 2002	Additions	Adjustments		Payments	Balance at October 31, 2003
One-time severance	$—	$198	$—		$(198)	$—
Ongoing severance and other	560	1,388	(273)		(1,675)
Facilities	2,117	—	(815	)*	(954)	348
Total	$2,677	$1,586	$(1,088)		$(2,827)	$348

*                                         The facilities adjustment of $815,000 was the result of successfully negotiating out of lease commitments in connection with our company’s winding down of SCO Group, Ltd.

Fiscal 2002	Balance at November 1, 2001	Additions	Adjustments		Payments	Balance at October 31, 2002
Severance and other	$692	$4,053	$—		$(4,185)	$560
Facilities	2,052	4,236	(1,561	)*	(2,610)	2,117
Total	$2,744	$8,289	$(1,561)		$(6,795)	$2,677

*                                         The facilities adjustment of $1,561,000 was the result of successfully re-negotiating an existing lease commitment.

Amounts to be paid for severance and exit costs are included as accrued liabilities.

Amortization of Intangibles

	2004	Change	2003	Change	2002
Amortization of intangibles	$2,566,000	(20)%	$3,190,000	12%	$2,853,000
Percentage of total revenue	6%		4%		4%

During fiscal years 2004, 2003 and 2002, we recorded $2,566,000, $3,190,000 and $2,853,000, respectively, for the amortization of intangible assets with finite lives. The decrease of $624,000, or 20 percent, from fiscal year 2004 compared to fiscal year 2003 was primarily attributable to reduced amortization expense recorded on certain assets acquired from Vultus that were written down to $0 during fiscal year 2004 and therefore were not amortized for the last half of fiscal year 2004. The increase of $337,000 in fiscal year 2003 over fiscal year 2002 was attributed to amortization expense on assets acquired from Vultus.

Loss on Disposition and Impairment of Long-lived Assets

	2004	Change	2003	Change	2002
Loss on disposition and write-down of long-lived assets	$2,355,000	1,336%	$164,000	(91)%	$1,796,000
Percentage of total revenue	6%		0%		3%

During fiscal years 2004, 2003 and 2002, we recorded a write down of long-lived assets of $2,355,000, $164,000 and $1,796,000, respectively. The loss on disposition and write-down of long-lived assets recorded in fiscal year 2004 primarily related to goodwill and intangible assets acquired in connection with our acquisition of Vultus in June 2003. We concluded that an impairment triggering event occurred during fiscal year 2004 as we had a reduction in force that impacted our ability to move the Vultus initiative forward on a stand-alone basis and because an anticipated partnership that would have solidified the Vultus revenue and cash flow opportunities did not materialize. Consequently, we have concluded that no significant future cash flows related to our Vultus assets will be realized. The loss on disposition and write-down of long-lived assets recorded in fiscal years 2003 and 2002 were primarily attributable to assets written off in connection with restructurings that occurred during each fiscal year.

Write-offs of Investments

	2004	Change	2003	Change	2002
Write-offs of investments	$—	n/a	$250,000	(79)%	$1,180,000
Percentage of total revenue	0%		0%		2%

Management routinely assesses our investments for impairments and adjusts the carrying amounts to estimated realizable values when impairment has occurred. During fiscal year 2004, we did not have any write-offs of investments. During fiscal year 2003, in connection with the restructuring of our investment in and relationship with Vista.com, Inc., we recorded a write-off of our Vista investment and incurred a charge of $250,000. We had been accounting for our investment in Vista under the equity method of accounting.

During fiscal year 2002, we determined that the current carrying value of $1,180,000 related to our investment in Lineo, Inc. would not be recovered and was written off. This write-off was due to a significant deterioration in the operating results of Lineo and declines in general economic conditions. This investment had been accounted for under the cost method.

Stock-based Compensation

	2004	Change	2003	Change	2002
Stock-based compensation	$919,000	(24)%	$1,204,000	7%	$1,125,000
Percentage of total revenue	2%		2%		2%

Stock-based compensation consisted of the following components for fiscal years 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Amortization of stock-based compensation	$325	$866	$986
Reversal of previously recorded expense related to terminated employees	—	—	(565)
Options, warrants and shares for services	502	296	631
Modifications to options	92	42	73
Total	$919	$1,204	$1,125

As of October 31, 2004, there was a balance of approximately $22,000 in deferred compensation that will be amortized to stock-based compensation during fiscal year 2005.

Compensation to Law Firms

	2004	Change	2003	Change	2002
Compensation to law firms	$—	n/a	$8,956,000	n/a	$—
Percentage of total revenue	0%		11%		0%

During fiscal year 2003, we incurred contingency fees of $8,956,000, or 11 percent of revenue, related to our arrangement with the law firms representing us in the SCO Litigation in connection with the issuance of shares of our now retired Series A Convertible Preferred Stock. All payments to the law firms for legal fees incurred in connection with the SCO Litigation have been classified as cost of SCOsource licensing revenue.

Equity in Income (Losses) of Affiliate

We account for our ownership interests in companies in which we own at least 20 percent and less than 50 percent using the equity method of accounting. Under the equity method, we record our portion of the entities’ net income or net loss in our consolidated statements of operations. As of October 31, 2004, the carrying value of our investments was related to our 30 percent ownership in a Chinese company.

During fiscal years 2004, 2003 and 2002, we recorded $111,000, ($62,000) and ($50,000), respectively, that related to net income (losses) in these entities. The income reported in fiscal year 2004 was attributable to our portion of the net income generated by the above mentioned Chinese company. The losses in the 2003 and 2002 fiscal years were primarily attributable to losses generated from Vista.

Other Income (Expense), net

Other income (expense) consisted of the following components for fiscal years 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Interest income	$905	$188	$377
Interest expense	—	(3)	(206)
Change in fair value of derivative	5,924	2,845	—
Other expense, net	(322)	(203)	(339)
Total other income (expense), net	$6,507	$2,827	$(168)

Interest income increased by $717,000 from fiscal year 2003 to fiscal year 2004 and decreased by $189,000 from fiscal year 2003 to fiscal year 2002. The changes in interest income are the result of changes in our cash and available-for-sale securities balances.

Interest expense decreased by $203,000 from fiscal year 2002 compared to fiscal year 2003 as a result of interest expense recorded in the 2002 fiscal year on our outstanding note payable to Tarantella (f/k/a The Santa Cruz Operation). This note payable was paid during fiscal year 2002.

The income recorded on the change in fair value of derivative for fiscal year 2004 and fiscal year 2003 related to the decrease in fair value of this instrument and marking it to market at each balance sheet date. The derivative financial instrument was eliminated during the second quarter of fiscal year 2004.

Provision for Income Taxes

The provision for income taxes was $1,395,000 in fiscal year 2004, $774,000 in fiscal year 2003 and $483,000 in fiscal year 2002. The increase in the provision for income taxes of $621,000 in fiscal year 2004 compared to fiscal year 2003 was primarily attributable to accruals for withholding taxes that are estimated to be paid in connection with the operations of our Indian operations.

Other than the accrual previously mentioned, our provision for income taxes is primarily related to earnings in foreign subsidiaries.

As of October 31, 2004, we had net operating loss carry-forwards for U.S. federal and state income tax reporting purposes of approximately $121,448,000 that expire at various dates between 2019 and 2024. We had net deferred tax assets, including net operating loss carry-forwards and other temporary differences between book and tax deductions, totaling approximately $67,087,000 as of October 31, 2004. We also had net deferred tax liabilities of approximately $432,000 related to taxes on foreign earnings. A valuation allowance in the amount of $66,655,000, the difference between our deferred tax assets and liabilities, has been recorded as of October 31, 2004 as a result of uncertainties regarding the ultimate realizability of the net deferred tax asset balance.

Dividends Related to Series A Convertible Preferred Stock

In October 2003, we issued 50,000 shares of our Series A Convertible Preferred Stock for $1,000 per share. In connection with completing the February 5, 2004 exchange of shares of Series A-1 Convertible Preferred Stock for outstanding Series A shares, we removed the carrying value of the Series A shares and related derivative and recorded the fair value of the Series A-1 shares issued in the exchange transaction. The difference between these two amounts was $6,305,000 and was recorded as a non-cash dividend in fiscal year 2004.

In July 2004, we completed the repurchase of all Series A-1 shares held by BayStar. As a result of the repurchase, no Series A-1 shares remain outstanding, and we will not be required to continue to accrue or pay any dividends on the Series A-1 shares. We also recorded a capital contribution in the amount of $15,475,000, which represented the difference in the carrying value of the Series A-1 shares and accrued dividends less the fair value of the 2,105,263 shares of common stock and the $13,000,000 in cash.

If the repurchase had not occurred, dividends on the Series A-1 shares would have been paid after October 16, 2004, the first anniversary of the original Series A private placement, quarterly at a rate of 8 percent per annum, subject to annual increases of 2 percent per annum, not to exceed 12 percent per annum. We will no longer accrue dividends on preferred stock because the Series A-1 shares were repurchased. No dividends were paid on the Series A or Series A-1 shares.

The following table details the components of the dividends for fiscal years 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Accrual of dividends on preferred stock	$(2,047)	$(123)	$—
Exchange of Series A shares for Series A-1 shares	(6,305)	—	—
Repurchase of Series A-1 shares from BayStar	15,475	—	—
Total	$7,123	$(123)	$—

Quarterly Results of Operations

The following table sets forth certain unaudited quarterly statement of operations data for the last ten quarters. This information has been derived from our unaudited consolidated financial statements, which, in management’s opinion, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the audited consolidated financial statements and related notes in this offering circular. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

	Quarter Ended
	January 31, 2004	April 30, 2004	July 31, 2004	October 31, 2004	January 31, 2005	April 30, 2005
	(unaudited) (In thousands, except per share data)
Fiscal Year 2004 and Q1 and Q2 2005
Revenue	$11,392	$10,137	$11,205	$10,075	$8,865	$9,258
Gross margin	$5,742	$3,679	$2,190	$4,100	$3,979	$5,060
Loss from operations	$(5,402)	$(9,174)	$(7,387)	$(6,610)	$(3,409)	$(2,656)
Net income available (loss applicable) to common stockholders	$(2,486)	$(14,726)	$7,501	$(6,516)	$(2,961)	$(1,962)
Net income (loss) per common share
Basic	$(0.18)	$(1.04)	$0.49	$(0.37)	$(0.17)	$(0.11)
Diluted	$(0.18)	$(1.04)	$0.38	$(0.37)	$(0.17)	$(0.11)
Weighted average basic common shares	13,824	14,100	15,242	17,436	17,751	17,913
Weighted average diluted common shares	13,824	14,100	19,912	17,436	17,751	17,913

	Quarter Ended
	January 31, 2003	April 30, 2003	July 31, 2003	October 31, 2003
	(unaudited) (In thousands, except per share data)
Fiscal Year 2003
Revenue	$13,540	$21,369	$20,055	$24,290
Gross margin	$10,662	$16,222	$15,521	$16,927
Income (loss) from operations	$(738)	$4,925	$3,410	$(4,161)
Net income available (loss applicable) to common stockholders	$(724)	$4,500	$3,096	$(1,568)
Net income (loss) per common share
Basic	$(0.06)	$0.39	$0.25	$(0.12)
Diluted	$(0.06)	$0.33	$0.19	$(0.12)
Weighted average basic common shares	11,244	11,561	12,469	13,371
Weighted average diluted common shares	11,244	13,663	16,180	13,371

Fluctuations in Quarterly Results

Factors that may affect quarterly results include:

•                  the interest level of solution providers in recommending UNIX business solutions to end users;

•                  the contingency fees we may pay to the law firms representing us in the SCO Litigation;

•                  the level, magnitude and timing of SCOsource license revenue;

•                  the amount of legal fees incurred in connection with the SCO Litigation;

•                  the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

•                  changes in general economic conditions that could affect capital expenditures in the UNIX market; and

•                  changing business attitudes toward UNIX as a viable operating system alternative to other competing systems, especially Linux.

As a result of the factors listed above and elsewhere in “Disclosure Regarding Forward-Looking Statements” and “Risk Factors,” it is possible that in some future periods our results of operations may fall below management’s expectations as well as the expectations of public market analysts and investors. If revenue falls below management’s expectations in any quarter and we are unable to reduce expenses, our operating results will be lower than expected.

Liquidity and Capital Resources

During the six months ended April 30, 2005, we used cash of $17,702,000 in our operations.  The majority of this cash was used to pay accounts payable, accrued liabilities and ongoing expenses related to our SCO Litigation.  As of April 30, 2005, we have a total of $14,192,000 in cash and cash equivalents and available-for-sale securities and an additional $7,974,000 in restricted cash, of which $3,967,000 is designated to be used as payments for experts, consultants and other expenses in the SCO Litigation.  As a result of the engagement agreement between us and the law firms, we anticipate using cash of approximately $7,000,000 in the defense of our SCO Litigation during the remainder of the year ending October 31, 2005.  We expect that our UNIX business will generate sufficient cash in the year ending October 31, 2005 to cover our internal costs for our SCOsource initiatives and the SCO Litigation, and we believe we will have sufficient cash resources to fund our operations through October 31, 2005.

In the event that cash required to fund operations and strategic initiatives exceeds our current cash resources and cash generated from operating activities, we will be required to reduce costs and perhaps raise additional capital.  We may not be able to reduce costs in a manner that does not impair our ability to maintain our UNIX business and pursue our SCOsource initiatives.  We may also not be able to raise capital for any number of reasons including those listed under “Risk Factors” above.  If additional equity financing is available, it may not be available to us on attractive terms and may be dilutive to our existing stockholders.  In addition, if our stock price declines, we may not be able to access the public equity markets on acceptable terms, if at all.  Our ability to effect acquisitions for stock would also be impaired.

Our cash and equivalents balance decreased from $12,693,000 as of October 31, 2004 to $8,145,000 as of April 30, 2005.  During this same time period, our investment in available-for-sale securities decreased from $18,756,000 to $6,047,000.  Total cash and equivalents and available-for sale securities were $14,192,000 as of April 30, 2005.  We also have $3,967,000 classified as a component of restricted cash set aside to cover expert, consulting and other expenses related to our SCO Litigation.  During the first two quarters of fiscal year 2005, we expended a significant amount of cash to pay accounts payable, accrued liabilities and ongoing legal costs related to our intellectual property litigation.  We intend to use the cash and equivalents and available-for-sale securities as of April 30, 2005 to maintain our UNIX business and pursue our SCO Litigation.

Our net cash used in operating activities during the first two quarters of fiscal year 2005 was $17,702,000 and was attributable to a net loss of $4,923,000, non-cash items of $1,521,000 and changes in operating assets and liabilities of $14,300,000.  Our working capital decreased from $15,413,000 as of October 31, 2004 to $12,489,000 as of April 30, 2005 and was primarily attributable to payments made to the law firms for the SCO Litigation.

Our net cash used in operating activities during the first two quarters of fiscal year 2004 was $5,206,000.  Cash used in operating activities was attributable to a net loss of $9,411,000, non-cash expenses of $1,280,000 and from changes in operating assets and liabilities of $5,485,000.

Our investing activities have historically consisted of equipment purchases, investing in strategic partners and the purchase and sale of available-for-sale securities.  During the first two quarters of fiscal year 2005, cash provided by investing activities was $12,564,000, which was primarily a result of sales, net of purchases, of available-for-sale securities of $12,709,000, which amount was offset by purchases of equipment of $145,000.

During the first two quarters of fiscal year 2004, cash used in investing activities was $36,604,000, which was primarily a result of our purchase of available-for-sale securities, net of sales, of $36,209,000, equipment purchases of $186,000, and the purchase of the remaining minority interest in our Japanese subsidiary of $209,000.

Our financing activities provided $578,000 of cash in the first two quarters of fiscal year 2005.  The primary sources of cash were from the exercise of options to acquire common stock of $205,000 and proceeds of $373,000 received from the sale of common stock through our ESPP.

Our financing activities used $1,697,000 during the first two quarters of fiscal year 2004 and consisted primarily of cash used to purchase shares of our common stock on the open market of $2,414,000 and cash used to exchange Series A-1 for Series A shares of $212,000.  These uses of cash were offset from proceeds received from the exercise of stock options of $559,000 and proceeds from the purchase of shares of common stock by our employees through our ESPP of $370,000.

Fiscal Years Ended October 31, 2004, 2003 and 2002

Our net cash used in operations during fiscal year 2004 was $22,604,000 and was attributable to a net loss of $23,350,000, non-cash items of $922,000 and changes in operating assets and liabilities of $176,000. Our working capital decreased from $37,168,000 as of October 31, 2003 to $15,413,000 as of October 31, 2004.

Our net cash provided by operating activities during fiscal year 2003 was $12,087,000. Cash provided by operating activities was attributable to net income of $5,427,000, non-cash items totaled $11,610,000 and changes in operating assets and liabilities of $4,950,000. Our long-term liabilities decreased from $1,625,000 to $508,000 during fiscal year 2003.

Cash used in operating activities during fiscal year 2002 was $10,592,000 and was primarily attributable to the net loss of $24,877,000, partially offset by non-cash items of $10,101,000 and cash provided by changes in operating assets and liabilities of $4,184,000.

Our investing activities have historically consisted of equipment purchases, investing in strategic partners and the purchase and sale of available-for-sale securities. During fiscal year 2004, cash used in investing activities was $15,443,000, which was primarily a result of purchases, net of sales, of available-for-sale securities of $14,728,000, purchases of equipment of $506,000 and the purchase of the remaining minority interest in our Japanese subsidiary of $209,000.

During fiscal year 2003, cash used in investing activities was $5,512,000, which was primarily a result of our purchase of available-for-sale securities of $4,095,000, equipment purchases of $467,000 and our investment in non-marketable securities of $950,000.

During fiscal year 2002, cash provided by investing activities was $5,287,000, which was primarily generated from the sale of $5,943,000 of available-for-sale securities, offset by an investment in a non-marketable security of $350,000, cash paid for the purchase of equipment of $206,000 and payment of $100,000 to The Santa Cruz Operation.

Our financing activities used $13,864,000 of cash in fiscal year 2004. The primary uses of cash were $13,000,000 used for the repurchase and retirement of shares of our Series A-1 Convertible Preferred Stock, $2,414,000 for the purchase of shares of our common stock on the open market and $211,000 paid in connection with the issuance of the Series A-1 in exchange for outstanding Series A shares. These uses of cash were offset by proceeds generated from the exercise of options to acquire common stock of $951,000 and proceeds of $810,000 received from the sale of common stock through the ESPP.

Our financing activities provided $50,888,000 of cash during the fiscal year 2003 and consisted primarily of net proceeds of $47,740,000 generated from our issuance of 50,000 now retired Series A shares. Additional financing activities included proceeds received from the exercise of stock options of $2,056,000, proceeds from the purchase of shares of common stock by our employees through our ESPP of $236,000 and proceeds from the issuance of warrants of $856,000.

Our financing activities used $8,998,000 of cash during fiscal year 2002 and consisted primarily of a $5,000,000 payment to retire the note payable to The Santa Cruz Operation and $4,584,000 for the purchase of shares of our common stock held by two investors. These payments were offset by $291,000 of proceeds received from the exercise of stock options and $295,000 received from employees who purchased shares of our common stock through our employee stock purchase program.

Our net accounts receivable balance decreased from $6,638,000 as of October 31, 2004 to $6,325,000 as of April 30, 2005, primarily as a result of lower invoicing and revenue in the second quarter of fiscal year 2005 as compared to the fourth quarter of fiscal year 2004.  The majority of our accounts receivable are current and our allowance for doubtful accounts was $149,000 as of April 30, 2005, which represented approximately 2 percent of our gross accounts receivable balance.  This percentage of gross accounts receivable is consistent with our experience in prior periods, and we expect this trend to continue.  Our write-offs of uncollectible accounts during the first two quarters of fiscal year 2005 were not significant.

On October 31, 2004, we entered into the engagement agreement with the law firms representing us in the SCO Litigation.  The engagement agreement governs the relationship between us and the law firms in connection with their representation of us in the SCO Litigation, through the end of the current litigation between us and IBM.  Our purpose in entering into this engagement agreement was to limit the cash expenditures needed to pursue the SCO Litigation.  The engagement agreement provides for the payment of approximately $26,000,000 for attorney fees in connection with the SCO Litigation through the end of the current litigation between us and IBM and the escrow of at least $5,000,000 for the payment of any expert, consulting and other expenses.  As of April 30, 2005, we had paid $1,033,000 of expenses and the remaining $3,967,000 was classified as a component of restricted cash.

For future legal fees, the engagement agreement requires us to pay to the law firms $2,000,000 per quarter for each successive quarter which began September 1, 2004 and will end December 1, 2005 for a total amount of $12,000,000.  In the first two quarters of fiscal year 2005, we made the quarterly payments for September 2004, December 2004 and March 2005 for a total of $6,000,000.  The payment of these fees has had and will continue to have a material impact on our cash position.

In addition to the cash expenditures mentioned above, we must also pay one or more contingency fees upon any amount we or our stockholders may receive as a recovery from our litigation, our intellectual property licensing or a sale of our company.  The contingency fee amounts payable to the law firms will be, subject to certain credits and adjustments, as follows:

•                  33 percent of any aggregate recovery amounts received up to $350,000,000;

•                  plus 25 percent of any aggregate recovery amounts above $350,000,000 but less than or equal to $700,000,000;

•                  plus 20 percent of any aggregate recovery amounts in excess of $700,000,000.

The engagement agreement specifically provides that, except for the compensation obligations specifically described above, which includes the payment of any experts, consulting and other expenses, we will not be obligated to pay any legal fees, whether hourly, contingent or otherwise, to the law firms, or any other law firms that may be engaged by the law firms, in connection with the SCO Litigation through the end of the current litigation between us and IBM, including any appeals.

We have entered into operating leases for our corporate offices located in the United States and our international sales offices.  We have commitments under these leases that extend through fiscal year 2010.

The following table summarizes our contractual operating lease obligations and our required payments to the law firms as of April 30, 2005:

	Total	Less than 1 year	1 – 3 years	More than 3 years

Operating lease obligations	$3,506,000	$1,521,000	$1,917,000	$68,000
Payments to law firms	6,000,000	4,000,000	2,000,000	—
Total obligations	$9,506,000	$5,521,000	$3,917,000	$68,000

As of April 30, 2005, we did not have any long-term debt obligations, purchase obligations, other long-term liabilities or material capital lease obligations.

Our ability to cut costs to offset revenue declines in our UNIX business is limited because of contractual commitments to maintain and support our existing UNIX customers.  This decline in our UNIX business may be accelerated if industry partners withdraw their support as a result of our SCOsource initiatives.  Our SCOsource initiatives may cause industry partners, developers and hardware and software vendors to choose not to support or certify to our UNIX operating system products.  This would lead to an accelerated decline in our UNIX products and services revenue.  If our UNIX products and services revenue is less than expected, our liquidity will be adversely impacted.

As described in more detail under “Rescission Offer—Background,” we have issued shares of our common stock to our current and former employees under our ESPP without complying with the registration requirements of the Securities Act of 1933.  Our failure to register the issuance of these shares gives the employees who purchased them a right to rescind their purchases, or recover damages if they have sold their shares, for up to one year following their issuance.  We have also issued shares of our common stock under our ESPP to current and former employees residing in California, Utah and possibly other states without complying with the registration or qualification requirements of these states.  Our failure to register the shares issued under the ESPP in California and Utah gives the employees who purchased them a right to rescind their purchases or recover damages if they have sold their shares.

In this rescission offer, we are offering to rescind a total of 312,806 shares of common stock issued under our ESPP to current and former employees.  These shares represent all of the ESPP shares we issued in violation of federal or state registration or qualification requirements, were purchased within the applicable federal and state statutes of limitation, and are still held by the current and former employees who originally purchased them. If our rescission offer is accepted by all offerees, we could be required to make an aggregate payment to the holders of these shares of up to approximately $709,000, which includes estimated statutory interest through June 30, 2005.

We may also face additional rescission liability to plan participants holding unexercised stock options in California, Georgia and possibly other states.  Regulatory authorities may require us to pay fines or impose other sanctions on us.  Although we believe that it is reasonably possible that some plan participants holding unexercised options may accept a rescission offer or potentially attempt to enforce a rescission right, we are unable to estimate the number of participants who might pursue rescission or the potential rescission liability we may have to them.  Since any loss is considered reasonably possible but not estimable, we have not recorded a liability for this contingency.

We may also be required to pay interest and penalties up to statutory limits in connection with plan participants making rescission claims or in connection with any rescission offer.  We believe that it is reasonably possible that we may be required to pay interest and penalties, but are not able to estimate an amount.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”, a revision to SFAS No. 123 “Accounting for Stock-Based Compensation”, and superseding APB Opinion No. 25 “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. We have not yet evaluated the potential impact that the adoption of SFAS 123R will have on our consolidated financial position and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Foreign Currency Risk.  We have foreign offices and operations in Europe and Asia. As a result, a portion of our revenue is derived from sales to customers outside the United States. Our international revenue is denominated in U.S. dollars, Euros and United Kingdom Pounds. Most of the operating expenses related to our foreign-based operations are denominated in foreign currencies and therefore operating results are affected by changes in the U.S. dollar exchange rate in relation to foreign currencies such as the Euro, among others. If the U.S. dollar further weakens compared to the Euro, our operating expenses for foreign operations will be higher when translated back into U.S. dollars. Our revenue can also be affected by general economic conditions in the United States, Europe and other international markets. Our results of operations may be affected in the short term by fluctuations in foreign currency exchange rates.

We have in the past utilized foreign currency forward exchange contracts for market exposures of underlying assets and liabilities. We do not use forward exchange contracts for speculative or trading purposes. Our accounting policies for foreign exchange contracts are based on our designation of each contract. The criteria we use for designating each contract include such contract’s effectiveness in risk reduction and one-to-one matching of forward exchange contracts to underlying assets and liabilities. Gains and losses on currency forward contracts that are firm commitments are deferred and recognized in income in the same period that the underlying transactions are settled. Gains and losses on currency forward contracts that are designated and effective for existing transactions are recognized in income in the same period as losses and gains on the underlying transactions are recognized and generally offset. Gains and losses on any instruments not meeting the above criteria are recognized in income in the current period. As of April 30, 2005, we had no outstanding instruments classified as hedges.

Interest Rate Risk.  The primary objective of our cash management strategy is to invest available funds in a manner that assures maximum safety and liquidity and maximizes yield within such constraints. We believe that a hypothetical movement in interest rates, either up or down, would not have a material adverse impact on our cash and equivalents and available-for-sale securities. We do not borrow money for short-term investment purposes.

Investment Risk.  We have invested in equity instruments of privately held and public companies in the technology industry for business and strategic purposes. Investments are accounted for under the cost method if our ownership is less than 20 percent and we are not able to exercise influence over operations. Our investment policy is to regularly review the assumptions and operating performance of these companies and to record impairment losses when events and circumstances indicate that these investments may be impaired. As of April 30, 2005, our investments balance was approximately $630,000 and was related to our investment in a 30 percent owned Chinese company.

The stock market in general, and the market for shares of technology companies in particular, has experienced price fluctuations. In addition, factors such as new product introductions by our competitors or developments in the litigation related to our SCOsource initiatives may have a significant impact on the market price of our common stock. Furthermore, quarter-to-quarter fluctuations in our results of operations may have a significant impact on the market price of our common stock. These conditions could cause the price of our common stock to fluctuate substantially over short periods of time.

BUSINESS

Historical Information

We originally incorporated as Caldera Systems, Inc., a Utah corporation, in August 1998, and reincorporated as a Delaware corporation in March 2000, when we completed an initial public offering of our common stock. In May 2001, we formed a new holding company in Delaware under the name of Caldera International, Inc. to acquire substantially all of the assets and operations of the server and professional services groups of The Santa Cruz Operation, now known as Tarantella, Inc. In connection with this acquisition, Caldera Systems became a wholly-owned subsidiary of Caldera International. Former holders of shares and options to purchase shares of Caldera Systems received an equal number of shares and options to purchase shares in Caldera International. On May 16, 2003, our stockholders approved our corporate name change from Caldera International to The SCO Group, Inc.

UNIX Business

Background

Our core business focus is to serve the needs of small-to-medium sized businesses, including branch offices and franchisees of Fortune 1000 companies, by providing reliable, cost-effective UNIX operating systems and software products to power computers based on the Intel architecture. We also provide a full range of pre- and post-sale technical support for all of our products, primarily focusing on OpenServer and UnixWare. Additionally, we provide UNIX-based technical support services and consulting services.

Our largest source of revenue for our core UNIX business is derived from our worldwide, indirect, leveraged channel of resellers, which includes partners, distributors and independent solution providers. We have a presence in a number of countries that provides support and services to resellers and end-user customers in those geographic areas. The other principal channel for selling and marketing our products is through large corporations which have a large number of branch offices or franchisees. We access these corporations through their information technology or purchasing departments. In addition, we also sell our UNIX products to OEMs.

The UNIX operating system, which we own, was conceived on the premise that an operating system should be easily adapted to a broad range of hardware platforms and should provide a simple way of developing programs. Over the years, the UNIX operating system has been adapted for almost every OEM’s hardware architecture, and today UNIX has achieved the goal of seamlessly sharing data across heterogeneous environments. We own a broad and deep set of intellectual property rights relating to the UNIX operating system which we intend to continue to enforce and protect through our SCOsource initiatives, described in more detail in “—SCOsource Business—SCOsource Initiatives.”

UNIX has had a long history of small business implementation, and has a large and loyal base of both customers and vendors that provides solutions and applications. On the Intel platform, our OpenServer and UnixWare products represent a low-cost UNIX operating system available for business. Our UNIX product offerings permit businesses, particularly small businesses, to take advantage of the reliability of UNIX at a relatively low cost.

Current Status and Strategy

Sales of our UNIX-based products and services have been declining over the last several years. This decline in revenue has been primarily attributable to significant competition from alternative operating systems, particularly Linux.

We anticipate that our OpenServer and UnixWare products will continue to provide a future revenue stream for our UNIX business. Unless there is a change in the current operating system environment, we expect revenue from these products will continue to decline. Both of these UNIX products have a strong and loyal existing customer base and constitute a well-known brand with a reputation for quality and reliability. We also have a seasoned, mature sales channel of resellers focused on the small-to-medium sized business market. This channel is a unique asset that should allow us to continue to provide reliable UNIX operating systems for small-to-medium sized business customers.

In fiscal year 2005, we will focus our development resources on our new version of our OpenServer 6 product, which we released in June 2005, and maintaining our updated UnixWare product released in fiscal year 2004. We anticipate that the benefits of our OpenServer 6 product will be increased system reliability and performance, backward compatibility with existing applications and software, increased application support, increased hardware support and integration with widely used internet applications. We also plan to focus development resources on augmenting our current UNIX products and our application products with other products that will solve business problems for our existing installed base of customers. Our research and development efforts are described in more detail in “—Software Engineering and Development.”

Competition

We face direct competition in the operating system market from Linux operating system providers, other non-UNIX operating system providers and other UNIX-based operating system providers. In the operating system market, some of our competitors include IBM, Red Hat, Novell, Hewlett-Packard, Microsoft, and Sun. Operating systems, primarily Linux, are aggressively taking market share away from UNIX, and our UNIX revenue has declined over the last several years.

We believe that we compete favorably with many of our competitors in a number of respects, including product performance, functionality and price, networking capability and breadth of hardware compatibility. Notwithstanding these factors, our revenue has declined over the last several years. Many of our competitors are significantly larger than we are and have much greater access to funding, technical expertise, marketing, and research and development. In addition, many of our competitors have established brand recognition and market presence that may prevent us from obtaining or retaining significant market share. Additionally, the assertion of our legal rights relating to our UNIX ownership and related copyrights and our other legal actions has resulted in us becoming the focus of a significant amount of negative publicity from various sources that has hampered our ability to compete favorably to some degree.

The success of our UNIX business will, in large measure, depend on the level of commitment and certification we receive from industry partners and developers. In recent years, we have seen hardware and software vendors as well as software developers turn their certification and application development efforts toward Linux and elect not to continue to support or certify to our UNIX operating system products. This trend continued in fiscal year 2004, and we believe that it will continue in fiscal year 2005. If this trend does continue as expected, our competitive position will be adversely impacted and our future revenue from our UNIX business will decline, possibly at an even faster rate than it has declined over the last several years. The decline in our UNIX business may be accelerated if industry partners withdraw their support from us as a result of our SCOsource initiatives.

Products and Services

OpenServer.  OpenServer is our UNIX-based offering targeted at small-to-medium businesses. Businesses use OpenServer to simplify and speed business operations, better understand and respond to their customers’ needs and achieve a competitive advantage. OpenServer excels at running multi-user, transaction and business applications, communications gateways, and mail and messaging servers in both host and client/server environments. We continue to aggressively support existing users of OpenServer, keeping the operating system current with hardware platforms available in the market. The latest release, OpenServer 6, began shipping in June 2005.

UnixWare.  UnixWare is our UNIX-based offering targeted at medium-size businesses and enterprise customers. UnixWare is an advanced deployment platform for industry standard Intel processor systems. UnixWare is a foundation for solutions where proven scalability, reliability and affordability are critical. UnixWare includes enhancements and refinements to the UNIX platform, representing significant added value for existing UnixWare customers. The latest release of UnixWare, UnixWare 7.1.4, began shipping in May 2004.

SCO Applications.  We have released two application products: SCO Office Server and SCO Web Services Substrate, or WSS. These products run in conjunction with our UNIX operating systems. SCO Office Server provides smaller companies the ability to send and receive e-mail messages, set calendar appointments, and perform other collaboration tasks using standard client software. SCO WSS enables business users to modernize their legacy applications, making them function with modern systems that more readily share data for improved efficiency. These application products represent increased capability and functionality for our UNIX customers.

Technical Support Services.  We provide a full range of pre- and post-sale technical support for all of our products, primarily focusing on OpenServer and UnixWare.

We also provide technical support to our partners, including resellers, hardware and software vendors and solution providers, as well as directly supporting our end-user customers. Our partners have the option to direct their customers to us for technical support or to provide first-level customer support themselves and utilize our technical expertise for second-tier support.

Technical support services include a range of options from single incident email and telephone support to dedicated “enterprise” level support agreements. Customers seeking additional technical support directly from us may enter into service agreements that best suit their needs.

Other Services.  Our other services include software development and programming, migration tools and services and assisting customers with modernizing and integrating legacy applications with web services. We assist our end-user customers and solution providers in planning, creating, implementing and deploying business application solutions.

Strategic Alliances

We have business alliances with a number of key global industry partners. These relationships encompass product integration, two-way technology transfers, product certification, channel partnerships and revenue generating initiatives in areas of product bundling, OEM agreements and training and education. The objectives of these partnerships include providing complete hardware and software UNIX solutions and mutually developing our sales and distribution channel by coordinating marketing initiatives in creating demand for our products. We also have alliances with a number of solution providers who write and develop custom applications to run on UNIX operating systems. Most of our small business customers that cannot afford high-end solutions or an information technology staff rely on one of our channel partners for these services. Maintaining these strategic alliances in fiscal year 2005 will be critical to the success of our UNIX business, and in particular, to the success of our OpenServer 6 product we released in June 2005. We intend to continue to keep relationships with key partners in certain vertical markets such as retail, medical/pharmaceutical, manufacturing and accounting where our UNIX operating systems have an existing presence. Our efforts to maintain or expand industry partnerships may be adversely impacted by our SCOsource initiatives.

Sales and Marketing

Our UNIX sales and marketing or field operations are organized by geographic area: our Americas division and our International division. Each division includes a sales organization, field marketing, pre-and post-sales technical support, and local professional services personnel.

Americas.  The Americas team has field sales and support personnel located around the United States, Latin America and Canada. This region delivered approximately 56 percent of the total UNIX revenue for fiscal year 2004. The sales team is organized into Area Sales Managers, or ASMs, who each manage a specific geographic area and support our resellers and channel partners as well as service our corporate account customer base, including OEM partners. ASMs have the following specific roles:

•                  Channel Sales—ASMs manage our relationships with our resellers and vertical solution providers. Resellers sell numerous solutions to small business customers in their geographic territory. Vertical solution providers provide bundled applications to specific vertical markets, which include retail point of sale, manufacturing, accounting and medical/pharmaceutical. Many of our resellers and vertical solution providers purchase operating system platform products directly from us. In order to efficiently support the thousands of smaller resellers and vertical solution providers, we contract with several major distributors in a two-tier distribution model.

•                  Corporate Sales—ASMs also sell directly to our major corporate accounts with branch offices or franchisees and other large corporations. Typically, these customers have an existing suite of third-party or internally developed applications designed to run on our dependable and scalable OpenServer or UnixWare operating systems. In many cases, our operating system and the application are then deployed in an identical fashion across thousands of branch offices or franchisees.

International.  The International region delivered approximately 44 percent of our UNIX revenue for fiscal year 2004 and includes EMEA (Europe, the Middle East and Africa) and Asia Pacific. We have a presence in many major countries, including the United Kingdom, Germany, France, Italy, Spain, China, Korea, India, Japan, Australia and Taiwan.

The country sales teams perform the same functions as the Americas sales team, including channel sales, corporate account sales and OEM sales. In the International division, particularly in smaller countries, one sales representative will manage both channel and major account sales within that country. The International division also uses local distributors in each location to process all channel orders.

We consider our indirect sales channel one of our most valuable assets. In addition to the current revenue this channel produces, our reseller partners are valuable for the influence they possess on the purchasing decisions of small businesses. Our resellers are often not only the primary point of contact for their small businesses customers’ purchasing decisions, but their customers’ outsourced information technology department. The reach of our network of resellers into the small business community is broad as evidenced by our large install base of servers running various versions of our OpenServer and UnixWare operating systems. A critical key to our future success will depend in part on our ability to provide additional products and services to our reseller channel and to communicate our product and corporate strategy to these resellers.

Our marketing efforts support our sales and distribution efforts, promotions and product introductions, and include marketing activities to promote our UNIX products. Pull marketing is focused on branding, solutions, advertising, tradeshows, press releases, white papers and marketing literature. In particular, our marketing strategy consists of:

•                  branding our UNIX products through public relations and advertising activities;

•                  creating an effective partner program to generate brand awareness and promote our UNIX products; and

•                  increasing public awareness of our UNIX products by participating in strategic tradeshows, conferences and technology forums.

Information regarding financial data by geographic regions and long-lived assets is set forth in “Financial Statements and Supplementary Data.”

Software Engineering and Development

We have taken steps to improve our UNIX software products to maintain system reliability, maintain backward compatibility, increase application support, provide broad hardware support, better integrate widely used internet applications, improve usability, and increase system performance. While we believe that these product enhancements will extend the life and improve the functionality of our UNIX products, they will not result in significant revenue increases in the short-term due to the long adoption cycle for new operating system purchases, the length of our operating system product sales cycle, and competition in the operating system market, particularly from Linux. However, we do believe that these improvements will extend the life of our current UNIX products.

Technology trends in the central processing unit, or CPU, market have enabled our 32-bit operating systems and associated applications to run on 64-bit hardware. These developments have significantly reduced the entry cost into the 64-bit market. We have assigned a limited, but skilled, number of personnel to develop a 64-bit version of our operating system technology. Our objective in making this investment is to provide our current and new customers a long-term product roadmap that will provide them a seamless upgrade path to 64-bit computing. We expect this investment to provide future returns as we give customers confidence in their commitment to our technologies.

Our product development process is modeled to standard, commercial software engineering practices and we apply these practices to ensure consistent product quality. As a result, we are able to offer our platform products to OEM customers in several configurations without significant additional effort.

SCOsource Business

Background

We acquired our rights relating to the UNIX source code and derivative works and other intellectual property rights when we purchased substantially all of the assets and operations of the server and professional services groups of The Santa Cruz Operation, Inc. in May 2001. The Santa Cruz Operation (now known as Tarantella, Inc.) had previously acquired such UNIX source code and other intellectual property rights from Novell in September 1995, which technology was initially developed by AT&T Bell Labs. Through this process, we acquired all UNIX source code, source code license agreements with thousands of UNIX vendors, certain UNIX intellectual property, all claims for violation of the above mentioned UNIX licenses and copyrights and other claims, and the control over UNIX derivative works. The UNIX licenses we obtained have led to the development of several proprietary UNIX-based operating systems, including but not limited to our own UnixWare and OpenServer products, IBM’s AIX, Sequent’s DYNIX/Ptx, now owned by IBM, Sun’s Solaris, SGI’s IRIX and Hewlett-Packard’s HPUX. These operating systems are all derived from the original UNIX source code owned by us.

The success of our SCOsource business depends on our ability to protect and enforce our rights to proprietary UNIX source code, copyrights and other intellectual property rights. To protect our proprietary rights, we rely primarily on a combination of copyright laws, contractual rights and a detailed legal strategy.

In fiscal year 2003, we commenced our first SCOsource initiative in which we began reviewing the status of our existing UNIX license agreements with UNIX vendors and to identify those in the software industry that may be using our intellectual property without obtaining the necessary licenses. As part of this process, we became aware that parts of our proprietary UNIX source code and derivative works had been included in the Linux operating system without attribution or our authorization in violation of our intellectual property rights. We filed a complaint against IBM in March 2003 alleging that IBM breached its license agreement with us related to its efforts to promote and support the Linux operating system. In addition to our action against IBM, we have filed other complaints against Novell, AutoZone, and DaimlerChrysler. In our litigation with Novell, we seek relief for, among other things, Novell’s alleged bad faith efforts to interfere with our copyrights related to our UNIX source code. A related lawsuit was filed against us by Red Hat, Inc. We describe our legal actions in more detail under the subheading entitled “—Legal Proceedings.”

SCOsource Initiatives

Reviewing and Evaluating Existing UNIX Licenses.  As mentioned above, in fiscal year 2003 we began reviewing the status of our existing UNIX license agreements with UNIX vendors and entered into two significant vendor license agreements. This review continued in fiscal year 2004 and will continue in fiscal year 2005.

SCOsource IP License.  In August 2003, we offered to Linux and other end users a license to use our UNIX intellectual property. The SCOsource IP license permits the use of our UNIX intellectual property, in binary form only, as contained in the Linux operating system. By purchasing the license, customers will properly compensate us for our UNIX intellectual property as currently found in Linux. The SCOsource IP license was created in response to requests to provide a licensing program for those in the industry using our UNIX intellectual property to allow them to continue to run their mission-critical business solutions running in other environments. We will continue to pursue our SCOsource IP licensing initiative in fiscal year 2005.

Intellectual Property Protection

Our SCOsource initiatives rely primarily on a combination of contract rights, copyright laws and an aggressive legal strategy. We also require that our employees and consultants sign confidentiality and nondisclosure agreements. We also regulate access to, and distribution of, our documentation and other proprietary information.

We cannot guarantee the success of our SCOsource initiatives and other efforts to protect and enforce our intellectual property rights, but we will continue to seek to enforce and pursue these rights through the legal system. Additionally, we cannot be certain that we will succeed in preventing the future misappropriation of our proprietary information including copyrights and other intellectual property rights or that we will be able to prevent the unauthorized future use of our technology.

Current Status and Strategy

In fiscal year 2004, we continued to pursue our SCOsource initiatives. The revenue generated from our SCOsource initiatives in fiscal year 2004 was significantly less than revenue generated in fiscal year 2003. Fiscal year 2004 SCOsource revenue was primarily generated from SCOsource IP licenses. For fiscal year 2005, we plan to continue to review and evaluate our UNIX license agreements and pursue large vendor contracts, such as those completed in fiscal year 2003, and plan to further pursue our SCOsource initiatives.

We also plan to continue to pursue our SCO Litigation against IBM, Novell, AutoZone, and DaimlerChrysler and defend against the claims asserted by Red Hat.

Employees

As of April 30, 2005, we had a total of 166 full-time equivalent employees. Of the total employees, 52 were in product development, 35 in sales, 17 in marketing, 20 in customer service and technical support, 10 in customer delivery, 3 in SCOsource and 29 in administration (which includes finance, human resources, executive management and information systems). From time to time, we also engage independent contractors to support our professional services, product development, sales and marketing organizations. Our employees are not represented by any labor union and are not subject to a collective bargaining agreement, and we have never experienced a work stoppage. In general, we believe our relations with our employees are good.

Properties

We are headquartered in Lindon, Utah, where we lease administrative, sales and marketing facilities. We lease additional facilities for administration, sales and marketing and product development in Scotts Valley, California and Murray Hill, New Jersey. The leases for our facilities expire at various dates through fiscal year 2008.

Our international field operations occupy leased facilities in France, Japan, Germany, India, and the United Kingdom among others. The leases for these field operation facilities expire at various dates through fiscal year 2010.

We believe that our existing facilities are adequate to meet current business and operating requirements and that additional office space will be available to meet our needs if required.

Legal Proceedings

IBM Corporation

On or about March 6, 2003, we filed a complaint against IBM. This action is pending in the United States District Court for the District of Utah, under the title The SCO Group, Inc. v. International Business Machines Corporation, Civil No. 2:03CV0294.  This action includes, among other things, our claims against IBM for breach of contract, copyright infringement, tortious interference and unfair competition. relating to IBM’s alleged use and distribution of information concerning the UNIX source code and derivative works in connection with its efforts to promote the Linux operating system. IBM has responded to our claims and made counterclaims against us.

Following a hearing on October 19, 2004, on January 19, 2005, the United States Magistrate Judge overseeing discovery in the case issued an order granting in part and denying in part discovery applications that we have made. The Court ordered IBM to produce much of the information, including source code, revision information, and programmer-contribution information, that we had previously requested. The Court also struck the Amended Scheduling Order and directed the parties to submit a proposed amended scheduling order to the court, which the parties did. The District Court heard argument on the proposed schedules on April 21, 2005.  On July 1, 2005, the Court issued a revised scheduling order establishing, among other things, discovery and motion deadlines over the next eighteen months with a five-week jury trial to commence on February 26, 2007.

In response to the Magistrate Court’s Order, IBM filed, on February 11, 2005, a Motion for Reconsideration of the portion of the January 19 Order that required IBM to produce programmer-contribution information for 3,000 people.  IBM also filed, on March 9, 2005, a Motion for a 45-day Extension of Time to Comply with the Court’s January 18 Order as it applies to materials that were not the subject of IBM’s above-referenced Motion for Reconsideration. On March 16, 2005, the Court granted the extension and entered an order requiring IBM to produce those materials by May 3, 2005. With respect to the materials covered by IBM’s Motion for Reconsideration, the Court granted IBM’s request to stay its discovery obligations pending the Court’s resolution of its motion.

On April 19, 2005, the Magistrate Court ruled on IBM’s reconsideration motion. The Court declined to strike its prior requirement that IBM produce documents from the files of the 3,000 individuals who made the most contributions and changes to the development of AIX and Dynix. The Court reiterated its requirement that IBM produce programmer’s notes, design documents, white papers, comments and notes, contact information, specific changes made to code, and all relevant non-privileged documents from the files of the 100 individuals who made the most contributions and changes to the development of AIX and Dynix; ordered IBM to provide a privilege log for any documents withheld from the files of those 100 individuals; and required IBM to comply within 90 days. The Court deferred the remainder of IBM’s required production pending our review of the above-described discovery. The Court also reiterated that IBM is required to produce all non-public Linux contribution information and directed IBM to produce all such information within 75 days.

On February 9, 2005, the United States District Judge ruled on several pending dispositive motions. The Court denied the three motions for partial summary judgment that IBM had filed on our contract claims, on IBM’s eighth counterclaim for copyright infringement, and on IBM’s tenth counterclaim for a declaration of non-infringement of our copyrights. The Court denied each of those motions without prejudice to IBM’s renewing or refiling the motions after discovery is complete. The Court also denied our motion to stay or dismiss IBM’s tenth counterclaim. The Court ordered that no further dispositive motions could be filed until the close of discovery, except by stipulation of the parties, and vacated its prior order, dated September 30, 2004, to the extent that order had granted permission to file dispositive motions before the close of discovery.

On January 12, 2005, we filed our Motion to Compel IBM to produce IBM CEO Samuel J. Palmisano for Deposition. The Court heard argument on that motion on April 21, 2005. On July 1, 2005, the Court issued an order granting our motion and ordered IBM to produce Mr. Palmisano for a four-hour deposition in New York.  The Court found that Mr. Palmisano could have unique personal knowledge related to the claims in the case.

The parties have also now fully briefed our December 23, 2004 Renewed Motion to Compel Discovery, which seeks to compel IBM’s compliance with prior Court orders relating to IBM’s obligation to produce (1) all documents pertaining to Linux from the files of high-level IBM executives and board members; and (2) to compel IBM to produce witnesses to testify on several topics in two deposition notices that we have served on IBM. The Court has not set a hearing date for this motion.

In addition to the materials that have been publicly filed with the Court, certain information has been filed under seal in accordance with the protective order entered in the case. On November 30, 2004, a third party moved to intervene in the case for the purpose of challenging the sealing of certain documents filed with the Court, and additional groups subsequently joined in that motion. Following argument on April 26, 2005, by Order dated April 28, 2005, the Court denied the intervention motion. In its Order, the Court set forth various procedures to minimize the risk that documents would be improperly filed under seal.  The parties have since directed the Clerk of the Court to unseal numerous previously sealed filings.

We have also filed a motion for leave to file a third amended complaint in order to assert an additional copyright claim against IBM in the case. The Court heard argument on that fully briefed motion on April 21, 2005, and took the matter under advisement.  In its July 1 order, the Court denied our motion.   The Court first allowed IBM to narrow the scope of its Ninth Counterclaim, and having done so concluded that our proposed new claim would expand the litigation and delay its resolution.  The Court also opined that it appears that we or our predecessor-in-interest either knew or should have known about the conduct at issue in the new claim before we filed our original Complaint.  We therefore will not pursue additional copyright remedies in this case regarding IBM’s alleged misuse of our code in its AIX product as set forth in the proposed amended complaint.  We have explained in briefing and argument before the Court, however, that the predicate facts of the proposed copyright claim are already in the case as part of other claims.  Discovery is continuing in the case, and we are reviewing that discovery.

Red Hat, Inc.

On August 4, 2003, Red Hat, Inc. filed a complaint against us. The action is pending in the United States District Court for the District of Delaware under the case caption Red Hat, Inc. v. The SCO Group, Inc., Civil No. 03-772. Red Hat asserts that the Linux operating system does not infringe on our UNIX intellectual property rights and seeks a declaratory judgment for non-infringement of copyrights and no misappropriation of trade secrets. In addition, Red Hat claims the we have engaged in false advertising in violation of the Lanham Act, deceptive trade practices, unfair competition, tortious interference with prospective business opportunities, trade libel and disparagement. On April 6, 2004, the court denied our motion to dismiss this case; however, the court stayed the case and requested status reports every 90 days regarding the case against IBM. Red Hat filed a motion for reconsideration, which the Court denied on March 31, 2005. We intend to vigorously defend this action. In the event the stay is lifted and Red Hat is allowed to pursue its claims, we will likely assert counterclaims against Red Hat.

Novell, Inc.

On January 20, 2004, we filed suit in Utah state court against Novell, Inc. for slander of title seeking relief for its alleged bad faith effort to interfere with our ownership of copyrights related to our UNIX source code and derivative works and our UnixWare product. The case, after removal to federal court, is pending in the United States District Court for the District of Utah under the caption The SCO Group, Inc. v. Novell, Inc., Civil No. 2:04CV00139. In the lawsuit, we requested preliminary and permanent injunctive relief as well as damages. Through these claims, we seek to require Novell to assign to us all copyrights that we believe Novell has wrongfully registered, prevent Novell from representing any ownership interest in those copyrights and require Novell to retract or withdraw all representations it has made regarding its purported ownership of those copyrights.

Novell has filed a second motion to dismiss claiming, among other things, that Novell’s false statements were not uttered with malice and are privileged under the law. The Court heard the argument on the motion on May 25, 2005.  On June 27, 2005, the Court issued an order denying Novell’s motion.  Novell’s response to the amended complaint is due on July 29, 2005.  We intend to continue to vigorously pursue our claims against Novell.

DaimlerChrysler Corporation

On or about March 3, 2004, we brought suit against DaimlerChrysler Corporation for its alleged violations of its UNIX license agreement with us. The lawsuit alleges that DaimlerChrysler breached its UNIX software agreement by failing to provide an adequate or timely certification of its compliance with that agreement as we requested. The lawsuit, filed in Oakland County Circuit Court in the State of Michigan, requests the court to declare that DaimlerChrysler has violated the certification requirements of its UNIX software agreement, permanently enjoin DaimlerChrysler from further violations of the UNIX software agreement, issue a mandatory injunction requiring DaimlerChrysler to remedy the effects of its past violations of the UNIX software agreement and award us damages in an amount to be determined at trial together with costs, attorneys’ fees and any such other or different relief that the court may deem to be equitable and just.

In response to DaimlerChrysler’s motion to dismiss, the court granted DaimlerChrysler’s motion as to the substance of DaimlerChrysler’s certification, but denied the motion as to whether the certification was timely. Based on this ruling, we filed a motion to stay the case pending the clarification of certain issues in the IBM litigation. The court denied the motion to stay. Based on a stipulation of the parties, however, the court signed an order of dismissal without prejudice. The appellate court has dismissed our appeal of the July 21, 2004 ruling finding that the order was not a final, appealable order; we are evaluating our options regarding the appellate court’s ruling.

AutoZone, Inc.

On or about March 2, 2004, we brought suit against AutoZone, Inc. for its alleged violations of our UNIX copyrights through its use of Linux. The lawsuit alleges copyright infringement by AutoZone by, among other things, running versions of the Linux operating system that contain proprietary material from UNIX System V. The lawsuit, filed in United States District Court in Nevada, requests injunctive relief against AutoZone’s further use or copying of any part of our copyrighted materials and also requests damages as a result of AutoZone’s infringement in an amount to be proven at trial. In response to AutoZone’s motion to transfer the case to Tennessee or stay the case, the federal court in Nevada granted AutoZone’s motion to stay the case, with 90-day status reports to the court, and denied without prejudice AutoZone’s motion to transfer the case to Tennessee. The federal court allowed the parties to take limited expedited discovery relating to the issue of preliminary injunctive relief which discovery was concluded in May 2005.

We have concluded the initial discovery allowed by the court and filed our report with the court on May 27, 2005.  Contrary to AutoZone’s own statements to the court, we found through discovery, including depositions and other admissions of AutoZone, many instances of copying of programs containing our OpenServer code.  AutoZone has represented that it has now removed all of our code and proprietary information it copied or used in its migration to Red Hat Linux.  Because AutoZone represents it has removed or otherwise is not using our code and proprietary information, we currently do not intend to move for a preliminary injunction. AutoZone does not admit that it violated our rights or caused us damage in the migration process, which are still points of dispute between the parties.  Given the stay issued by the Court in the case, we reserve the right to pursue infringement and damages in the future based on these issues and other issued stayed by the Court.

IPO Class Action Matter

We are an issuer defendant in a series of class action lawsuits involving over 300 issuers that have been consolidated under In re Initial Public Offering Securities Litigation, 21 MC 92 (SAS). The consolidated complaint alleges, among other things, certain improprieties regarding the underwriters’ conduct during our initial public offering and the failure to disclose such conduct in the registration statement in violation of the Securities Act of 1933, as amended.

The plaintiffs, the issuers and the insurance companies have negotiated an agreement to settle the dispute between the plaintiffs and the issuers. All parties, including the plaintiffs, issuers and insurance companies, have executed this settlement agreement and the settlement agreement has been submitted to the court for approval. If the settlement agreement is approved by the court, and if no cross-claims, counterclaims or third-party claims are later asserted, this action will be dismissed with respect to us and our directors.

We have notified our underwriters and insurance companies of the existence of the claims. Management believes, after consultation with legal counsel, that the ultimate outcome of this matter will not have a material adverse effect on our results of operations or financial position and will not exceed the $200,000 self-insured retention already paid or accrued by us.

Other Matters

In April 2003, a former Indian distributor of our company filed a claim in India, requesting summary judgment for payment of $1,428,000, and an order that we trade in India only through the distributor and/or give a security deposit until the claim is paid. The distributor claims that we are responsible to repurchase certain software products and to reimburse the distributor for certain other operating costs. The distributor additionally requested that the Indian courts grant interim relief in the form of attachment of local assets. Management does not believe that our company is responsible to reimburse the distributor for any operating costs and also believes that the return rights related to any remaining inventory have lapsed. Discovery has commenced and hearings on the requests for interim relief have been held and are ongoing. We intend to vigorously defend this action.

Pursuit and defense of the above-mentioned matters will be costly, and management expects the costs for legal fees and related expenses will be substantial. The ultimate outcome or potential effect on our results of operations or financial position of the above-mentioned matters is not currently known or determinable.

We are a party to certain other legal proceedings arising in the ordinary course of business. Management believes, after consultation with legal counsel, that the ultimate outcome of such legal proceedings will not have a material adverse effect on our results of operations or financial position.

MANAGEMENT

Directors

Our Board of Directors currently consists of eight directors.  Directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. There are no family relationships among any of our directors, officers or key employees. The names of our directors, their ages and their respective business backgrounds are set forth below.

Name	Position(s) With the Company	Age	Director Since
Ralph J. Yarro III	Chairman of the Board of Directors and Director	40	1998
Edward E. Iacobucci	Director	51	2000
R. Duff Thompson	Director	54	2001
Darcy G. Mott	Director	52	2002
Darl C. McBride	Chief Executive Officer, Director	45	2002
Daniel W. Campbell	Director	50	2003
Omar T. Leeman	Director	53	2005
J. Kent Millington	Director	60	2005

Ralph J. Yarro III has served as the Chairman of our Board of Directors since August 1998. Mr. Yarro has served as an independent investor and business consultant since December 2004. Mr. Yarro previously served as the President and Chief Executive Officer of The Canopy Group, Inc., a management and resource company, from August 1998 to December 2004. Mr. Yarro also served as a director of Canopy from August 1998 to March 2005. Mr. Yarro holds a B.A. degree in Political Science from Brigham Young University.

Edward E. Iacobucci has served as a member of our Board of Directors since January 2000. In 1989, Mr. Iacobucci co-founded Citrix Systems, Inc., a supplier of products and technologies that enable enterprise-wide deployment of software applications, and held the positions of Chief Technical Officer and Vice President of Strategy and Technology. Mr. Iacobucci also served as Chairman of the Board of Citrix from September 1991 to June 2000. Mr. Iacobucci holds a B.S. degree in Systems Engineering from the Georgia Institute of Technology.

R. Duff Thompson has served as a member of our Board of Directors since May 2001. Mr. Thompson has served as a Managing General Partner of EsNet, Ltd., an investment group that is active in both technology and real estate ventures, from 1996 to the present. From June 1994 to January 1996, Mr. Thompson served as Senior Vice President of the Corporate Development Group of Novell, Inc. Prior to that time, he served as Executive Vice President and General Counsel for WordPerfect Corporation, and before joining WordPerfect Corporation in 1986, he was a partner with the Salt Lake City law firm of Callister Duncan & Nebeker. Mr. Thompson holds a B.S. degree in Economics, a masters degree in Business Administration and a J.D. degree, all from Brigham Young University.

Darcy G. Mott has served as a member of our Board of Directors since March of 2002. Mr. Mott has served as an independent investor and business consultant since December 2004. Mr. Mott previously served as Vice President, Treasurer and Chief Financial Officer of Canopy from May 1999 to December 2004. Mr. Mott is a certified public accountant and holds a B.S. degree in Accounting from Brigham Young University.

Darl C. McBride has served as our President and Chief Executive Officer and as a member of our Board of Directors since June 2002. Before joining our company, Mr. McBride was the president of Franklin Covey Co.’s online planning business from May 2000 to May 2002. From April 1999 to May 2000, Mr. McBride was the Chief Executive Officer of Pointserve. From November 1997 to August 1998, Mr. McBride was the Chairman, President and Chief Executive Officer of SBI. From February 1996 to October 1997, Mr. McBride served as the Senior Vice President of IKON Office Solutions. From 1988 to 1996, Mr. McBride held several positions at Novell, Inc. and concluded his service as Vice President and General Manager of Novell’s Embedded Systems Division (NEST). Mr. McBride holds a B.S. degree from Brigham Young University and received a masters degree in Labor & Industrial Relations from the University of Illinois at Urbana-Champaign.

Daniel W. Campbell has served as a member of our Board of Directors since November 2003. Mr. Campbell has served as a Managing General Partner of EsNet, Ltd., an investment group that is active in both technology and real estate ventures, from July 1994 to the present. From 1992 to July 1994, Mr. Campbell worked at WordPerfect Corporation as Senior Vice President and Chief Financial Officer. Prior to that, Mr. Campbell was a partner with Price Waterhouse, an international accounting firm. Mr. Campbell also serves as a director of Nu Skin Enterprises, Inc., where he is the Chairman of the Audit Committee. Mr. Campbell received an Accounting degree from Brigham Young University in 1979.

Omar T. Leeman is President and Founder of Pinebrook Management Group, L.L.C., which provides management, sales, marketing, and strategy consulting services. From January 2001 to April 2002, Mr. Leeman was President, Chief Executive Officer, and Chairman of the Board of Talk2 Technology, Inc. From February 1983 to January 2001 Mr. Leeman worked at MCI Telecommunications, Inc. where he held several management positions, including President, MCI Business Markets. He also worked as a Regional Vice President at NEC America Inc., and held management positions at OC Tanner Company and Xerox Corporation. Mr. Leeman received a B.S. degree in Business Administration from the University of Hawaii.

J. Kent Millington is currently Entrepreneur in Residence at Utah Valley State College, or UVSC, where he teaches courses in entrepreneurship and new venture finance. Prior to joining UVSC in August 2004, he lived in Tokyo, Japan where he was Vice President of Asian Operations for Verio, Inc., a subsidiary of NTT Communications. From October 1996 to December 1997 he was President of Internet Servers Inc., a web hosting start-up that was sold to Verio in December 1997. Then he served as Vice President of the newly created Web Hosting Division of Verio until his assignment to Tokyo. From June 1993 to October 1996 he worked for EG&G, a large manufacturing and management services firm, as Business Development Director at the Idaho National Engineering Laboratory and later as Deputy Director during the privatization of Kelly Air Force Base in San Antonio, Texas. He previously was Chief Executive Officer of two health insurance companies, owned industrial distribution companies, and was professor of entrepreneurship and finance. Mr. Millington holds a B.A. degree in History from the University of Utah, an MBA from Brigham Young University, and a Doctor of Business Administration from California Coast University.

Executive Officers

The following table presents information regarding our current executive officers:

Name	Age	Position
Darl C. McBride	45	Chief Executive Officer, Director
Bert B. Young	51	Chief Financial Officer
Christopher Sontag	41	Sr. Vice President Business Development
Jeff F. Hunsaker	40	Sr. Vice President and General Manager, UNIX Division
Ryan E. Tibbitts	49	General Counsel and Corporate Secretary

Set forth below is the business background of each of our executive officers. Information on the business background of Darl C. McBride is set forth above under “—Directors.”

Bert B. Young has served as Chief Financial Officer since April 2004. Mr. Young is responsible for all finance, accounting, and administration of our worldwide operations. From November 2002 to April 2004, Mr. Young worked as Chief Financial Officer at LANDesk Software Inc. and from September 2000 to November 2002 was the Chief Financial Officer of Talk2 Technology Inc. Prior to that, Mr. Young was the Chief Financial Officer at marchFIRST Inc. Mr. Young holds a B.S. degree in Accounting from Utah State University.

Christopher Sontag has served as Senior Vice President, Business Development, since January 2005 and prior to that was the Senior Vice President of our SCOsource Division since September 2002. From April 2000 to October 2002, Mr. Sontag was the President of Sontag Consulting. From January 1996 to April 2000, Mr. Sontag was the co-founder, President and Chief Technology Officer of emWare, Inc. Before his service at emWare, Mr. Sontag developed marketing and engineering strategies for Novell, Inc., where he worked as the Director of Marketing and Product Development. Mr. Sontag earned a B.S. degree in Information Management from Brigham Young University.

Jeff F. Hunsaker has served as Senior Vice President and General Manager, UNIX Division, since January 2004. From February 2003 to December 2003, Mr. Hunsaker served as our Senior Vice President of Worldwide Sales and Marketing and prior to that Mr. Hunsaker served as Vice President and General Manager, Americas Division, from January 2000 to January 2003. Upon joining our company, Mr. Hunsaker was the Sales Director for North America from January 2000 to January 2001. From January 1998 to December 1999, Mr. Hunsaker was Director of Channel Sales for the Baan Company. Prior to that, Mr. Hunsaker spent eight years working in a senior sales and marketing capacity for the WordPerfect suite of products for WordPerfect Corporation, Novell, Inc. and Corel Corporation. Mr. Hunsaker holds a B.S. degree in Business Finance from Utah State University.

Ryan E. Tibbitts joined our company in June 2003 as General Counsel and became the Corporate Secretary in September 2003. Mr. Tibbitts is responsible for all legal aspects of our worldwide operations. Prior to joining our company, Mr. Tibbitts worked as General Counsel at Center 7, Inc. from October 2001 to June 2003 and Lineo, Inc. from January 2001 to September 2001. Mr. Tibbitts worked in private practice with a law firm in Utah from 1985 until 2001. Mr. Tibbitts is a member of the Utah State Bar and American Bar Association and received his J.D. and B.S. degrees from Brigham Young University.

EXECUTIVE COMPENSATION

The following table presents compensation information for our last three fiscal years for our Chief Executive Officer and our four most highly compensated executive officers other than our Chief Executive Officer.

Summary Compensation Table

				Long-Term Compensation
			Annual Compensation(1)		Awards		Payouts
	Year	Salary	Bonus / Commission	Restricted Stock awards	Securities Underlying Options	LTIP Payouts	All Other Compensation
Darl C. McBride(2)	2004	$257,498	$35,000	$—	—	$—	$—
Chief Executive Officer	2003	230,769	755,278	78,511	200,000	—	—
	2002	80,525	—	—	600,000	—	—
Bert B. Young(3)	2004	$84,346	$30,000	$—	150,000	—	—
Chief Financial Officer
Christopher Sontag(4)	2004	$160,000	$20,000	$—	—	—	—
Sr. Vice President, Business	2003	153,000	281,746	64,340	100,000
Development	2002	6,231	—	—	110,000
Jeff F. Hunsaker(5)	2004	$160,000	$133,981	$—	—
Sr. Vice President and General	2003	142,889	95,932	—	100,000	—	—
Manager, UNIX Division	2002	147,922	88,084	21,980	38,750
Ryan E. Tibbitts(6)	2004	$130,384	$50,000	$—	110,000	—	—
General Counsel and Corporate	2003	45,153	13,500	2,500	65,000
Secretary

(1)                                  The column for “Other Annual Compensation” has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each executive officer listed above is less than the lesser of $50,000 and ten percent of the named executive officer’s total annual salary and bonus.

(2)                                  Mr. McBride was hired as our President and Chief Executive Officer in June 2002. With respect to 200,000 options issued to Mr. McBride during fiscal year 2002, vesting commences five years after the date of grant, subject to acceleration of vesting if certain performance objectives are achieved. One such objective was our becoming profitable before the fourth quarter of fiscal year 2003, which in fact occurred. Accordingly, Mr. McBride is now vested as to 50,000 shares related to such grant. The bonus of $35,000 earned by Mr. McBride in fiscal year 2004 was paid during fiscal year 2005. Of the $755,278 bonus earned by Mr. McBride in fiscal year 2003, $480,134 was paid during fiscal year 2003 and the remaining $275,144 was paid during fiscal year 2004.

(3)                                  Mr. Young was hired as our Chief Financial Officer in April 2004. The bonus of $30,000 earned by Mr. Young in fiscal year 2004 was paid during fiscal year 2005.

(4)                                  Mr. Sontag was hired as our Senior Vice President and General Manager, SCOsource, in September 2002. The bonus of $20,000 earned by Mr. Sontag in fiscal year 2004 was paid during fiscal year 2005. Of the $281,746 bonus earned by Mr. Sontag in fiscal year 2003, $181,590 was paid during fiscal year 2003 and the remaining $100,156 was paid during fiscal year 2004.

(5)                                  Of the $133,981 in commission earned by Mr. Hunsaker in fiscal year 2004, $82,177 was paid during fiscal year 2004 and the remaining $51,804 was paid during fiscal year 2005. Of the $95,932 commission earned by Mr. Hunsaker in fiscal year 2003, $76,820 was paid during fiscal year 2003 and the remaining $19,112 was paid during fiscal year 2004.

(6)                                  Mr. Tibbitts was hired as our General Counsel in June 2003 and became the Corporate Secretary in September 2003. The bonus of $50,000 earned by Mr. Tibbitts in fiscal year 2004 was paid during fiscal year 2005. Of the $13,500 bonus earned by Mr. Tibbitts in fiscal year 2003, $7,500 was paid during fiscal year 2003. The remaining $6,000 was paid during fiscal year 2004.

Option Grants in Last Fiscal Year

The following table presents the grants of stock options, under our option plans during fiscal year 2004, to each of the executive officers named in the Summary Compensation Table.

All option grants under each of the plans are nonqualified stock options. Options expire ten years from the date of grant.

The exercise price of each option granted is equal to the fair market value of our common stock as determined by the Board of Directors on the date of grant. In fiscal year 2004, we granted to our employees options to purchase a total of 939,000 shares of our common stock.

Potential realizable values are computed by:

•                  Multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•                  Assuming that the aggregate option exercise price derived from that calculation compounds at the annual five percent or ten percent rates shown in the table for the entire 10-year term of the option; and

•                  Subtracting the aggregate option exercise price from that result.

The five percent and ten percent assumed annual rates of stock price appreciation are required by the rules of the SEC and do not represent our estimate or projection of future common stock prices.

	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/Share)	Expiration Date	Potential Realizable
					Value at Assumed
					Annual Rates of Stock Price
					Appreciate for Option Term
					0%	5%	10%
Darl C. McBride	—	0%	—	—	$—	$—	$—
Bert B. Young	150,000	19.0%	$7.18	4/19/2014	$—	$677,320	$1,760,461
Christopher Sontag	—	0%	—	—	$—	$—	$—
Jeff F. Hunsaker	—	0%	—	—	$—	$—	$—
Ryan E. Tibbitts	100,000	12.7%	$4.05	7/26/2014	$—	$254,702	$645,466
	10,000	1.3%	5.05	5/25/2014	$—	$31,759	$80,483

(1)                                Unless otherwise provided in an award agreement, all options granted become exercisable with respect to 25 percent of the shares covered thereby on the first anniversary of the date of grant and vest 1/36th per month thereafter. Options are granted for a term of ten years, subject to earlier termination in certain events, and are not transferable. The Compensation Committee retains discretion, subject to certain restrictions, to modify the terms of outstanding options.

On December 8, 2004, each of the above named executive officers received an option grant to acquire common shares at an exercise price of $4.85 per share. Mr. McBride received a grant of 100,000 shares; Mr. Young received a grant of 150,000 shares; Mr. Sontag received a grant of 25,000 shares; Mr. Hunsaker received a grant of 25,000 shares; and Mr. Tibbitts received a grant of 150,000 shares.

Aggregated Option Exercises in Fiscal Year 2004 and Year-end Option Values

	Shares Acquired	Value	Number of Shares Underlying Unexercised Options at October 31, 2004		Value of Unexercised In-the-Money Options at October 31, 2004
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Darl C. McBride	—	$—	362,499	437,501	$701,040	$812,960
Bert B. Young	—	$—	—	150,000	$—	$—
Christopher Sontag	—	$—	94,583	115,417	$139,421	$158,379
Jeff F. Hunsaker	—	$—	108,969	24,781	$121,254	$32,521
Ryan E. Tibbitts	—	$—	20,104	154,896	$—	$—

Director Compensation

The compensation and benefits for service as a member of our Board of Directors is determined by the Nominations Committee. Directors employed by us or one of our subsidiaries are not compensated for service on the Board of Directors or on any committee of the Board of Directors. Our non-employee directors currently receive $25,000 for each year of service as a director plus an additional $5,000 per year for each committee of the Board of Directors on which such non-employee directors serve. Additionally, the chairpersons of each of the Compensation Committee and the Nominations Committee receive an additional $5,000 per year and the chairpersons of each of the Audit Committee and the Litigation Oversight Committee receive an additional $10,000 per year. In addition, members of the Board of Directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings. Non-employee directors also receive stock option awards under the our stock option plans, which awards currently include an initial option to purchase 45,000 shares of common stock upon joining the Board of Directors as a director and thereafter each non-employee director who continues to serve on the Board of Directors automatically receives an annual grant of an option to acquire 15,000 shares upon his or her election at the annual meeting.

Employment Agreements

We have not entered into any employment agreements with our executive officers or any other employees.

Change in Control Agreements

On December 10, 2004, we entered into Change in Control Agreements with the following officers: Darl C. McBride; Bert B. Young; Christopher Sontag; Jeff F. Hunsaker; and Ryan E. Tibbitts. Each agreement is effective as of December 10, 2004.

Pursuant to the terms of these agreements, each officer agrees that he or she will not voluntarily leave the employ of our company in the event any individual, corporation, partnership, company or other entity takes certain steps to effect a change in control of our company, until the attempt to effect a change in control has terminated, or until a change in control occurs.

If the officer is still employed by us when a change in control occurs, any stock, stock option or restricted stock granted to the officer by us that would have become vested upon continued employment by the officer shall immediately vest in full and become exercisable notwithstanding any provision to the contrary of such grant and shall remain exercisable until it expires or terminates in accordance with its terms.

Each officer shall be solely responsible for any taxes that arise or become due pursuant to the acceleration of vesting that occurs pursuant to the Change in Control Agreement.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for our last fiscal year were Messrs. Mott and Iacobucci and Thomas P. Raimondi, Jr. None of the members of our Compensation Committee has at any time been an officer or employee of us or any of our subsidiaries or parent. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2005, the number of shares of common stock held of record or beneficially by each person who held of record, or who had the right to acquire shares of common stock within 60 days, or was known by us to own beneficially, more than five percent of our common stock, and the name and holdings of each director and named executive officer and of all executive officers and directors as a group.

Name of Person or Group	Number of Shares Beneficially Owned		Percent of Class
Principal Stockholders:
Ralph J. Yarro III 355 South 520 West Suite 100 Lindon, Utah 84042	5,636,855	(1)	31.3%
BayStar Capital II, L.P. 80 East Sir Francis Drake Blvd. Suite 2B Larkspur, California 94939	1,105,153		6.1%
Krevlin Advisors, LLC 598 Madison Avenue 12th Floor New York, NY 10022	919,700		5.1%
Capital Guardian Trust Company 11100 Santa Monica Boulevard Los Angeles, CA 90025	1,032,700		5.7%
Named Executive Officers and Directors:
Ralph J. Yarro III	5,636,855	(1)	31.3%
Edward E. Iacobucci	129,423	(2)	*
Darcy G. Mott	101,299	(3)	*
R. Duff Thompson	84,423	(4)	*
Daniel W. Campbell	30,000	(5)	*
Omar T. Leeman	0	(6)	*
J. Kent Millington	0	(7)	*
Darl C. McBride	511,525	(8)	2.8%
Bert B. Young	50,000	(9)	*
Christopher Sontag	144,017	(10)	*
Jeff F. Hunsaker	149,636	(11)	*
Ryan E. Tibbitts	67,561	(12)	*
All Officers and Directors as a Group (11 Persons)	6,904,793	(13)	38.3%

*                                         Does not exceed one percent.

(1)                                  Consists of options to purchase 105,000 shares of common stock, 10,000 shares of common stock acquired through an open-market purchase, 175 shares of common stock, 28,846 shares of common stock received for service on the Board of Directors, and 5,492,834 shares of common stock previously held by The Canopy Group, Inc. On March 11, 2005, Canopy transferred all of its shares of our common stock to Mr. Yarro.

(2)                                  Consists of options to purchase 92,500 shares of common stock, 10,000 shares of common stock acquired through an open-market purchase and 26,923 shares of common stock received for service on the Board of Directors.

(3)                                  Consists of 337 shares of common stock, options to purchase 67,500 shares of common stock and 33,462 shares of common stock received for service on the Board of Directors.

(4)                                  Consists of options to purchase 67,500 shares of common stock and 16,923 shares of common stock received for service on the Board of Directors.

(5)                                  Consists of options to purchase 30,000 shares of common stock.

(6)                                  Does not include the option granted to Mr. Leeman in June 2005 to purchase 45,000 shares of common stock.

(7)                                  Does not include the option granted to Mr. Millington in June 2005 to purchase 45, 000 shares of common stock.

(8)                                  Consists of 7,003 shares of restricted common stock, 8,000 shares of common stock acquired in an open-market purchase, 8,923 shares of common stock acquired through our Employee Stock Purchase Plan, 100 shares of common stock, and options to purchase 487,499 shares of common stock.

(9)                                  Consists of options to purchase 50,000 shares of common stock.

(10)                            Consists of 5,739 shares of restricted common stock and options to purchase 138,332 shares of common stock.

(11)                            Consists of 15,000 shares of restricted common stock, 3,309 shares of common stock acquired through our Employee Stock Purchase Plan, and options to purchase 131,327 shares of common stock.

(12)                            Consists of 223 shares of restricted common stock, 2,485 shares of common stock acquired through our Employee Stock Purchase Plan, 1,000 shares of common stock acquired in open market purchases prior to joining our company, and options to purchase 63,853 shares of common stock.

(13)                            See notes (1) through (12) as applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, since November 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

•                  in which the amount exceeds $60,000; and

•                  in which any director, executive officer, holder of more than five percent of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

The Canopy Group, Inc.

Effective March 11, 2005, Canopy transferred all of its shares of our common stock to Ralph Yarro, the Chairman of the Board of Directors.

As of October 31, 2004, Ralph J. Yarro III, the Chairman of our Board of Directors, was the President and Chief Executive Officer and a director of Canopy. Additionally, another of our directors, Darcy G. Mott, was the Chief Financial Officer of Canopy. As of October 31, 2004, Canopy owned approximately 31 percent of our issued and outstanding common stock. On March 11, 2005 Canopy transferred all of its shares of our common stock to Mr. Yarro. Additionally, in December 2004, Mr. Yarro’s and Mr. Mott’s employment at Canopy terminated.

In connection with our acquisition of Vultus in June 2003, we assumed the obligations of Vultus under two secured notes payable to Canopy totaling $1,073,000. In connection with the assumption of the notes payable to Canopy, Canopy agreed to accept the issuance of approximately 138,000 shares of our common stock in full satisfaction of the obligations. We also issued Canopy approximately 37,000 shares of its common stock as part of the purchase price for the acquisition. Canopy was a stockholder and significant debt holder of Vultus.

On April 30, 2003, we entered into a Marketing and Distribution Master Agreement and an Assignment Agreement with Center 7, Inc. On October 2, 2003, Center 7 assigned the Assignment Agreement to Vintela, Inc. and we entered into a new marketing agreement with Vintela. Both Center 7 and Vintela are majority owned by Canopy.

Under the Vintela agreement, we were appointed as a worldwide distributor for Vintela products to co-brand, market and distribute these products.

Under the Assignment Agreement, we assigned the copyright applications, patents and contracts related to Volution Manager, Volution Authentication, Volution Online and Volution Manager Update Service. As consideration for this assignment, Center 7 issued, and Vintela assumed, a $500,000 non-recourse promissory note payable to us, secured by the assigned software. This note was originally due on April 30, 2005 with interest payable at a rate of one percent above the prime rate as reported in the Wall Street Journal.

In November 2004, we began discussions with Vintela to cancel our marketing agreement and to pay the promissory note early. On December 1, 2004, we agreed with Vintela, the successor to Center 7, to forego any interest charges on the promissory note in return for an immediate payment of the $500,000 and the cancellation of our marketing agreement. On December 9, 2004, we received the $500,000 payment from Vintela and recorded the transaction during the three months ended January 31, 2005.

During the time we were developing the assigned software, we had expensed all amounts for its research and development efforts. As a result, at the time the promissory note was executed, we had no recorded basis in the assigned software. Because the transfer of the assigned software was to a related party in exchange for a promissory note and there was substantial doubt as to the ability of Center 7 to pay the note, no gain was recognized by us until payment was received on December 9, 2004.

During 2002, we entered into an operating lease agreement with Canopy for office space for its headquarters in Utah. The lease extends through December 2007 and we pay Canopy for rent and related expenses. During the years ended October 31, 2004, 2003 and 2002, we paid Canopy approximately $657,000, $639,000 and $348,000, respectively, for this space.

Sales Force.com

Mr. Steve Cakebread, the Chief Financial Officer for Sales Force.com, was a member of our Board of Directors until December 22, 2003. During the year ended October 31, 2003, we entered into a leasing agreement to use one of Sales Force.com’s products to run its internal sales and marketing planning, lead generation and customer tracking system. Payments to Sales Force.com were approximately $117,000 during fiscal year 2003.

Tarantella, Inc.

During the second quarter of fiscal year 2002, we bought back 500,000 shares of our outstanding common stock from Tarantella, Inc. (formerly known as The Santa Cruz Operation), which formerly was an affiliate of our company. We paid $555,000 for these shares, or $1.11 per share, which represented a discount from the quoted market price. During the third quarter of fiscal year 2002, we purchased an additional 3,115,000 shares from Tarantella and paid $2,959,000, or $0.95 per share, which represented a premium from the quoted market price. As of October 31, 2002, Tarantella did not hold an equity ownership interest in our company, and currently is not an affiliate of our company.

In connection with the second repurchase from Tarantella, we received and accepted a resignation letter from one of the directors representing Tarantella on our Board of Directors.

MTI Technology, Inc.

During the third quarter of fiscal year 2002, we purchased 1,189,000 shares of its outstanding common stock from MTI Technology, Inc., which formerly was an affiliate of our company, for $1,070,000, or $0.90 per share, which represented a premium from the quoted market price. As of October 31, 2002, MTI did not hold an equity ownership interest in our company.

Vista.com

During August 2002, we entered into a license agreement with Vista. Under the agreement, we acquired an exclusive license from Vista to sell and market Vista’s web services solutions to our channel partners. We prepaid $100,000 of royalties under the license agreement and advanced $250,000 to Vista in connection with a right to purchase 3,313,000 shares of Vista’s Series C convertible preferred stock for $500,000. Additionally, we acquired a $1,000,000 convertible note receivable payable by Vista bearing interest at 8 percent and due August 15, 2003. The $1,000,000 note receivable was acquired from Vista’s founder and majority stockholder in exchange for 800,000 shares of our common stock (which had an estimated fair value of $900,000) and $100,000 in cash. The note receivable was guaranteed by Vista’s founder and majority stockholder and was convertible at our option into a 20 percent fully diluted interest in Vista. In December 2002, Vista and we entered into a Stock Purchase Agreement, pursuant to which we acquired 3,313,000 shares of Vista’s Series C preferred stock for $500,000. The 3,313,000 shares of Series C preferred stock represent a 10 percent fully diluted interest in Vista. The $250,000 advance discussed above was applied toward the purchase and the remaining $250,000 was paid in January 2003. Additionally, Vista and we entered into an Agreement and Plan of Merger pursuant to which we received an option through March 31, 2003 to acquire the remaining 70 percent ownership interest of Vista in exchange for 2,500,000 shares of our common stock. We also received the right to representation on Vista’s board of directors. The option to purchase the remaining 70 percent of Vista expired unexercised on March 31, 2003.

In January 2003, we advanced Vista $100,000 in the form of a promissory note due on April 14, 2003. On April 2, 2003, the maturity date on this promissory note was extended to April 30, 2003. This promissory note bore interest at 8 percent payable at maturity and was convertible at our option into a 5 percent fully diluted interest in Vista. On April 2, 2003, we advanced Vista an additional $100,000 in the form of a promissory note due on April 30, 2003. The promissory note bears interest at 8 percent payable at maturity and was convertible at our option into a 5 percent fully diluted interest in Vista.

As a result of our ten percent ownership interest in Vista, the right to representation on Vista’s board of directors, and the convertible features of the notes receivable from Vista, we have accounted for our interest in Vista using the equity method of accounting. During the fiscal year 2003, we recognized $171,000 of equity in losses of this affiliate.

In September 2003, our Board of Directors determined that the current operating relationship with Vista should be restructured. As a result of this decision, Vista and we reached an agreement whereby we would transfer the $1,000,000 note receivable plus accrued interest and the two $100,000 notes receivable plus accrued interest back to Vista’s founder and majority shareholder, in exchange for 100,000 shares of our common stock held by Vista’s founder and majority shareholder. Additionally, we and Vista’s founder and majority shareholder agreed to transfer two notes receivable we had outstanding from a third party. As a result of the above transaction, we have removed all notes receivable and related accrued interest due from Vista as well as any outstanding amounts characterized as an investment in Vista, and recorded a loss on disposition of the investment of $250,000 in our statement of operations for the year ended October 31, 2003.

1Point0

Our former Chief Financial Officer, Robert Bench, is a partner in the consulting firm of 1Point0. Since his employment at our company, Mr. Bench has not been an active participating partner of 1Point0. 1Point0 assists technology companies in defining strategic direction and other operational assessments. During the fiscal year ended October 31, 2002, 1Point0 provided consulting services to our company and was paid $71,200 for these services.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. For more detailed information, please see our amended and restated certificate of incorporation and our amended and restated bylaws.

Our authorized capital consists of 45,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Dividend Rights.  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board of Directors may from time to time determine.

Voting Rights.  Each common stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting for the election of directors is not provided in our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

No Preemptive or Similar Rights.  Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Right to Receive Liquidation Preferences.  Upon our liquidation, dissolution or winding up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at the time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Preferred Stock

Our Board of Directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series.

Preferred Stock Purchase Rights

On August 10, 2004, our Board of Directors adopted a stockholder rights plan. The rights plan is similar to rights plans adopted by many other companies and was not adopted in response to any then-current hostile takeover attempt. In connection with adopting the rights plan, on August 27, 2004, we created a new Series A Junior Participating Preferred Stock having the rights and preferences set forth in the certificate of designation creating this series of preferred stock.

Under the rights plan, Series A Junior Participating Preferred Stock purchase rights were distributed as a dividend at the rate of one right for each share of our common stock held by stockholders of record as of the close of business on August 30, 2004. Additionally, one right is likewise payable with respect to each share of common stock that has or will become outstanding after August 30, 2004 until the earlier of (i) ten days following the date upon which a person becomes an Acquiring Person (as described below) or (ii) the expiration of the rights on August 10, 2014 or earlier redemption as described below.

Each right will entitle stockholders to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $60. The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of our common stock or commences, or publicly announces an intention to commence, a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of our common stock, and thus becomes an “Acquiring Person.”

If any person becomes an Acquiring Person, other than pursuant to a board-approved tender or exchange offer for all the outstanding shares of our company, then each right not owned by an Acquiring Person will entitle its holder to purchase, at the right’s then current exercise price, shares of Series A Junior Participating Preferred Stock (or, in certain circumstances as determined by the board, cash, property, or other securities) having a value of twice the right’s then current exercise price. In addition, if we, after any person has become an Acquiring Person, become involved in a merger or other business combination transaction with another company, in which we do not survive or in which our common stock is changed or exchanged, or we sell 50 percent or more of our assets or earning power to another person, each right will entitle each holder, other than an Acquiring Person, to purchase shares of common stock at the right’s then current exercise price of such other company.

We will be entitled to redeem the rights at $0.001 per right at any time until ten days (subject to extension) after a public announcement that any person or group of affiliated persons intends to acquire, or has acquired or obtained the right to acquire, beneficial ownership of 15 percent or more of the shares of our common stock.

The rights are intended to enable all stockholders to realize the long-term value of their investment in our company. The rights will not prevent a takeover attempt, but should encourage anyone seeking to acquire us to negotiate directly with our Board of Directors.

Delaware Anti-Takeover Law

The provisions of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws described below may have the effect of delaying, deferring, or discouraging another person from acquiring control of us.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging, under limited circumstances, in a business combination, which includes a merger or sale of more than 10 percent of the corporation’s assets, with any interested stockholder, which is a stockholder who owns 15 percent or more of the corporation’s outstanding voting stock, as well as affiliates and associates of stockholders, for three years following the date that the stockholder became an interested stockholder unless:

•                  the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•                  upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced; or

•                  on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. This provision of the Delaware General Corporation Law could prohibit or delay mergers or other takeover or change-in-control attempts and may discourage attempts to acquire us.

Charter

Our amended and restated certificate of incorporation provides that all stockholder actions must be effected at a duly-called annual or special meeting and not by a consent in writing. The certificate of incorporation also requires the approval of our Board of Directors to adopt, amend or repeal our amended and restated bylaws. In addition, our certificate of incorporation permits our stockholders to adopt, amend or repeal the bylaws only upon the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

Directors are removable for cause only by stockholders holding a majority of the then-outstanding shares of stock entitled to vote. Vacancies on the board of directors resulting from death, resignation, removal or other reason may be filled by a majority of the directors then in office, even if less than a quorum. Vacancies from newly created directorships must be filled by a majority of the directors then in office. Lastly, the provisions in our certificate of incorporation described above and other provisions pertaining to the limitation of liability and indemnification of directors may be amended or repealed only with the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us, which could have an adverse effect on the market price of our common stock.

Bylaws

The bylaws also contain many of the provisions in our certificate of incorporation described above. The bylaws do not permit stockholders to call a special meeting. In addition, the bylaws establish an advance notice procedure for matters to be brought before an annual or special meeting of our stockholders, including the election of directors. Business permitted to be conducted at any annual meeting or special meeting of stockholders will be limited to business properly brought before the meeting.

The bylaws also provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of preventing changes in our management.

Indemnification of Directors and Executive Officers and Limitation of Liability

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We have also entered into separate indemnification agreements with each of our directors and executive officers.  The indemnification agreements provide that we will indemnify our officers and directors, to the fullest extent permitted by law, in relation to any event or occurrence related to the fact that such officer or director is or was a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, or is or was serving at our request as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise by reason of any action or inaction on the part of such officer or director serving in any capacity set forth in this paragraph. In addition, the indemnification agreements provide that we will make an advance payment of expenses and losses to any officer or director who has entered into an indemnification agreement, if such officer or director requests such advance payment of expenses and losses, in order to cover a claim relating to any fact or occurrence arising from or relating to events or occurrences specified in this paragraph.

Transfer Agent and Registrar

The transfer agent and registrar for common stock is Computershare Trust Co., telephone number (303) 262-0600.

Listing

Our common stock is quoted on The Nasdaq SmallCap Market under the symbol “SCOX”.

LEGAL MATTERS

The validity under the Delaware General Corporation Law of the common stock that we are offering to repurchase hereby has been passed on for us by Dorsey & Whitney LLP, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements and financial statement schedule of The SCO Group, Inc. as of October 31, 2004 and 2003, and for each of the years in the three-year period ended October 31, 2004 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy and information statements and other information with the SEC. The public may read and copy, at prescribed rates, any materials we file with the SEC, including the registration statement and its exhibits at the SEC’s offices at: Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. For information on how to obtain such documents from the SEC and to obtain information on the operation of the Public Reference Room, investors may telephone the SEC’s Public Reference Room at 1-800-SEC-0330.

The SEC Internet site at http://www.sec.gov contains materials that we file with the SEC in electronic version through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC’s Internet site contains reports, proxy and information statements and other information regarding issuers that file electronically. Our Internet site, http://www.sco.com, also contains information about our company. Information on our website is not incorporated by reference into this offering circular.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Audited Consolidated Financial Statements and Financial Statement Schedule

Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of October 31, 2004 and 2003
Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended October 31, 2004, 2003 and 2002
Consolidated Statements of Stockholders’ Equity for the years ended October 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows for the years ended October 31, 2004, 2003 and 2002
Notes to Consolidated Financial Statements
Financial Statement Schedule:
Schedule II—Valuation and Qualifying Accounts

Index to Unaudited Condensed Consolidated Financial Statements

Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of April 30, 2005 and October 31, 2004
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) for the three and six months ended April 30, 2005 and 2004
Condensed Consolidated Statements of Cash Flows for the six months ended April 30, 2005 and 2004
Notes to Condensed Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

The SCO Group, Inc.:

We have audited the consolidated balance sheets of The SCO Group, Inc. and subsidiaries as of October 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended October 31, 2004. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The SCO Group, Inc. and subsidiaries as of October 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 2004 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Salt Lake City, Utah February 18, 2005, except as to Note 16, which is as of March 11, 2005

THE SCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	October 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,693	$64,428
Restricted cash	8,283	2,025
Available-for-sale securities	18,756	4,095
Accounts receivable, net of allowance for doubtful accounts of $136 and $230, respectively	6,638	9,282
Other current assets	1,870	2,450
Total current assets	48,240	82,280
PROPERTY AND EQUIPMENT:
Computer and office equipment	2,991	3,482
Leasehold improvements	406	608
Furniture and fixtures	103	189
	3,500	4,279
Less accumulated depreciation and amortization	(2,851)	(3,131)
Net property and equipment	649	1,148
OTHER ASSETS:
Goodwill, net	—	1,166
Intangibles, net	5,413	9,286
Other assets	1,098	1,072
Total other assets	6,511	11,524
Total assets	$55,400	$94,952
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,854	$1,978
Payable to Novell, Inc.	3,283	2,025
Accrued compensation to law firms	7,956	10,556
Accrued payroll and benefits	3,369	4,752
Accrued liabilities	3,855	3,754
Derivative related to redeemable convertible preferred stock	—	15,224
Deferred revenue	4,877	5,501
Other royalties payable	354	523
Taxes payable	1,279	799
Total current liabilities	32,827	45,112
LONG-TERM LIABILITIES	343	508
MINORITY INTEREST	—	145
COMMITMENTS AND CONTINGENCIES (Note 10)
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $0.001 par value; 5,000 shares authorized, 0 and 50 shares outstanding, respectively (Note 6)	—	29,671
COMMON STOCK SUBJECT TO RESCISSION (Note 7)	528	—
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 45,000 shares authorized, 17,956 and 13,824 shares outstanding, respectively	18	14
Additional paid-in capital	246,273	218,690
Common stock held in treasury	(2,414)	—
Warrants outstanding	1,099	1,099
Deferred compensation	(22)	(347)
Accumulated other comprehensive income	964	926
Accumulated deficit	(224,216)	(200,866)
Total stockholders’ equity	21,702	19,516
Total liabilities and stockholders’ equity	$55,400	$94,952

See accompanying notes to consolidated financial statements.

THE SCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Year Ended October 31,
	2004	2003	2002
REVENUE:
Products	$35,352	$45,028	$52,975
SCOsource licensing	829	25,846	—
Services	6,628	8,380	11,266
Total revenue	42,809	79,254	64,241
COST OF REVENUE:
Products	3,221	4,068	7,558
SCOsource licensing (inclusive of amortization of intangibles of $334, $337 and $0, respectively)	19,743	9,500	—
Services	4,134	6,354	10,758
Total cost of revenue	27,098	19,922	18,316
GROSS MARGIN	15,711	59,332	45,925
OPERATING EXPENSES:
Sales and marketing (exclusive of stock-based compensation of $75, $129, and $89, respectively)	17,038	24,392	29,554
Research and development (exclusive of stock-based compensation of $49, $112, and $45, respectively)	10,612	11,012	17,558
General and administrative (exclusive of stock-based compensation of $795, $963, and $991, respectively)	7,626	6,230	9,307
Severance and exit costs	3,168	498	6,728
Amortization of intangibles	2,566	3,190	2,853
Loss on disposition and impairment of long-lived assets	2,355	164	1,796
Write-off of investments	—	250	1,180
Stock-based compensation	919	1,204	1,125
Compensation to law firms	—	8,956	—
Total operating expenses	44,284	55,896	70,101
INCOME (LOSS) FROM OPERATIONS	(28,573)	3,436	(24,176)
EQUITY IN INCOME (LOSSES) OF AFFILIATES	111	(62)	(50)
OTHER INCOME (EXPENSE):
Interest income	905	188	377
Interest expense	—	(3)	(206)
Change in fair value of derivative (Note 6)	5,924	2,845	—
Other expense, net	(322)	(203)	(339)
Total other income (expense), net	6,507	2,827	(168)
INCOME (LOSS) BEFORE INCOME TAXES	(21,955)	6,201	(24,394)
PROVISION FOR INCOME TAXES	(1,395)	(774)	(483)
NET INCOME (LOSS)	(23,350)	5,427	(24,877)
CONTRIBUTIONS FROM (DIVIDENDS ON) REDEEMABLE CONVERTIBLE PREFERRED STOCK	7,123	(123)	—
NET INCOME AVAILABLE (LOSS APPLICABLE) TO COMMON STOCKHOLDERS	$(16,227)	$5,304	$(24,877)
BASIC NET INCOME (LOSS) PER COMMON SHARE	$(1.07)	$0.43	$(1.93)
DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(1.07)	$0.34	$(1.93)
WEIGHTED AVERAGE BASIC COMMON SHARES OUTSTANDING	15,155	12,261	12,893
WEIGHTED AVERAGE DILUTED COMMON SHARES OUTSTANDING	15,155	15,679	12,893
OTHER COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$(23,350)	$5,427	$(24,877)
Unrealized gain (loss) on available-for-sale securities	(67)	23	—
Foreign currency translation adjustment	105	393	423
COMPREHENSIVE INCOME (LOSS)	$(23,312)	$5,843	$(24,454)

See accompanying notes to consolidated financial statements.

THE SCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(IN THOUSANDS)

	Common Stock		Additional Paid-in Capital	Treasury Stock		Warrants Outstanding	Deferred Compensation	Accumulated Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Amount		Shares	Amount
Balance, October 31, 2001	14,266	$14	$217,209	—	$—	$—	$(1,290)	$87	$(181,416)	$34,604
Issuance of common shares for services	30	—	113	—	—	—	—	—	—	113
Compensation expense for modifications made to certain option grants	—	—	73	—	—	—	—	—	—	73
Amortization of deferred compensation	—	—	—	—	—	—	986	—	—	986
Removal of deferred compensation related to termination of option holders	—	—	(155)	—	—	—	155	—	—	—
Reversal of compensation expense previously recorded related to termination of option holders	—	—	(565)	—	—	—	—	—	—	(565)
Issuance of common stock for services to officers and key employees	450	1	494	—	—	—	(495)	—	—	—
Issuance of common stock for prior services to former Chief Executive Officer	175	—	105	—	—	—	—	—	—	105
Issuance of common stock for the cancellation of change in control agreements	105	—	119	—	—	—	—	—	—	119
Issuance of common shares upon exercise of stock options	215	—	295	—	—	—	—	—	—	295
Issuance of common shares under employee stock purchase program	175	—	291	—	—	—	—	—	—	291
Acquisition of common shares from stockholders	(4,804)	(5)	(4,579)	—	—	—	—	—	—	(4,584)
Issuance of common shares for a note receivable	800	1	899	—	—	—	—	—	—	900
Issuance of a warrant	—	—	—	—	—	294	—	—	—	294
Cumulative translation adjustment	—	—	—	—	—	—	—	423	—	423
Net loss	—	—	—	—	—	—	—	—	(24,877)	(24,877)
Balance, October 31, 2002	11,412	11	214,299	—	—	294	(644)	510	(206,293)	8,177
Issuance of common shares to officers, key employees and directors for services, net of cancellations	357	1	726	—	—	—	(569)	—	—	158
Issuance of common shares upon exercise of stock options	1,305	1	2,055	—	—	—	—	—	—	2,056
Issuance of common shares under employee stock purchase program	345	—	236	—	—	—	—	—	—	236
Issuance of common shares in connection with business combination	305	1	2,460	—	—	—	—	—	—	2,461
Compensation expense for modifications made to certain option grants	—	—	42	—	—	—	—	—	—	42
Stock-based compensation for services	—	—	296	—	—	—	—	—	—	296
Issuance of warrants	—	—	—	—	—	1,099	—	—	—	1,099
Exercise of a warrant	200	—	294	—	—	(294)	—	—	—	—
Acquisition of common shares from stockholder	(100)	—	(1,718)	—	—	—	—	—	—	(1,718)
Amortization of stock-based compensation	—	—	—	—	—	—	866	—	—	866
Cumulative translation adjustment	—	—	—	—	—	—	—	393	—	393
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	—	23	—	23
Net income	—	—	—	—	—	—	—	—	5,427	5,427
Balance, October 31, 2003	13,824	14	218,690	—	—	1,099	(347)	926	(200,866)	19,516
Amortization of stock-based compensation	—	—	—	—	—	—	325	—	—	325
Compensation expense for modifications made to certain option grants	—	—	92	—	—	—	—	—	—	92
Stock-based compensation on options to non-employees	—	—	502	—	—	—	—	—	—	502
Unrealized gain (loss) on available-for-sale securities	—	—	—	—	—	—	—	(67)	—	(67)
Dividend recorded on exchange of Series A-1 Preferred Stock for Series A Preferred Stock	—	—	(6,305)	—	—	—	—	—	—	(6,305)
Capital contribution recorded on repurchase of Series A-1 Convertible Preferred Stock	—	—	15,475	—	—	—	—	—	—	15,475
Conversion of Series A-1 Preferred Stock	2,846	3	18,757	—	—	—	—	—	—	18,760
Dividends on Series A and Series A-1 Convertible Preferred Stock	—	—	(2,170)	—	—	—	—	—	—	(2,170)
Cumulative translation adjustment	—	—	—	—	—	—	—	105	—	105
Acquisition of common shares	—	—	—	(290)	(2,414)	—	—	—	—	(2,414)
Cancellation of restricted stock awards for terminated employees	(11)	—	—	—	—	—	—	—	—	—
Issuance of common shares upon exercise of stock options	606	1	950	—	—	—	—	—	—	951
Issuance of common shares under employee stock purchase program	691	—	810	—	—	—	—	—	—	810
Common stock subject to rescission	—	—	(528)	—	—	—	—	—	—	(528)
Net loss	—	—	—	—	—	—	—	—	(23,350)	(23,350)
Balance, October 31, 2004	17,956	$18	$246,273	(290)	$(2,414)	$1,099	$(22)	$964	$(224,216)	$21,702

See accompanying notes to consolidated financial statements.

THE SCO GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year Ended October 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(23,350)	$5,427	$(24,877)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Issuance of common shares as compensation to law firms	—	7,956	—
Amortization of intangibles	2,900	3,527	3,187
Stock-based compensation	919	1,204	1,125
Depreciation and amortization	783	1,049	2,555
Write-downs of investments	—	250	1,180
Issuance of a warrant (classified as cost of SCOsource licensing revenue)	—	243	—
Loss on disposition and write-downs of long-lived assets	2,355	164	1,796
Equity in (income) losses of affiliates	(111)	62	50
Change in fair value of derivative	(5,924)	(2,845)	—
Amortization of debt discount	—	—	208
Changes in operating assets and liabilities, net of effects of acquisitions:
Restricted cash	(5,000)	—	—
Accounts receivable, net	2,644	(837)	8,120
Other current assets	580	1,269	(145)
Other assets	84	1,501	(1,387)
Accounts payable	5,876	(217)	(414)
Payable to The Santa Cruz Operation	—	—	27
Accrued payroll and benefits	(1,383)	1,115	(2,924)
Compensation to law firms	(2,600)	2,600	—
Accrued liabilities	101	(4,091)	411
Deferred revenue	(624)	(4,555)	1,815
Other royalties payable	(169)	(146)	(503)
Taxes payable	480	90	(240)
Other long-term liabilities	(165)	(1,679)	(576)
Net cash provided by (used in) operating activities	(22,604)	12,087	(10,592)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(506)	(467)	(206)
Acquisitions, net of acquisition costs and cash received	—	—	(100)
Purchase of available-for-sale securities	(59,224)	(4,095)	—
Proceeds from available-for-sale securities	44,496	—	5,943
Purchase of minority interest in Japanese subsidiary	(209)	—	—
Investment in non-marketable securities	—	(950)	(350)
Net cash provided by (used in) investing activities	(15,443)	(5,512)	5,287
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock through employee stock purchase program	810	236	291
Proceeds from exercise of common stock options	951	2,056	295
Repurchase of common stock	(2,414)	—	(4,584)
Net proceeds from the issuance of warrants	—	856	—
Repayments of long-term debt	—	—	(5,000)
Costs incurred in connection with Series A-1 Convertible Preferred Stock issuance	(211)	—	—
Repurchase and retirement of Series A-1 Convertible Preferred Stock	(13,000)	—	—
Net proceeds from issuance of Series A Convertible Preferred Stock	—	47,740	—
Net cash provided by (used in) financing activities	(13,864)	50,888	(8,998)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(51,911)	57,463	(14,303)
EFFECT OF FOREIGN EXCHANGE RATES ON CASH	176	376	351
CASH AND CASH EQUIVALENTS, beginning of year	64,428	6,589	20,541
CASH AND CASH EQUIVALENTS, end of year	$12,693	$64,428	$6,589

See accompanying notes to consolidated financial statements.

	Year Ended October 31,
	2004	2003	2002
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$957	$413	$877
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Accretion of dividends	$2,047	$123	$—
Capital contribution in connection with repurchase and cancellation of Series A-1 shares	$(15,475)	$—	$—
Dividend in connection with exchange of Series A-1 for Series A	$6,305	$—	$—
Common stock subject to rescission	$528	$—	$—
Deferred compensation for issuance of common shares	$—	$569	$495
Acquisition of Vultus, Inc.:
Intangible assets	$—	$1,555	$—
Goodwill	$—	$1,166	$—
Common stock issued	$—	$(2,461)	$—
Accrued liabilities assumed	$—	$(215)	$—
Acquisition costs	$—	$(45)	$—
Settlement of notes receivable from Vista and NextEStage:
SCO shares acquired	$—	$1,718	$—
Investment write-off and other	$—	$500	$—
Notes receivable, royalties and investment	$—	$(2,218)	$—
Settlement related to the acquisition of the server and professional services groups of The Santa Cruz Operation reflected as an adjustment to the purchase price	$—	$—	$3,341
Issuance of common shares for a note receivable	$—	$—	$900

See accompanying notes to consolidated financial statements.

THE SCO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)                                 ORGANIZATION AND DESCRIPTION OF BUSINESS AND LIQUIDITY

The Company was originally incorporated as Caldera Systems, Inc. (“Caldera Systems”), a Utah corporation, on August 21, 1998, and reincorporated as a Delaware corporation on March 6, 2000. In March 2000, Caldera Systems completed an initial public offering of its common stock. On March 6, 2000, Caldera Systems reincorporated in Delaware.

On May 7, 2001, Caldera International, Inc. (“Caldera”) was formed as a holding company to own Caldera Systems and to acquire substantially all of the assets, liabilities and operations of the server and professional services groups of The Santa Cruz Operation, now known as Tarantella, Inc. The acquired operations from The Santa Cruz Operation developed and marketed server software related to networked business computing and were one of the leading providers of UNIX server operating systems. In addition, these operations provided professional services related to implementing and maintaining UNIX system software products. The acquisition provided Caldera with international offices and a distribution channel with resellers throughout the world. Subsequent to this acquisition, the Company has primarily sold UNIX based products and services.

On May 16, 2003, Caldera’s stockholders approved an amendment to Caldera’s certificate of incorporation that changed Caldera’s name to The SCO Group, Inc. (the “Company”).

The Company’s business focuses on marketing reliable, cost-effective UNIX software products and related services for the small-to-medium sized business market. In 2003 the Company established its SCOsource division and launched its first of several SCOsource initiatives to review and enforce its intellectual property surrounding the UNIX operating system which it acquired from The Santa Cruz Operation.

During the year ended October 31, 2004, the Company used cash of $22,604,000 in its operations. A significant portion of this cash was used to pursue the Company’s intellectual property litigation. As of October 31, 2004, the Company had a total of $31,449,000 in cash and cash equivalents and available-for-sale securities and an additional $5,000,000 as restricted cash to be used in its operations and pursue its intellectual property litigation. As a result of the Engagement Agreement between the Company and its Law Firms (see Note 10), the Company anticipates using cash of approximately $27,000,000 in the defense of its intellectual property litigation during the year ending October 31, 2005, which would leave the Company approximately $9,449,000 in cash for its business operations. The Company expects that its UNIX business will generate sufficient cash in the year ending October 31, 2005 to cover its internal costs related to its SCOsource initiatives and intellectual property litigation, and believes that it will have sufficient cash resources to fund its operations for the next twelve months.

(2)                                 SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Key estimates in the accompanying consolidated financial statements include, among others, revenue recognition, allowances for doubtful accounts receivable, determination of fair value of the derivative associated with the now retired Convertible Preferred Stock, impairment of long-lived assets, and valuation allowances against deferred income tax assets.

Reclassifications

Certain reclassifications have been made to the 2003 and 2002 fiscal year amounts to conform to the current year presentation. The reclassifications had no effect on net loss for the prior years.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned operating subsidiaries after all intercompany balances and transactions have been eliminated.

The following table lists the Company’s subsidiaries, location and ownership interest:

Subsidiary	Location	Ownership Interest
SCO Operations, Inc.	United States	Wholly-owned
SCO Global, Inc.	United States	Wholly-owned
SCO Software (Ireland) Ltd.	Ireland	Wholly-owned
SCO Software (UK) Ltd.	United Kingdom	Wholly-owned
SCO Japan, Ltd.	Japan	Wholly-owned
The SCO Group Korea, Inc.	Korea	Wholly-owned
SCO Canada, Inc.	Canada	Wholly-owned
The SCO Group (Deutschland) GmbH	Germany	Wholly-owned
The SCO Group (France) Sarl	France	Wholly-owned
The SCO Group (Italia) Srl	Italy	Wholly-owned

Fair Value of Financial Instruments

The carrying amounts reported in the accompanying consolidated financial statements for cash and cash equivalents, accounts receivable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The fair values of available-for-sale securities are determined using quoted market prices for these securities. The fair value of the Series A Convertible Preferred Stock derivative and Series A Convertible Preferred Stock as of October 31, 2003 were determined using a binomial pricing model (see Note 6).

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the local foreign currency. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate prevailing on the balance sheet date. Revenue and expenses are translated at average exchange rates prevailing during the period. Translation adjustments resulting from translation of the subsidiaries’ accounts are recorded in accumulated other comprehensive income. Gains and losses resulting from foreign currency transactions are included as a component of other income in the consolidated statements of operations.

Cash and Cash Equivalents

The Company considers all investments purchased with original maturities of three or fewer months to be cash equivalents. Cash equivalents were $2,633,000 and $61,701,000 as of October 31, 2004 and 2003, respectively. Cash was $10,060,000 and $2,727,000 as of October 31, 2004 and 2003, respectively.

Available-for-Sale Securities

The following table shows the cost, unrealized gain or loss and fair market value of the Company’s cash equivalents and available-for-sale securities as of October 31, 2004 and 2003 (in thousands):

	October 31, 2004
	Cost	Unrealized Gains (Losses), net	Fair Market Value
Corporate notes	$2,000	$—	$2,000
U.S. Government agencies	16,800	(44)	16,756
Total	$18,800	$(44)	$18,756

	October 31, 2003
	Cost	Unrealized Gains (Losses), net	Fair Market Value
Corporate notes	$1,874	$16	$1,890
U.S. Government agencies	2,198	7	2,205
Total	$4,072	$23	$4,095

Available-for-sale securities are recorded at fair market value, based on quoted market prices, and unrealized gains and losses are recorded as a component of comprehensive income (loss). Realized gains and losses, which are calculated based on the specific-identification method, are recorded in operations as incurred. As of October 31, 2004 and 2003, available-for-sale securities at amortized cost and fair value consisted of the following (in thousands):

	2004		2003
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Maturity date
3 - 12 months	$—	$—	$701	$703
> 12 months	18,800	18,756	3,371	3,392
Total	$18,800	$18,756	$4,072	$4,095

All U.S. Government agencies in an unrealized loss position as of October 31, 2004 were not impaired at acquisition and the decline in fair value is primarily attributable to interest rate fluctuations. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary results in a charge to earnings and establishes a new basis for the security.

Restricted Cash and Payable to Novell, Inc.

Pursuant to the 1995 Asset Purchase Agreement and the Company’s acquisition of assets and operations of The Santa Cruz Operation, the Company acts as an administrative agent in the collection of payments from a limited number of pre-existing Novell, Inc. (“Novell”) customers who continue to deploy SVRx technology. Under the agency agreement, the Company collects payments from such customers and receives 5 percent as an administrative fee. The Company records the 5 percent administrative fee as revenue in its consolidated statements of operations. The accompanying consolidated balance sheets as of October 31, 2004 and 2003 reflect amounts collected related to this agency agreement but not yet remitted to Novell of $3,283,000 and $2,025,000, respectively, as restricted cash and payable to Novell. The Company’s obligation to act as an administrative agent for Novell is unrelated to the Company’s SCOsource initiatives related to its intellectual property rights or the Company’s lawsuit against Novell for slander of title alleging Novell’s bad faith effort to interfere with the Company’s copyrights in its UNIX source code and derivative works and its UnixWare product.

Allowance for Doubtful Accounts Receivable

The Company offers credit terms on the sale of the Company’s products to a significant majority of the Company’s customers and require no collateral from these customers. The Company performs ongoing credit evaluations of the Company’s customers’ financial condition and maintains an allowance for doubtful accounts receivable based upon the Company’s historical experience and a specific review of accounts receivable at the end of each period. As of October 31, 2004 and 2003, the allowance for doubtful accounts was $136,000 and $230,000, respectively.

Inventories

Inventories consist primarily of completed software products. Inventories are stated at the lower of cost (using the first-in, first-out method) or market value. As of October 31, 2004 and 2003, inventories amounted to $248,000 and $298,000, respectively. Inventories are included in other current assets in the accompanying consolidated balance sheets.

Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable value. Due to competitive pressures and technological innovation, it is possible that estimates of the net realizable value could change in the near term.

Capitalized Software Costs

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for the Costs of ComputerSoftware to be Sold, Leased or Otherwise Marketed,” development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a detail program design. Software development costs incurred after technological feasibility was established and prior to product release were not material for fiscal years 2004, 2003 and 2002. The Company has charged its software development costs to research and development expense in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The carrying value of a long-lived asset is considered impaired when the anticipated cumulative undiscounted cash flows of the related asset or group of assets is less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair market value of the long-lived asset.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Computer equipment is depreciated using the straight-line method over the estimated useful life of the asset, which is typically three years. Furniture and fixtures and office equipment are depreciated using the straight-line method over the estimated useful life of the asset, typically three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life of the improvement or the remaining term of the applicable lease.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments that extend the useful lives of existing equipment are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

Depreciation and amortization expense was $783,000, $1,049,000 and $2,555,000 during the years ended October 31, 2004, 2003 and 2002, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, as modified by SOP 98-9. The Company’s revenue is primarily from three sources: (i) product license revenue, primarily from product sales to distributors, end users and original equipment manufacturers (“OEMs”); (ii) technical support service revenue, primarily from providing technical support and consulting services to end users; and (iii) licensing revenue from its SCOsource intellectual property initiative.

The Company recognizes product revenue upon shipment if a signed contract exists, the fee is fixed or determinable, collection of the resulting receivable is probable and product returns are reasonably estimable.

The majority of the Company’s revenue transactions relate to product-only sales. On occasion, the Company has revenue transactions that have multiple elements (such as software products, maintenance, technical support services, and other services). For software agreements that have multiple elements, the Company allocates revenue to each component of the contract based on the relative fair value of the elements. The fair value of each element is based on vendor specific objective evidence (“VSOE”). VSOE is established when such elements are sold separately. The Company recognizes revenue when the criteria for product revenue recognition set forth above have been met. If VSOE of all undelivered elements exists, but VSOE does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the license fee is recognized as revenue in the period when persuasive evidence of an arrangement is obtained assuming all other revenue recognition criteria are met.

The Company recognizes product revenue from OEMs when the software is sold by the OEM to an end-user customer. Payments for fees are generally made in advance and are non-refundable. Revenue from technical support services and consulting services is recognized as the related services are performed. Revenue for maintenance is recognized ratably over the maintenance period.

The Company considers an arrangement with payment terms longer than the Company’s normal business practice, which do not extend beyond 12 months, not to be fixed and determinable and revenue is recognized when the fee becomes due. The Company typically provides stock rotation rights for sales made through its distribution channel and sales to distributors are recognized upon shipment by the distributor to end users. For direct sales not through the Company’s distribution channel, sales are typically non-refundable and non-cancelable. The Company estimates its product returns based on historical experience and maintains an allowance for estimated returns, which is recorded as a reduction to accounts receivable.

The Company’s SCOsource licensing revenue to date has been primarily generated from license agreements to utilize the Company’s UNIX source code as well as from intellectual property compliance licenses. The Company recognizes revenue from SCOsource licensing agreements when a signed contract exists, the fee is fixed and determinable, collection of the receivable is probable and delivery has occurred. If the payment terms extend beyond the Company’s normal payment terms, revenue is recognized as the payments become due.

Royalty Costs

Royalties paid by the Company on applications licensed from third parties that are incorporated into the software products sold by the Company are expensed as cost of revenue on a per unit basis as software products are sold. Royalties paid in advance of product sales are included in other current assets and recorded as cost of revenue when the related products are sold. During fiscal years 2004, 2003 and 2002, the Company incurred $1,262,000, $1,464,000 and $1,552,000, respectively, in royalty expense.

Advertising

The Company expenses the cost of advertising as incurred. Advertising expenses totaled $350,000, $665,000 and $1,698,000, respectively, for fiscal years 2004, 2003 and 2002, respectively.

Stock-based Compensation

The Company accounts for stock options issued to directors, officers and employees under Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees, and Related Interpretations.” Under APB No. 25, compensation expense is recognized if an option’s exercise price on the measurement date is below the fair market value of the Company’s common stock. The Compensation expense, if any, is amortized to expense over the vesting period.

SFAS No. 148, “Accounting for Stock-Based Compensation,” requires pro forma information regarding net income (loss) as if the Company had accounted for its stock options granted under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation.” The fair value for the Company’s stock options is estimated on the date of grant using the Black-Scholes option-pricing model.

With respect to stock options and restricted stock awards granted and employee stock purchase program (“ESPP”) shares purchased during the years ended October 31, 2004, 2003 and 2002, the assumptions used in the Black-Scholes option-pricing model are as follows:

	2004	2003	2002
Risk-free interest rate	2.8%	2.9%	3.0%
Expected dividend yield	0.0%	0.0%	0.0%
Volatility	79.5%	126.0%	161.0%
Expected exercise life (in years)	3.0	2.7	2.5

For purposes of the pro forma disclosure, the estimated fair value of stock options, restricted stock awards and ESPP shares are amortized over the vesting period of the award. The following is the pro forma disclosure and the related impact on net income (loss) to common stockholders and the net income (loss) to common stockholders per diluted common share for the years ended October 31, 2004, 2003 and 2002 (in thousands, except per share amounts):

	2004	2003	2002
Net income available (loss applicable) to common stockholders:
As reported	$(16,227)	$5,304	$(24,877)
Stock-based compensation included in reported net income (loss)	919	1,204	1,125
Stock-based compensation under fair value method	(2,082)	(1,855)	(6,814)
Pro forma net income available (loss applicable) to common stockholders	$(17,390)	$4,653	$(30,566)
Net income available (loss applicable) to common stockholders per basic common share:
As reported	$(1.07)	$0.43	$(1.93)
Pro forma	$(1.15)	$0.38	$(2.37)
Net income available (loss applicable) to common stockholders per diluted common share:
As reported	$(1.07)	$0.34	$(1.93)
Pro forma	$(1.15)	$0.30	$(2.37)

Income Taxes

The Company recognizes a liability or asset for the deferred tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred tax assets may not be realized. The Company has provided a valuation allowance against the entire net deferred tax asset because of its history of net operating losses and the uncertainties regarding future operating profitability and taxable income.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss), foreign currency translation adjustments and unrealized gain (loss) on available-for-sale securities and is presented in the accompanying consolidated statements of operations and comprehensive income (loss).

Hedging of Foreign Currency Transactions

The Company has in the past utilized foreign currency forward exchange contracts for market exposures of underlying assets and liabilities. The Company has not used forward exchange contracts for speculative or trading purposes. The Company’s accounting policies for foreign exchange contracts are based on the Company’s designation of each contract. The criteria used for designating each contract include such contract’s effectiveness in risk reduction and one-to-one matching of forward exchange contracts to underlying assets and liabilities. Gains and losses on currency forward contracts that are firm commitments are deferred and recognized in income in the same period that the underlying transactions are settled. Gains and losses on currency forward contracts that are designated and effective for existing transactions are recognized in income in the same period as gains and losses on the underlying transactions are recognized and generally offset. Gains and losses on any instruments not meeting the above criteria are recognized in income in the current period. As of October 31, 2004, the Company had no outstanding instruments classified as hedges.

Net Income (Loss) per Common Share

Basic net income (loss) per common share (“Basic EPS”) is computed by dividing net income (loss) by the weighted average number of common shares outstanding. Diluted net income (loss) per common share (“Diluted EPS”) is computed by dividing net income by the sum of the weighted average number of common shares outstanding and the dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of the weighted average of shares issuable upon the exercise of outstanding stock options, restricted stock awards, warrants to acquire common stock and preferred stock convertible into common shares. If dilutive, the Company computes Diluted EPS using the treasury stock method.

The following table is a reconciliation of the numerator and denominator of Basic EPS to the numerator and denominator of Diluted EPS (in thousands, except per share amounts):

	2004	2003	2002
Numerator:
Net income available (loss applicable) to common stockholders	$(16,227)	$5,304	$(24,877)
Denominator:
Weighted average common shares outstanding	15,155	12,256	12,893
Series A Convertible Preferred Stock	—	5	—
Weighted average basic common shares outstanding	15,155	12,261	12,893
Stock options	—	2,833	—
Restricted stock	—	471	—
Warrants	—	114	—
Weighted average diluted common shares outstanding	15,155	15,679	12,893
Basic EPS	$(1.07)	$0.43	$(1.93)
Diluted EPS	(1.07)	0.34	(1.93)
Excluded anti-dilutive common share equivalents	3,161	387	4,374

The excluded anti-dilutive common share equivalents are not included in the computation of Diluted EPS as their effect would have decreased Diluted EPS.

(3)                                 ACQUISITIONS

Vultus

Under the terms of an Asset Acquisition Agreement (the “Vultus Agreement”) dated June 6, 2003, the Company acquired substantially all of the assets of Vultus, Inc. (“Vultus”), a corporation engaged in the web services interface business. As consideration for the assets acquired, the Company issued approximately 167,000 shares of the Company’s common stock, of which The Canopy Group, Inc. (“Canopy”), the Company’s principal stockholder as of October 31, 2004, received approximately 37,000 shares. The Company also assumed approximately $215,000 in accrued liabilities of Vultus. In addition, the Company assumed the obligations of Vultus under two secured notes payable to Canopy totaling $1,073,000. In connection with the assumption of the notes payable to Canopy, Canopy agreed to accept the issuance of approximately 138,000 shares of the Company’s common stock in full satisfaction of the obligations. Canopy was a stockholder and significant debt holder of Vultus. Neither Canopy nor any of its officers or directors participated in the Company’s approval of this transaction.

The following table summarizes the components of the consideration paid to Vultus (in thousands, except per share data):

Consideration paid:
Fair value of common stock issued (305,000 shares at $8.06 per share)	$2,461
Assumed liabilities	215
Direct expenses	45
Total consideration	$2,721

The $8.06 per share value of the common stock issued was determined based on the average market price of the Company’s common stock for the two days before and the day of signing the Vultus Agreement.

The Company accounted for the acquisition of Vultus as a business combination in accordance with SFAS No. 141. SFAS No. 141 requires that the total purchase price, including direct fees and expenses, be allocated to the assets acquired based upon their respective fair values. No current assets or tangible assets of significant value were acquired. Based on the nature and status of the research and development projects at the date of acquisition, none of the purchase price has been allocated to in-process research and development. The purchase price has been allocated to the intangible assets acquired as follows (in thousands):

Purchase price allocation:
Acquired technology (estimated useful life of two years)	$1,555
Goodwill	1,166
Total	$2,721

Pro Forma Financial Information

The following table sets forth certain pro forma financial information had the Vultus acquisition been completed as of November 1, 2002 (unaudited, in thousands, except per share amounts):

	Year Ended October 31,
	2003	2002
Revenue	$79,254	$64,296
Net income (loss) from operations	2,133	(26,142)
Net income available (loss) applicable to common stockholders	3,998	(26,877)
Basic net income (loss) per common share	$0.32	$(2.04)
Diluted net income (loss) per common share	$0.25	$(2.04)

As discussed in more detail in Note 4, the Company recorded an asset impairment related to Vultus during the year ended October 31, 2004.

(4)                                 GOODWILL AND INTANGIBLE ASSETS

The following table shows the activity related to amortized intangible assets for the years ended October 31, 2003 and 2004 as well as the remaining unamortized balances as of October 31, 2004 (in thousands):

	As of October 31, 2002	Year Ended October 31, 2003		As of October 31, 2003
		Amortization Expense	Additions
	Net Book Value			Net Book Value
Amortizable intangible assets:
Distribution/reseller channel	$9,273	$(2,319)	$—	$6,954
Acquired technology	1,777	(1,157)	1,555	2,175
Trade name	208	(51)	—	157
Total intangible assets	$11,258	$(3,527)	$1,555	$9,286

	As of October 31,	Year Ended October 31, 2004		As of October 31,
	2003	Amortization Expense	Impairment Loss	2004
	Net Book Value			Net Book Value
Amortizable intangible assets:
Distribution/reseller channel	$6,954	$(2,318)	$—	$4,636
Acquired technology	2,175	(529)	(973)	673
Trade name	157	(53)	—	104
Total intangible assets	$9,286	$(2,900)	$(973)	$5,413

Of the $2,900,000 in amortization expense for the year ended October 31, 2004, $334,000 was classified as cost of SCOsource licensing revenue and the remaining $2,566,000 was classified as amortization of intangible assets in operating expenses. Of the $3,527,000 in amortization expense for the year ended October 31, 2003, $337,000 was classified as cost of SCOsource licensing revenue and the remaining $3,190,000 was classified as amortization of intangible assets in operating expenses. Amortization expense was $3,187,000 for the year ended October 31, 2002 and $2,853,000 was classified as an operating expense.

During the year ended October 31, 2004, the Company recorded a loss on impairment of long-lived assets totaling $2,139,000, which related to an impairment loss on intangible assets of $973,000 and an impairment of goodwill of $1,166,000. The intangible assets and goodwill were included as part of the UNIX segment.

The impairment loss related to goodwill and intangible assets acquired in connection with the acquisition of Vultus in June 2003. The Company concluded that an impairment-triggering event occurred during the three months ended April 30, 2004 as the Company had a reduction in force that impacted the Company’s ability to move the Vultus initiative forward on a stand-alone basis and because an impending partnership that would have solidified the Vultus revenue and cash flow opportunities did not materialize. Consequently, the Company concluded that no significant future cash flows related to its Vultus assets would be realized. The Company performed an impairment analysis of its recorded goodwill related to the Vultus reporting unit using a present value of future cash flows model. Additionally, an impairment analysis of the intangible assets was performed in accordance with SFAS No. 144. As a result of these analyses, the Company wrote-down the carrying value of its goodwill related to the Vultus acquisition from $1,166,000 to $0 and wrote-down intangible assets related to its Vultus acquisition from $973,000 to $0.

Future amortization expense for the above intangible assets as of October 31, 2004, is as follows (in thousands):

Amortization Expense
Year ending October 31,
2005	$2,706
2006	2,707
Total	$5,413

Pursuant to SFAS No. 142, the Company is required to test its intangible assets for impairment at least annually. The Company performed a test as of October 31, 2004 and concluded that no impairment had occurred.

(5)                                 INVESTMENTS IN NON-MARKETABLE SECURITIES

The Company accounts for each of its investments in non-marketable securities under the cost method, if the Company owns less than 20 percent of the outstanding voting securities or under the equity method if the Company owns more than 20 percent but less than 50 percent of the outstanding voting securities.

In connection with the Company’s acquisition of the server and professional services groups from The Santa Cruz Operation, it acquired a 30 percent ownership interest in SCO Software, China; a joint venture in China. This investment is being accounted for using the equity method. As of October 31, 2004, the Company had a balance of $561,000 for its China investment, which is included as a component of other assets. The Company’s other investments in non-marketable securities have been fully impaired in prior fiscal years and did not have a book value as of October 31, 2004.

Income or loss recorded on the Company’s investments is recorded as equity in income (losses) of affiliates in the consolidated statements of operations and amounted to $111,000, ($62,000) and ($50,000) for the fiscal years ended October 31, 2004, 2003 and 2002, respectively.

Investment Impairments and Write-offs

Management routinely assesses the Company’s investments for impairment and adjusts the carrying amount to estimated realizable values when impairment has occurred. During the years ended October 31, 2003 and 2002, management determined that the carrying value of certain of its investments would most likely not be recoverable and incurred write-offs of $250,000 and $1,180,000, respectively. The necessary write-offs were due to declines in general economic conditions and the impact of such declines in the operations of these companies as well as a decline in overall market valuations.

(6)                                 REDEEMABLE CONVERTIBLE PREFERRED STOCK

On October 16, 2003, the Company issued 50,000 shares of its redeemable Series A Convertible Preferred Stock (the “Series A”) for $1,000 per share. The net proceeds from the sale of the Series A were $47,740,000. The value of the Series A was classified outside of permanent equity because of certain redemption features that were outside the control of the Company.

The terms of the Series A included a number of conversion provisions that represented a derivative financial instrument under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The Company determined that the conversion feature allowing Series A holders to acquire common shares was an embedded derivative requiring separate accounting. This required the Company to record the derivative at fair value and mark to fair value at each reporting period. Changes in the fair value of the derivative were recorded in the Company’s statement of operations. As of October 16, 2003, the Company, through the assistance of an independent valuation firm, determined the initial fair value of the derivative was $18,069,000. As of October 31, 2003, the fair value of the derivative was $15,224,000 and the decrease in fair value of $2,845,000 was recorded as a gain as a change in fair value of derivative in other income in the statement of operations for fiscal year 2003.

As of January 31, 2004, the fair value of the derivative was $11,600,000, and the decrease in fair value of $3,624,000 was recorded as a gain as a change in fair value of derivative in other income in the statement of operations for three months ended January 31, 2004. On February 5, 2004, all outstanding Series A shares were exchanged for shares of the Company’s Series A-1 Convertible Preferred Stock (the “Series A-1”), and, as a result, no Series A shares remained outstanding as of February 5, 2004. The exchange did not result in the Company receiving any additional proceeds. As of February 5, 2004, the fair value of the derivative was $9,300,000 and the decrease in fair value of $2,300,000 from January 31, 2004 was recorded as a gain as a change in fair value of derivative in other income in the statement of operations.

As of February 5, 2004, the Company, through the assistance of an independent valuation firm, determined the fair value of the Series A-1 was $45,276,000. The Company incurred $211,000 in offering costs in connection with the issuance of the Series A-1 in the exchange for Series A, resulting in a net fair value of $45,065,000. The difference of $6,305,000 in the fair value of the Series A-1 and the combined carrying value of the Series A and the related derivative was recorded as a non-cash dividend in the statements of operations for the three months ended April 30, 2004.

Conversion of Series A-1 Shares and Transfer of Series A-1 Shares to BayStar

On May 5, 2004, the Company received a notice from Royal Bank of Canada (“RBC”), one of the holders of the Series A-1 shares that RBC had elected to convert 10,000 Series A-1 shares into a total of 740,740 shares of the Company’s common stock. The converted Series A-1 shares were purchased at a price of $1,000 per share and were converted into shares of common stock based on a conversion price of $13.50 per share. A total of $9,013,000 was recorded as permanent equity as a result of this conversion. Additionally, RBC informed the Company that it had sold its remaining 20,000 Series A-1 shares to BayStar Capital II, L.P. (“BayStar”), which following such transfer held a total of 40,000 Series A-1 shares.

Agreement to Repurchase BayStar Capital Series A-1 Shares

On May 31, 2004, the Company entered into an agreement with BayStar to repurchase and retire BayStar’s 40,000 Series A-1 shares, including accrued dividends. Terms of the agreement required the Company to pay to BayStar $13,000,000 in cash and issue 2,105,263 shares of the Company’s common stock. The repurchase price was payable and issuable upon the effectiveness of a shelf registration statement covering the resale of the shares of common stock that would be issued to BayStar upon the closing of the repurchase. On July 21, 2004, the SEC declared the Company’s registration statement on Form S-3 effective, and, in accordance with the terms of the repurchase agreement, the closing of the repurchase with BayStar closed on that date. The fair value of the cash and common shares delivered to BayStar was less than the carrying value of the remaining value of the Series A-1 shares and the

Company recorded a capital contribution as a dividend for this difference as outlined in the following table (in thousands):

Fair value of 2,105,263 common shares	$9,747
Cash consideration	13,000
Total value to BayStar	22,747
Carrying value of Series A-1 including dividends	38,222
Capital contribution	$(15,475)

Dividends

If the repurchase had not occurred, dividends on the Series A-1 shares would have been paid after October 16, 2004, the first anniversary of the original Series A private placement, quarterly at a rate of 8 percent per annum, subject to annual increases of 2 percent per annum, not to exceed 12 percent per annum. Although the Company accrued dividends of $2,047,000 and $123,000 for the years ended October 31, 2004 and 2003, respectively, which reduced earnings to common stockholders, the Company will no longer accrue dividends on preferred stock because the repurchase transaction with BayStar closed. The Company never paid any dividends on the Series A or Series A-1 shares.

(7)                                 COMMON STOCK SUBJECT TO RESCISSION

The Company believes certain shares and options granted under the Equity Compensation Plans were issued without complying with registration or qualification requirements under federal securities laws and the securities laws of certain states. As a result, certain Plan participants have a right to rescind their purchases of shares under the Plans or recover damages if they no longer own the shares or hold unexercised options, subject to applicable statutes of limitations. Additionally, regulatory authorities may require the Company to pay fines or impose other sanctions. Although the Company continues to evaluate the possible actions it may take, the Company may make a rescission offer to certain Plan participants entitled to rescission rights subject to obtaining required regulatory approvals.

Accounting Series Release (“ASR”) No. 268 and Emerging Issues Task Force (“EITF”) Topic D-98 require that stock subject to rescission or redemption requirements outside the control of the Company to be classified outside of permanent equity. The exercise of the rescission right is at the holders’ discretion, but exercise of that right may depend in part on the fair value of the Company’s common stock which is outside of the Company’s and the holders’ control. Consequently, common stock subject to rescission is classified as temporary equity. If the Company’s possible rescission offer is made and accepted by plan participants holding shares acquired under the Equity Compensation Plans or otherwise entitled to recover damages from the Company in respect of such shares they have sold, or such plan participants otherwise make rescission claims against the Company, the Company could be required to make aggregate payments to these plan participants of up to $528,000 in the aggregate, excluding interest and other possible fees, based upon approximately 499,000 shares outstanding under the Plans as of October 31, 2004.

In the event the Company completes a rescission offer or plan participants otherwise exercise rescission rights, any amounts the Company may pay to plan participants, excluding interest and other possible charges, will be deducted from common stock subject to rescission, and, in the event a plan participant declines a rescission offer or otherwise is determined to no longer have a rescission right, any remaining amounts recorded to common stock subject to rescission will be recorded as permanent equity.

(8)                                 STOCKHOLDERS’ EQUITY

Reverse Stock Split

On December 17, 2001, the Company’s board of directors approved a one-for-four reverse stock split for holders of common stock. On March 4, 2002, the stockholders approved this reverse stock split and the Company’s authorized shares were reduced from 200,000,000 shares to 50,000,000 shares consisting of 5,000,000 shares of preferred stock and 45,000,000 shares of common stock. The outstanding common shares were reduced from 57,715,000 shares to 14,428,750 shares. The reverse stock split of common shares has been retroactively reflected in the accompanying consolidated financial statements and notes for all periods presented, unless otherwise indicated.

Stock Options

During the year ended October 31, 1998, the Company adopted the 1998 Stock Option Plan (the “1998 Plan”) that provided for the granting of nonqualified stock options to purchase shares of common stock. On December 1, 1999, the Company’s board of directors approved the 1999 Omnibus Stock Incentive Plan (the “1999 Plan”), which was intended to serve as the successor equity incentive program to the 1998 Plan. The 1999 Plan allows for the grant of awards in the form of incentive and non-qualified stock options, stock appreciation rights, restricted shares, phantom stock and stock bonuses. Awards may be granted to individuals in the Company’s employ or service.

On May 16, 2003, the Company’s stockholders approved the 2002 Omnibus Stock Incentive Plan (the “2002 Plan”) upon the recommendation of the board of directors. The 2002 Plan permits the award of stock options, stock appreciation rights, restricted stock, phantom stock rights, and stock bonuses. Stock options may have an exercise price equal to, less than, or greater than the fair market value of the common stock on the date of grant, except that the exercise price of incentive stock options must be equal to or greater than the fair market value of the common stock as of the date of grant.

On April 20, 2004, the Company’s stockholders approved the 2004 Omnibus Stock Incentive Plan (the “2004 Plan”) upon the recommendation of the board of directors. The 2004 Plan allows for the award of up to 1,500,000 shares of the Company’s common stock and permits the award of stock options, stock appreciation rights, restricted stock, phantom stock rights, and stock bonuses. The 2004 Plan is administered by the Compensation Committee of the Company’s board of directors. The Compensation Committee has the ability to determine the terms of the option, the exercise price, the number of shares subject to each option, and the exercisability of the options. Stock options may have an exercise price equal to, less than, or greater than the fair market value of the common stock on the date of grant, except that the exercise price of incentive stock options must be equal to or greater than the fair market value of the common stock as of the date of grant. Shares issued pursuant to the 2004 Plan may be authorized and unissued shares, treasury shares or shares acquired by the Company for purposes of the 2004 Plan.

Under the terms of the 1998, 1999, 2002 and 2004 Plans, options generally expire 10 years from the date of grant or within 90 days of termination. Options granted under these plans generally vest at 25 percent after the completion of one year of service and then  1/36 per month for the remaining three years and would be fully vested at the end of four years.

The board may suspend, revise, terminate or amend any of the option plans at any time; provided, however, that stockholder approval must be obtained if and to the extent that the board deems it appropriate to satisfy Section 162(m) of the Code, Section 422 of the Code or the rules of any stock exchange on which the common stock is listed. No action under the option plans may, without the consent of the participant, reduce the participant’s rights under any outstanding award.

As of October 31, 2004, 232,000 shares were available for issuance under the 1999 Plan, 452,000 shares were available for issuance under the 2000 Plan, and 1,145,000 shares were available for issuance under the 2004 Plan. A summary of stock option activity under the 1998, 1999, 2002 and 2004 Plans for the years ended October 31, 2004, 2003 and 2002 is as follows (in thousands, except per share amounts):

	Options	Weighted Average Exercise Price
Balance, October 31, 2001	3,108	$10.12
Granted	3,910	0.98
Exercised	(215)	1.37
Cancelled	(2,537)	7.54
Balance, October 31, 2002	4,266	3.78
Granted	1,755	5.56
Exercised	(1,305)	1.57
Cancelled	(1,055)	9.34
Balance, October 31, 2003	3,661	3.74
Granted	939	7.31
Exercised	(606)	1.57
Cancelled	(833)	7.62
Balance, October 31, 2004	3,161	$4.18

The weighted average fair value of options granted for the years ended October 31, 2004 2003 and 2002 was $7.31, $5.56 and $0.98, respectively.

During the years ended October 31, 2004, 2003 and 2002, the Company did not grant any stock options with exercise prices that were less than the quoted market price of the Company’s common stock. A summary of stock options outstanding and exercisable under the Company’s 1998, 1999, 2002 and 2004 Plans as of October 31, 2004 is as follows (in thousands, except per share amounts):

	Options Outstanding			Options Exercisable
Exercise Prices	Options Outstanding	Weighted Average Contractual Life	Weighted Average Exercise |Price	Options Exercisable	Weighted Average Exercise Price
$0.66 — $0.76	600	7.66 years	$0.76	283	$0.76
$0.77 — $1.10	397	7.68	0.90	322	0.87
$1.12 — $2.00	407	7.21	1.21	282	1.15
$2.07 — $4.05	770	8.30	2.59	365	2.34
$4.50 — $9.12	658	9.13	6.57	99	7.37
$9.12 and above	329	8.21	16.99	131	18.90
	3,161	8.12 years	$4.18	1,482	$3.29

2000 Employee Stock Purchase Plan

The 2000 Employee Stock Purchase Plan, as amended, is designed to allow eligible employees of the Company and its participating subsidiaries to purchase shares of the Company’s common stock, at semi-annual intervals, through periodic payroll deductions. A participant may contribute up to 10 percent of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant’s behalf on each semi-annual purchase date (the last business day in May and November). The purchase price per share will be 85 percent of the lower of the fair market value of the Company’s common stock on the participant’s entry date into the offering period or the fair market value on the semi-annual purchase date.

The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in April 2010.

During the year ended October 31, 2004, 691,000 shares were purchased at prices ranging from $0.66 to $5.21 per share. During the year ended October 31, 2003, 345,000 shares were purchased at prices ranging from $0.66 to $1.38 per share and during the year ended October 31, 2002, 175,000 shares were purchased at prices ranging from $0.71 to $2.62 per share.

Stock-based Compensation

Stock-based compensation was $919,000, $1,204,000 and $1,125,000 during the years ended October 2004, 2003 and 2002, respectively. The following table summarizes the components of stock-based compensation (in thousands):

	2004	2003	2002
Amortization of stock-based compensation	$325	$866	$986
Options, warrants and shares for services	502	296	631
Option modifications	92	42	73
Reversal of previously recorded expense related to terminated employees	—	—	(565)
Total	$919	$1,204	$1,125

Restricted Stock Awards

During the year ended October 31, 2004, the Company did not grant any shares of restricted stock. During the year ended October 31, 2003, the Company issued 180,000 shares of restricted stock to certain key employees. The restrictions on the restricted stock awards granted to key employees lapse over a period of 24 months. The fair value of the restricted stock awards granted was approximately $374,000. The fair value of the restricted stock awards was recorded as a component of deferred compensation and is amortized to stock-based compensation as the restrictions lapse. Additionally in 2003, the Company’s board of directors approved a resolution to receive remaining amounts owed to them for services provided during the year ended October 31, 2002 fiscal year in the form of restricted stock awards. The Company issued 27,500 shares of common stock with a fair value of $36,000 that was expensed as a component of options and shares for services in the above table. Finally, the Company granted 150,000 shares of restricted common stock to members of the Company’s board of directors with a fair value of $195,000 and was recorded as a component of deferred compensation. The restricted common stock issued to the board of directors was in lieu of cash compensation for their services to the Company during fiscal year 2003 and the restrictions lapsed on October 31, 2003.

During the year ended October 31, 2002, the Company issued 450,000 shares of restricted stock to certain key employees. The restrictions related to the restricted stock awards lapse over a period of 24 months. The fair value of the restricted stock awards granted of $495,000 was recorded as a component of deferred compensation and is amortized to stock-based compensation as the restrictions lapse.

Warrants

In August 2002, the Company entered into an agreement with Morgan Keegan & Company (“Morgan Keegan”) to act as an exclusive financial advisor to assist the Company in its analysis, consideration and if appropriate, execution of various financial and strategic alternatives including, but not limited to, securing additional equity and/or debt capital and potential strategic transactions including mergers, acquisitions and joint ventures. During the year ended October 31, 2003, the Company paid a fee to Morgan Keegan of $2,000,000 in connection with the Company’s Series A private placement.

In consideration for the services provided, in August 2002, the Company issued to Morgan Keegan a warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.01 per share. Morgan Keegan was granted demand registration rights to have the Company use its best efforts to register the shares upon exercise of the warrant. The Company expensed the fair value of the warrant of $294,000, determined using the Black-Scholes option-pricing model. In January 2003, Morgan Keegan exercised the warrant.

During the year ended October 31, 2003, the Company issued three warrants to Sun Microsystems, Inc. (“Sun”). The warrants allow Sun to acquire a total of 235,000 shares of the Company’s common stock at an exercise price of $1.83 per share for a term of five years from the date of grant. The warrants were issued in connection with a SCOsource revenue transaction with Sun, and the Company has recorded the fair value of the warrants of $856,000, as determined using the Black-Scholes option-pricing model, as a warrant outstanding and reduced SCOsource license revenue. The Company received the $856,000 in cash from Sun in connection with payments received under the terms of the revenue transaction. As of October 31, 2004, all warrants to Sun remained outstanding and unexercised.

During the year ended October 31, 2003, the Company issued a warrant to a consultant, as part of an agreement to assist the Company with its SCOsource licensing initiative. The warrant allows the consultant to acquire 25,000 shares of the Company’s common stock at an exercise price of $8.50 per share for a term of two years from the date of the agreement. The Company has recorded the fair value of the warrant of $243,000, as determined using the Black-Scholes option-pricing model, as a warrant outstanding and included this cost as a cost of SCOsource licensing revenue. As of October 31, 2004, the warrant remains outstanding and unexercised.

Repurchase of Common Stock

On March 10, 2004, the Company’s board of directors authorized management, in its discretion, to purchase up to 1,500,000 shares of the Company’s common stock over the 24-month period following March 10, 2004, the time at which the repurchase program was effective. Any repurchased shares will be held in treasury and will be available for general corporate purposes. The repurchase program will allow the Company to repurchase its shares from time to time in accordance with the requirements of the Securities and Exchange Commission (the “SEC”) on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors. During the year ended October 31, 2004, the Company purchased approximately 290,000 shares of its common stock at a total cost of approximately $2,414,000.

Stockholder Rights Plan

On August 10, 2004, the Company’s Board of Directors adopted a Stockholder Rights Plan (the “Rights Plan”) designed to deter coercive takeover tactics, including accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company’s stockholders.

Under the terms of the Rights Plan, Series A Junior Participating Preferred Stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock of the Company held by stockholders of record as of the close of business on August 30, 2004. The Rights Plan would be triggered if a person or group acquired beneficial ownership of 15 percent or more of the Company’s common stock other than pursuant to a board-approved tender or exchange offer or commences, or publicly announces an intention to commence, a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of the Company’s common stock. The value of the purchase rights is immaterial as of October 31, 2004.

Stock Buyback from The Santa Cruz Operation and MTI Technology Corp. (“MTI”)

During the year ended October 31, 2002, the Company bought back an aggregate of 3,615,000 shares of its outstanding common stock from The Santa Cruz Operation in two transactions. The Company paid an aggregate of $3,514,000 for these shares, or an average of $0.97 per share. In connection with the repurchase, the Company received and accepted a resignation letter from one of the directors representing The Santa Cruz Operation on the Company’s board of directors.

During the year ended October 31, 2002, the Company purchased 1,189,000 shares of its outstanding common stock from MTI for $1,070,000, or $0.90 per share, which represented a premium from the quoted market price.

The Company has elected to retire the acquired shares and has accordingly reflected the amounts paid as a reduction to stockholders’ equity.

(9)                                 INCOME TAXES

The net income (loss) before income taxes consisted of the following components for the years ended October 31, 2004, 2003 and 2002 (in thousands):

	2004	2003	2002
Domestic U.S. operations	$(21,875)	$8,546	$(25,371)
Foreign operations	(80)	(2,345)	977
Total	$(21,955)	$6,201	$(24,394)

The components of the provision for income taxes for the years ended October 31, 2004, 2003 and 2002 are as follows (in thousands):

	2004	2003	2002
Current:
U.S. State	$27	$16	$—
Non-U.S.	1,368	758	483
	1,395	774	483
Deferred:
U.S. Federal	(13,248)	1,114	(8,894)
U.S. State	(499)	42	(335)
Change in valuation allowance	13,747	(1,156)	9,229
Total provision for income taxes	$1,395	$774	$483

Deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities. They are measured by applying the enacted tax rates and laws in effect for the years in which such differences are expected to reverse.

The significant components of the Company’s deferred income tax assets and liabilities at October 31, 2004 and 2003 are as follows (in thousands):

	2004	2003
Deferred income tax assets:
Net operating loss carry-forwards	$45,580	$33,534
Intangible assets	7,299	7,326
Tax basis in excess of book basis related to acquired assets	4,491	4,313
Reserves and accrued expenses	4,862	2,129
Book depreciation in excess of tax	425	1,356
Deferred revenue	270	514
Basis difference in investments	151	451
Capital loss carry-forward	4,009	3,851
Total deferred income tax assets	67,087	53,474
Deferred tax liabilities:
Tax on foreign earnings	(432)	(566)
Total deferred income tax liabilities	(432)	(566)
Valuation allowance	(66,655)	(52,908)
Net deferred income tax assets	$—	$—

The amount, and ultimate realization, of the deferred income tax assets is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined. The Company has established a full valuation allowance against its net deferred income tax assets. Management believes that as of October 31, 2004, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the ultimate realizability of these deferred income tax assets, that it is more likely than not that those assets will not be realized.

As of October 31, 2004, the Company had net operating loss carry-forwards for federal income tax reporting purposes totaling approximately $121,448,000 that expire between 2019 and 2024. Approximately $18,848,000 of this amount is a result of the exercise of employee stock options. When recognized the tax benefit of these exercises will be accounted for as a credit to stockholders’ equity.

The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of net operating loss carry-forwards if certain changes in ownership have taken place or will take place. Ownership changes have occurred and utilization of the Company’s net operating loss carry-forwards may be limited pursuant to Internal Revenue Code Section 382 as a result of these ownership changes.

The differences between the provision for income taxes at the U.S. statutory rate and the Company’s effective tax rate are as follows:

	2004	2003	2002
Provision (benefit) at statutory rate	(34.0)%	34.0%	(34.0)%
Other permanent book to tax differences	1.9%	0.2%	0.2%
State income taxes, net of federal effect	0.0%	0.3%	(3.9)%
Foreign income taxes	6.4%	12.3%	2.0%
Change in fair value of derivative	(9.1)%	(15.6)%	—
Other	—	—	(0.1)%
Change in valuation allowance	41.2%	(18.7)%	37.8%
Total provision for income taxes	6.4%	12.5%	2.0%

(10)                          COMMITMENTS AND CONTINGENCIES

Litigation

IBM Corporation

On or about March 6, 2003, the Company filed a complaint against IBM Corporation (“IBM”). This action is pending in the United States District Court for the District of Utah, under the title The SCO Group, Inc. v.

International Business Machines Corporation, Civil No. 2:03CV0294. The initial complaint included claims for breach of contract, misappropriation of trade secrets, tortious interference, and unfair competition. The initial complaint also alleged that IBM had used and distributed information concerning the UNIX source code and derivative works in connection with its efforts to promote the Linux operating system. As a result of IBM’s actions, the Company is requesting damages in an amount to be proven at trial, together with additional damages through and after the time of trial. On or about June 13, 2003, the Company delivered to IBM a notice of termination of IBM’s UNIX license agreement with the Company, which license underlies IBM’s AIX software.

On or about June 16, 2003, the Company filed an amended complaint in the IBM case. The amended complaint essentially restated and re-alleged the allegations of the initial complaint and expanded on those claims. Among other things, the amended complaint raised new allegations regarding IBM’s breaches (in ways similar to those set forth above) of a UNIX license agreement involving Sequent Computer Systems, Inc. (“Sequent”), which IBM had acquired. The Company has sought damages for breaches of the Sequent license agreement. The Company is also seeking injunctive relief on several claims.

IBM has filed a response and counterclaims to the complaint, including a demand for a jury trial. The Company has filed an answer to the IBM counterclaims denying the claims and asserting affirmative defenses. On February 4, 2004, the Company filed a motion for leave to file amended pleadings in the case proposing to amend its complaint against IBM and to modify its affirmative defenses to IBM’s counterclaims. On February 25, 2004, the court granted the Company’s motion for leave to amend.

The second amended complaint, which was filed on February 27, 2004, alleges nine causes of action that are similar to those set forth above, adds a new claim for copyright infringement and removes the claim for misappropriation of trade secrets. IBM filed an answer and fourteen counterclaims. Among other things, IBM has asserted that the Company does not have the right to terminate IBM’s UNIX license and IBM has claimed that the Company has breached the GNU General Public License and has infringed certain patents held by IBM. IBM’s counterclaims include claims for breach of contract, violation of the Lanham Act, unfair competition, intentional interference with prospective economic relations, unfair and deceptive trade practices, promissory estoppel, patent infringement for a declaratory judgment claim for non-infringement of copyrights.

On March 3, 2004, the U.S. Magistrate Judge issued an order addressing certain discovery matters relating to both the Company and IBM.

The Company thereafter filed motions to amend the scheduling order and to bifurcate IBM’s patent counterclaims into a separate action. A hearing on those latter two motions was held on June 8, 2004. The court issued its ruling on June 10, 2004, granting the Company’s motion to amend the scheduling order, with certain changes. The court also denied the Company’s motion to bifurcate IBM’s patent counterclaims without prejudice to the Company’s right to request a bifurcation again at a later date.

Following a hearing on October 19, 2004, on January 19, 2005, the Magistrate Judge issued a further order granting in part and denying in part discovery applications that the Company had made. In that order, the court ordered IBM to produce much of the information, including source code and revision information the Company had previously requested. The court also struck the Amended Scheduling Order and directed the parties to submit a proposed amended scheduling order which both parties have done.

On February 9, 2005, the U.S. District Judge ruled on several pending dispositive motions. The Court denied the three motions for partial summary judgment that IBM had filed—on the Company’s contract claims, on IBM’s eighth counterclaim for copyright infringement and on IBM’s tenth counterclaim for a declaration of non-infringement of the Company’s copyrights. The Court denied each of those motions without prejudice to IBM’s renewing or refiling the motions after discovery is complete. The Court also denied the Company’s motion to stay or dismiss IBM’s tenth counterclaim. The Court ordered that no further dispositive motions could be filed until the close of discovery, except by stipulation of the parties, and vacated its prior order, dated September 30, 2004, to the extent that order had granted permission to file dispositive motions before the close of discovery.

In addition to the materials that have been publicly filed with the court, certain information has been filed under seal in accordance with the protective order entered in the case. On November 30, 2004, a third party filed a motion to intervene in the case for the purpose of challenging the sealing of certain documents with the court. Additional groups have joined in that motion. That motion has been scheduled for a hearing on April 26, 2005.

The Company has also filed a motion for leave to file a third amended complaint to allege an additional copyright violation against IBM in the case. The Company expects that matter to be heard by the court in the next few months. Discovery is continuing in the case.

Red Hat, Inc.

On August 4, 2003, Red Hat, Inc. (“Red Hat”) filed a complaint against the Company. The action is pending in the United States District Court for the District of Delaware under the case caption Red Hat, Inc. v. The SCO Group, Inc., Civil No. 03-772. Red Hat asserts that the Linux operating system does not infringe on the Company’s UNIX intellectual property rights and seeks a declaratory judgment for non-infringement of copyrights and no misappropriation of trade secrets. In addition, Red Hat claims the Company has engaged in false advertising in violation of the Lanham Act, deceptive trade practices, unfair competition, tortious interference with prospective business opportunities, trade libel and disparagement.

On or about September 15, 2003, the Company filed a motion to dismiss the Red Hat complaint. The motion to dismiss asserted that Red Hat lacks standing and that no case or controversy exists with respect to the claims seeking a declaratory judgment of non-infringement. The motion to dismiss further asserted that Red Hat’s claims under the Lanham Act and related state laws are barred by the First Amendment to the U.S. Constitution and the common law privilege of judicial immunity. On April 6, 2004, the court issued an order denying the Company’s motion to dismiss; however, the court stayed the case and requested status reports every 90 days regarding the case against IBM. Red Hat has filed a motion for reconsideration. No ruling has been issued on that motion. The Company intends to vigorously defend this action.

Novell, Inc.

On January 20, 2004, the Company filed suit in Utah state court against Novell, Inc. (“Novell”) for slander of title seeking relief for its alleged bad faith effort to interfere with the Company’s ownership of copyrights related to its UNIX source code and derivative works and its UnixWare product. The case, after removal to federal court, is pending in the United States District Court for the District of Utah, under the caption The SCO Group, Inc. v. Novell, Inc., Civil No. 2:04CV00139. In the lawsuit, the Company requested preliminary and permanent injunctive relief as well as damages. Through these claims, the Company seeks to require Novell to assign to the Company all copyrights that it believes Novell has wrongfully registered, prevent Novell from representing any ownership interest in those copyrights and require Novell to retract or withdraw all representations it has made regarding its purported ownership of those copyrights.

Novell removed the case to federal court and also filed a motion to dismiss the Company’s complaint claiming that it had never transferred the copyrights to The Santa Cruz Operation (now Tarantella, Inc.). The Company filed a response to Novell’s motion to dismiss and has also filed a motion to remand the case back to the state court. On June 10, 2004, the court issued a memorandum decision and order which denied the Company’s motion to remand the case to state court. The memorandum decision also denied in part and granted in part Novell’s motion to dismiss. The court granted Novell’s motion to dismiss regarding the Company’s allegations of special damages, but granted the Company 30 days leave to amend its complaint to plead special damages with greater specificity. The Company has filed its amended complaint and Novell has responded with another motion to dismiss claiming, among other things, that Novell’s false statements were not made with malice and are privileged under the law. That motion has been briefed by the parties and is scheduled to be argued to the court on May 25, 2005. The Company intends to continue to vigorously pursue its claims against Novell.

DaimlerChrysler Corporation

On or about March 3, 2004, the Company brought suit against DaimlerChrysler Corporation (“DaimlerChrysler”) for its alleged violations of its UNIX license agreement with the Company. The lawsuit alleges that DaimlerChrysler breached its UNIX software agreement by failing to provide an adequate or timely certification of its compliance with that agreement as the Company requested. The lawsuit, filed in Oakland County Circuit Court in the State of Michigan, requests the court to declare that DaimlerChrysler has violated the certification requirements of its UNIX software agreement, permanently enjoin DaimlerChrysler from further violations of the UNIX software agreement, issue a mandatory injunction requiring DaimlerChrysler to remedy the effects of its past violations of the UNIX software agreement and award the Company damages in an amount to be determined at trial together with costs, attorneys’ fees and any such other or different relief that the Court may deem to be equitable and just.

On April 15, 2004, DaimlerChrysler filed a motion to dismiss the Company’s claims. DaimlerChrysler’s motion was heard on July 21, 2004, and the court granted DaimlerChrysler’s motion as to the substance of DaimlerChrysler’s certification, but denied the motion as to whether the certification was timely. Based on this ruling, the Company filed a motion to stay the case pending the clarification of certain issues in the IBM litigation. The court denied the motion to stay. Based on a stipulation of the parties, however, the court signed an order of dismissal without prejudice. The appellate court has dismissed the Company’s appeal of the July 21, 2004 ruling finding that the order was not a final, appealable order; the Company is evaluating its options regarding the appellate court’s ruling.

AutoZone, Inc.

On or about March 2, 2004, the Company brought suit against AutoZone, Inc. (“AutoZone”) for its alleged violations of the Company’s UNIX copyrights through its use of Linux. The lawsuit alleges copyright infringement by AutoZone by, among other things, running versions of the Linux operating system that contain proprietary material from UNIX System V. The lawsuit, filed in United States District Court in Nevada, requests injunctive relief against AutoZone’s further use or copying of any part of the Company’s copyrighted materials and also requests damages as a result of AutoZone’s infringement in an amount to be proven at trial. On April 23, 2004, AutoZone filed a motion to transfer the case to Tennessee or to stay the case. On August 6, 2004, the federal court in Nevada entered an order granting AutoZone’s motion to stay the case with 90-day status reports to the court. The court denied without prejudice AutoZone’s motion for a more definite statement and its motion to transfer the case to Tennessee. The court is allowing the parties to take limited expedited discovery relating to the issue of preliminary injunctive relief. The Company is currently pursuing that discovery and continuing to evaluate its claims in that regard.

IPO Class Action Matter

The Company is an issuer defendant in a series of class action lawsuits involving over 300 issuers that have been consolidated under In re Initial Public Offering Securities Litigation, 21 MC 92 (SAS). The consolidated complaint alleges, among other things, certain improprieties regarding the underwriters’ conduct during the Company’s initial public offering and the failure to disclose such conduct in the registration statement in violation of the Securities Act of 1933, as amended (the “Securities Act”).

The plaintiffs, the issuers and the insurance companies have negotiated an agreement to settle the dispute between the plaintiffs and the issuers. All parties, including the plaintiffs, issuers and insurance companies, have executed this settlement agreement and the settlement agreement has been submitted to the court for approval. If the settlement agreement is approved by the court, and if no cross-claims, counterclaims or third-party claims are later asserted, this action will be dismissed with respect to the Company and its directors.

The Company has notified its underwriters and insurance companies of the existence of the claims. Management believes, after consultation with legal counsel, that the ultimate outcome of this matter will not have a material adverse effect on the Company’s results of operations or financial position and will not exceed the $200,000 self-insured retention already paid or accrued by the Company.

Other Matters

In April 2003, a former Indian distributor of the Company filed a claim in India, requesting summary judgment for payment of $1,428,000, and an order that the Company trade in India only through the distributor and/or give a security deposit until the claim is paid. The distributor claims that the Company is responsible to repurchase certain software products and to reimburse the distributor for certain other operating costs. The distributor additionally requested that the Indian courts grant interim relief in the form of attachment of local assets. Management does not believe that the Company is responsible to reimburse the distributor for any operating costs and also believes that the return rights related to any remaining inventory have lapsed. Discovery has commenced and hearings on the requests for interim relief have been held and are ongoing. The Company intends to vigorously defend this action.

Pursuit and defense of the above-mentioned matters will be costly, and management expects the costs for legal fees and related expenses will be substantial. The ultimate outcome or potential effect on the Company’s results of operations or financial position of the above-mentioned matters is not currently known or determinable.

The Company is a party to certain other legal proceedings arising in the ordinary course of business including legal proceedings arising from its SCOsource initiatives. Management believes, after consultation with legal counsel, that the ultimate outcome of such legal proceedings will not have a material adverse effect on the Company’s results of operations or financial position.

Operating Lease Agreements

The Company has entered into operating leases for its offices located in the United States and for international sales offices. The Company has commitments under these leases that extend through fiscal year 2010. Future minimum lease payments under non-cancelable operating leases as of October 31, 2004 were as follows (in thousands):

Operating Leases
Year ending October 31,
2005	$1,714
2006	1,578
2007	1,066
2008	294
2009	102
Thereafter	16
Total minimum payments	$4,770

Total rent expense for all of the Company’s operating leases were $3,097,000, $3,170,000 and $3,799,000 for the years ended October 31, 2004, 2003 and 2002, respectively.

Arrangement with Law Firms

On October 31, 2004, the Company entered into an engagement agreement (the “Engagement Agreement”) with Boies, Schiller & Flexner LLP, Kevin McBride and Berger Singerman (the “Law Firms”). This Engagement Agreement supercedes and replaces the original engagement agreement that was entered into in February 2003. The Engagement Agreement governs the relationship between the Company and the Law Firms in connection with their representation of the Company in the Company’s current litigation between it and IBM, Novell, Red Hat, AutoZone and DaimlerChrysler (the “SCO Litigation”). The Company’s purpose in entering into the Engagement Agreement was to limit the cash expenditures needed to pursue the above litigation. The Engagement Agreement provides for the payment of approximately $26,000,000 for certain previously accrued expenses totaling $13,906,000 as of October 31, 2004, and all future attorney fees in connection with the SCO Litigation through the end of the current litigation between the Company and IBM and the escrow of at least $5,000,000 for the payment of any expert, consulting and other expenses. As of October 31, 2004, the $5,000,000 was classified as a component of restricted cash. The Company paid the $13,906,000 subsequent to October 31, 2004.

Future legal fees covered under the Engagement Agreement will require the Company to pay to the Law Firms $2,000,000 per quarter for each successive quarter beginning September 1, 2004 and ending December 1, 2005 for a total amount of $12,000,000, of which $10,000,000 will be paid in the year ending October 31, 2005. In the three months ending January 31, 2005, the Company made the quarterly payments for September 2004 as well as December 2004 for a total of $4,000,000. The payment of these fees has had and will continue to have a material impact on the Company’s cash position.

In addition, the Company must also pay one or more contingency fees upon any amount the Company or its stockholders may receive as a recovery from the litigation, the Company’s intellectual property licensing or a sale of the company. The contingency fee amounts payable to the Law Firms will be, subject to certain credits and adjustments, as follows:

•                  33 percent of any aggregate recovery amounts received up to $350,000,000;

•                  plus 25 percent of any aggregate recovery amounts above $350,000,000 but less than or equal to $700,000,000;

•                  plus 20 percent of any aggregate recover amounts in excess of $700,000,000.

The Engagement Agreement specifically provides that, except for the compensation obligations specifically described above, the Company will not be obligated to pay any legal fees, whether hourly, contingent or otherwise, to the Law Firms, or any other law firms that may be engaged by the Law Firms, in connection with the Company’s SCO Litigation through the end of the current litigation between it and IBM, including any appeals.

During the year ended October 31, 2003, the Company incurred $8,956,000 related to the prior arrangement as contingency fees in connection with the issuance of shares of the Company’s Series A Convertible Preferred Stock. This charge consisted of a non-cash charge of $7,956,000 related to the issuance of 400,000 shares of the Company’s common stock and a $1,000,000 cash payment. As part of the consideration to be paid to the Law Firms in connection with the Engagement Agreement, the Company agreed to pay to the Law Firms $7,956,000 in lieu of issuing the 400,000 shares of common stock. This payment was made subsequent to October 31, 2004 and is included as accrued compensation to law firms as of October 31, 2004.

Grants of Unregistered Stock Options; Potential Interest and Penalties Related to Rescission Rights

The Company believes certain shares and options granted under its Equity Compensation Plans were issued without complying with registration or qualification requirements under federal securities laws and the securities laws of certain states. As a result, certain plan participants have a right to rescind their purchases of shares under the Equity Compensation Plans or recover damages if they no longer own the shares or hold unexercised options, subject to applicable statutes of limitations. Additionally, regulatory authorities may require the Company to pay fines or impose other sanctions. Although the Company continues to evaluate the possible actions it may take, the Company may make a rescission offer to certain plan participants entitled to rescission rights subject to obtaining required regulatory approvals.

The Company believes certain of its stock option grants made since February 2003 may have also violated applicable securities laws in California, Georgia and possibly other states even though holders have not exercised such options. Although the Company is continuing to evaluate its potential rescission risk to option holders, the Company is considering making a rescission offer to certain option holders. Because the options in question have not been exercised, no amounts are recorded in permanent equity. There are a number of factors that must be considered in determining what a rescission offer to option holders may involve. At the current time, the Company is unable to determine and quantify all of the key factors for a potential rescission offer.

The Company believes that it is reasonably possible that some option holders may accept a rescission offer, but the Company is unable to estimate the number of participants who might accept a rescission offer and the amount of potential damages that it would be required to pay under a rescission offer. Since any loss is considered reasonably possible but not estimable, the Company has not recorded a liability for this contingency.

The Company may also be required to pay interest and penalties up to statutory limits in connection with Plan participants making rescission claims or in connection with any rescission offer. The Company believes that it is reasonably possible that it may be required to pay interest and penalties, but it is not able to estimate an amount.

(11)                          SEVERANCE AND EXIT COSTS

Since fiscal year 2001, the Company has undertaken significant restructuring activities to reduce its ongoing cost of operations. All restructurings that occurred prior to fiscal year 2003 were accounted for in accordance with Emerging Issues Task Force (“EITF”) No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” For restructuring activities initiated beginning with fiscal year 2003, the

Company has accounted for one-time termination benefits, contract termination costs and other associated costs in accordance with SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” Other severance benefits under ongoing severance plans have been accounted for in accordance with SFAS No. 112 “Employers’ Accounting for Postemployment Benefits.” and SFAS No. 88 “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits.”

During the three months ended April 30, 2004, the Company entered into a plan to reduce operating expenses in its UNIX business and eliminated a total of 48 positions and closed one facility. The total cost associated with this activity was $682,000. During the three months ended October 31, 2004, the Company entered into another plan to reduce consolidated operating expenses. Actions in this plan included eliminating a total of 50 positions and closing certain international offices. The total cost associated with this activity was $2,486,000.

Each of the Company’s restructurings have required it to make estimates and assumptions related to losses on vacated facilities, provisions for termination benefits, outplacement costs, and other costs. The Company records an accrual for any amounts associated with a restructuring that are not paid in the current period and regularly evaluates the adequacy of the accruals based on changes in estimates.

In connection with the Company’s restructuring activities, the Company incurred the following (in thousands):

Fiscal 2004	Balance at November 1, 2003	Additions	Adjustments	Payments	Balance at October 31, 2004
One-time severance	$—	$309	$—	$(309)	$—
Ongoing severance and other	—	2,071	—	(1,670)	401
Facilities	348	788	—	(1,136)	—
Total	$348	$3,168	$—	$(3,115)	$401

Fiscal 2003	Balance at November 1, 2002	Additions	Adjustments		Payments	Balance at October 31, 2003
One-time severance	$—	$198	$—		$(198)	$—
Ongoing severance and other	560	1,388	(273)		(1,675)	—
Facilities	2,117	—	(815	)*	(954)	348
Total	$2,677	$1,586	$(1,088)		$(2,827)	$348

*                                         The facilities adjustment of $815,000 was the result of successfully negotiating out of lease commitments in connection with the Company’s winding down of SCO Group, Ltd.

Fiscal 2002	Balance at November 1, 2001	Additions	Adjustments		Payments	Balance at October 31, 2002
Severance and other	$692	$4,053	$—		$(4,185)	$560
Facilities	2,052	4,236	(1,561	)*	(2,610)	2,117
Total	$2,744	$8,289	$(1,561)		$(6,795)	$2,677

*                                         The facilities adjustment of $1,561,000 was the result of successfully re-negotiating an existing lease commitment.

Amounts to be paid for restructurings are recorded as accrued liabilities. The $401,000 accrued as of October 31, 2004 is anticipated to be paid in the quarter ended January 31, 2005.

(12)                          RELATED PARTY TRANSACTIONS

Canopy

As of October 31, 2004, the chairman of the Company’s board of directors was the president and chief executive officer and a director of Canopy. Additionally, another director of the Company was the chief financial officer of

Canopy. As of October 31, 2004, Canopy owned approximately 31 percent of the Company’s issued and outstanding common stock. As described in more detail in Note 16, Canopy transferred all of its shares of common stock effective March 11, 2005.

In connection with the Company’s acquisition of Vultus (see Note 3), the Company assumed the obligations of Vultus under two secured notes payable to Canopy totaling $1,073,000. In connection with the assumption of the notes payable to Canopy, Canopy agreed to accept the issuance of approximately 138,000 shares of the Company’s common stock in full satisfaction of the obligations. The Company also issued Canopy approximately 37,000 shares of its common stock as part of the purchase price for the acquisition. Canopy was a stockholder and significant debt holder of Vultus.

On April 30, 2003, the Company and Center 7, Inc. (“C7”) entered into a Marketing and Distribution Master Agreement (the “Marketing Agreement”) and an Assignment Agreement. On October 2, 2003, C7 assigned the Assignment Agreement to Vintela, Inc. (“Vintela”) and Vintela and the Company entered into a new marketing agreement (the “Vintela Agreement”). Both C7 and Vintela are majority owned by Canopy. Under the Vintela Agreement, the Company was appointed as a worldwide distributor for Vintela products to co-brand, market and distribute these products.

Under the Assignment Agreement, the Company assigned the copyright applications, patents and contracts related to Volution Manager, Volution Authentication, Volution Online and Volution Manager Update Service (collectively, the “Assigned Software”). As consideration for this assignment, C7 issued and Vintela assumed, a $500,000 non-recourse promissory note payable to the Company, secured by the Assigned Software. This note was originally due on April 30, 2005 with interest payable at a rate of one percent above the prime rate as reported in the Wall Street Journal.

In November 2004, the Company and Vintela began discussions to cancel the Vintela Agreement and to pay the promissory note early. On December 1, 2004, the Company agreed with Vintela, the successor to C7, to forego any interest charges on the promissory note in return for an immediate payment of the $500,000 and the cancellation of the Vintela Agreement. On December 9, 2004, the Company received the $500,000 payment from Vintela and will record the transaction during the three months ending January 31, 2005.

During the time the Company was developing the Assigned Software, it had expensed all amounts for its research and development efforts. As a result, at the time the promissory note was executed, the Company had no recorded basis in the Assigned Software. Because the transfer of the Assigned Software was to a related party in exchange for a promissory note and there was substantial doubt as to the ability of C7 to pay the note, no gain was recognized by the Company until payment was received on December 9, 2004.

During 2002, the Company entered into an operating lease agreement with Canopy for office space for its headquarters in Utah. The lease extends through December 2007 and the Company pays Canopy for rent and related expenses. During the years ended October 31, 2004, 2003 and 2002, the Company paid Canopy approximately $657,000, $639,000 and $348,000, respectively, for this space.

(13)                          EMPLOYEE BENEFIT PLAN

The Company maintains a 401(k) plan through which eligible participants may elect to make contributions to the plan, subject to certain limitations under the Internal Revenue Code. Under the terms of the plan, the Company may make discretionary matching contributions up to predetermined limits to partially match employee contributions to the plan. During the years ended October 31, 2004, 2003 and 2002, the Company contributed $217,000, $206,000 and $597,000, respectively, to the plan for matching contributions.

(14)                          CONCENTRATION OF RISK

As of October 31, 2004 and 2003, the Company had no customers who made up more than 10 percent of the ending accounts receivable balance.

During the year ended October 31, 2004, the Company did not have any single customer that accounted for more than 10 percent of total revenue.

During the year ended October 31, 2003, two significant customers, Microsoft and Sun, accounted for approximately 21 percent and 12 percent of the Company’s revenue. During fiscal year 2002, no single customer accounted for more than ten percent of the Company’s total revenue.

(15)                          SEGMENT INFORMATION AND GEOGRAPHIC REGIONS

Segments

The Company’s resources are allocated and operating results managed to the operating income (loss) level for each of the Company’s segments: UNIX and SCOsource. Both segments are based on the Company’s UNIX intellectual property. The UNIX business sells and distributes UNIX products and services through an extensive distribution channel and to corporate end-users and the SCOsource business enforces and protects the Company’s UNIX intellectual property.

During fiscal year 2004, in an effort to maximize the assets and resources of the UNIX and SCOsource business segments and to best represent management’s view of business operations, the Company directed resources and reviewed financial information for its UNIX and SCOsource segments. The following table presents the results of the SCOsource segment had it existed during the year ended October 31, 2003. All costs associated with the SCOsource segment were classified as cost of revenue for the year ended October 31, 2003 and there were no direct sales or marketing efforts for that year. The SCOsource segment did not exist during the year ended October 31, 2002. Segment disclosures for the Company are as follows (in thousands):

	Year Ended October 31, 2004
	UNIX	SCOsource	Total
Revenue	$41,980	$829	$42,809
Cost of revenue	7,355	19,743	27,098
Gross margin (deficit)	34,625	(18,914)	15,711
Sales and marketing	15,806	1,232	17,038
Research and development	10,126	486	10,612
General and administrative	7,385	241	7,626
Other	9,008	—	9,008
Total operating expenses	42,325	1,959	44,284
Loss from operations	$(7,700)	$(20,873)	$(28,573)

	Year Ended October 31, 2003
	UNIX	SCOsource	Total
Revenue	$53,408	$25,846	$79,254
Cost of revenue	10,422	9,500	19,922
Gross margin	42,986	16,346	59,332
Sales and marketing	24,392	—	24,392
Research and development	11,012	—	11,012
General and administrative	6,230	—	6,230
Other	5,306	8,956	14,262
Total operating expenses	46,940	8,956	55,896
Income (loss) from operations	$(3,954)	$7,390	$3,436

	Year Ended October 31, 2002
	UNIX	SCOsource	Total
Revenue	$64,241	$—	$64,241
Cost of revenue	18,316	—	18,316
Gross margin	45,925	—	45,925
Sales and marketing	29,554	—	29,554
Research and development	17,558	—	17,558
General and administrative	9,307	—	9,307
Other	13,682	—	13,682
Total operating expenses	70,101	—	70,101
Loss from operations	$(24,176)	$—	$(24,176)

Intangible assets, which consist of the Company’s reseller channel, trade name and technology, have been assigned to the Company’s UNIX and SCOsource segments and consist of the following as of October 31, 2004 (in thousands):

	October 31, 2004	October 31, 2003
Intangible assets and goodwill:
UNIX (reseller channel, trade name and Vultus technology)	$4,740	$8,276
SCOsource (UNIX technology)	673	1,010
Goodwill	—	1,166
Total intangible assets and goodwill	$5,413	$10,452

Geographic Regions

The Company’s two geographic regions consist of the Americas and International. The International division consists of operations in Europe and Asia. Any financial amounts not directly attributable to either the Americas or International geographic region are included in the corporate column. The following tables present the Company’s results of operations by geographic region (in thousands):

	Year Ended October 31, 2004
	Americas	International	Corporate	Total
Revenue	$24,531	$18,278	$—	$42,809
Cost of revenue	24,031	3,067	—	27,098
Gross margin	500	15,211	—	15,711
Sales and marketing	8,072	8,966	—	17,038
Research and development	6,215	4,397	—	10,612
General and administrative	4,077	3,549	—	7,626
Other	—	—	9,008	9,008
Total operating expenses	18,364	16,912	9,008	44,284
Loss from operations	$(17,864)	$(1,701)	$(9,008)	$(28,573)

	Year Ended October 31, 2003
	Americas	International	Corporate	Total
Revenue	$55,130	$24,124	$—	$79,254
Cost of revenue	15,435	4,487	—	19,922
Gross margin	39,695	19,637	—	59,332
Sales and marketing	9,724	14,668	—	24,392
Research and development	6,200	4,812	—	11,012
General and administrative	3,513	2,717	—	6,230
Other	8,956	—	5,306	14,262
Total operating expenses	28,393	22,197	5,306	55,896
Income (loss) from operations	$11,302	$(2,560)	$(5,306)	$3,436

	Year Ended October 31, 2002
	Americas	International	Corporate	Total
Revenue	$32,973	$31,268	$—	$64,241
Cost of revenue	11,160	7,156	—	18,316
Gross margin	21,813	24,112	—	45,925
Sales and marketing	12,837	16,717	—	29,554
Research and development	9,001	8,557	—	17,558
General and administrative	4,767	4,540	—	9,307
Other	—	—	13,682	13,682
Total operating expenses	26,605	29,814	13,682	70,101
Loss from operations	$(4,792)	$(5,702)	$(13,682)	$(24,176)

Long-lived assets, which include property and equipment, intangible assets and goodwill, by geographic region consist of the following as of October 31, 2004 and October 31, 2003 (in thousands):

	October 31, 2004	October 31, 2003
Long-lived assets:
Americas	$5,953	$11,234
International	109	366
Total long-lived assets	$6,062	$11,600

(16)                          SUBSEQUENT EVENTS

Change in Control Agreements

On December 10, 2004,the Company entered in Change in Control Agreements with the following officers: Darl C. McBride; Bert B. Young; Christopher Sontag; Jeff F. Hunsaker; and Ryan E. Tibbitts (each, an “Officer”). Each agreement is effective as of December 10, 2004.

Pursuant to the terms of each Agreement, the Officer agrees that he or she will not voluntarily leave the employ of the Company in the event any individual, corporation, partnership, company or other entity takes certain steps to effect a Change in Control (as defined in the Agreement) of the Company, until the attempt to effect a Change in Control has terminated, or until a Change in Control occurs.

If the Officer is still employed by the Company when a Change in Control occurs, any stock, stock option or restricted stock granted to the Officer by the Company that would have become vested upon continued employment by the Officer shall immediately vest in full and become exercisable notwithstanding any provision to the contrary of such grant and shall remain exercisable until it expires or terminates in accordance with its terms.

Each Officer shall be solely responsible for any taxes that arise or become due pursuant to the acceleration of vesting that occurs pursuant to the Agreement.

Transfer of Stock Ownership by Canopy to Ralph Yarro

Effective March 11, 2005, Canopy transferred all of its shares of the Company’s common stock to Ralph Yarro, the Chairman of the Company’s Board of Directors.

THE SCO GROUP, INC.

AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(IN THOUSANDS)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions		Balance at End of Period
Allowance for doubtful accounts:
Year ended October 31, 2004	$230	$11	$(105	)(a)	$136
Year ended October 31, 2003	348	296	(414	)(a)	230
Year ended October 31, 2002	362	198	(212	)(a)	348
Inventory reserves:
Year ended October 31, 2004	19	59	(22	)(b)	56
Year ended October 31, 2003	115	—	(96	)(b)	19
Year ended October 31, 2002	269	18	(172	)(b)	115
Allowance for sales returns:
Year ended October 31, 2004	819	489	(1,050	)(c)	258
Year ended October 31, 2003	1,055	1,958	(2,194	)(c)	819
Year ended October 31, 2002	2,199	2,602	(3,746	)(c)	1,055

(a)                                  Represents write-offs of uncollectible accounts receivable

(b)                                 Represents inventory destroyed or scrapped

(c)                                  Represents product returns

THE SCO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2005	October 31, 2004
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,145	$12,693
Restricted cash	7,974	8,283
Available-for-sale securities	6,047	18,756
Accounts receivable, net of allowance for doubtful accounts of $149 and $136, respectively	6,325	6,638
Other current assets	2,288	1,870
Total current assets	30,779	48,240
PROPERTY AND EQUIPMENT:
Computer and office equipment	2,025	2,991
Leasehold improvements	390	406
Furniture and fixtures	29	103
	2,444	3,500
Less accumulated depreciation and amortization	(1,865)	(2,851)
Net property and equipment	579	649
OTHER ASSETS:
Intangibles, net	4,060	5,413
Other assets	1,134	1,098
Total other assets	5,194	6,511
Total assets	$36,552	$55,400
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,424	$7,854
Payable to Novell, Inc.	4,007	3,283
Accrued compensation to law firms	—	7,956
Accrued payroll and benefits	2,761	3,369
Accrued liabilities	3,606	3,855
Deferred revenue	4,896	4,877
Other royalties payable	309	354
Taxes payable	1,287	1,279
Total current liabilities	18,290	32,827
LONG-TERM LIABILITIES	342	343
COMMITMENTS AND CONTINGENCIES (Note 5)
COMMON STOCK SUBJECT TO RESCISSION (Note 6)	851	528
STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value; 45,000 shares authorized, 18,208 and 17,956 shares outstanding, respectively	18	18
Additional paid-in capital	246,528	246,273
Common stock held in treasury; 290 shares, respectively	(2,414)	(2,414)
Warrants outstanding	1,099	1,099
Deferred compensation	—	(22)
Accumulated other comprehensive income	977	964
Accumulated deficit	(229,139)	(224,216)
Total stockholders’ equity	17,069	21,702
Total liabilities and stockholders’ equity	$36,552	$55,400

See accompanying notes to condensed consolidated financial statements.

THE SCO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
REVENUE:
Products	$7,838	$8,415	$15,142	$18,127
SCOsource licensing	30	11	100	31
Services	1,390	1,711	2,881	3,371
Total revenue	9,258	10,137	18,123	21,529
COST OF REVENUE:
Products	563	818	1,207	1,623
SCOsource licensing (inclusive of amortization of intangibles of $84, $83, $167, and $166 respectively)	2,889	4,567	6,382	8,090
Services	746	1,073	1,495	2,395
Total cost of revenue	4,198	6,458	9,084	12,108
GROSS MARGIN	5,060	3,679	9,039	9,421
OPERATING EXPENSES:
Sales and marketing (exclusive of stock-based compensation of $7, $29, $14, and $47, respectively)	2,963	4,698	5,900	9,719
Research and development (exclusive of stock-based compensation of $0, and $12, $8, and $23, respectively)	2,117	2,868	4,197	5,575
General and administrative (exclusive of stock-based compensation of $0, $122, $0, and $528, respectively)	2,036	1,710	3,799	3,904
Loss on impairment of long-lived assets	—	2,139	—	2,139
Severance and exit costs	—	682	—	682
Amortization of intangibles	593	593	1,186	1,380
Stock-based compensation	7	163	22	598
Total operating expenses	7,716	12,853	15,104	23,997
LOSS FROM OPERATIONS	(2,656)	(9,174)	(6,065)	(14,576)
EQUITY IN INCOME OF AFFILIATE	17	37	70	74
OTHER INCOME (EXPENSE):
Interest income	98	242	135	512
Change in fair value of derivative	—	2,300	—	5,924
Other expense, net	702	(120)	1,174	(251)
Total other income (expense), net	800	2,422	1,309	6,185
LOSS BEFORE INCOME TAXES	(1,839)	(6,715)	(4,686)	(8,317)
PROVISION FOR INCOME TAXES	(123)	(966)	(237)	(1094)
NET LOSS	(1,962)	(7,681)	(4,923)	(9,411)
DIVIDENDS ON REDEEMABLE CONVERTIBLE PREFERRED STOCK	—	(7,045)	—	(7,801)
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(1,962)	$(14,726)	$(4,923)	$(17,212)
BASIC AND DILUTED NET LOSS PER COMMON SHARE	$(0.11)	$(1.04)	$(0.28)	$(1.23)
WEIGHTED AVERAGE BASIC AND DILUTED COMMON SHARES OUTSTANDING	17,913	14,100	17,831	13,960
OTHER COMPREHENSIVE LOSS
Net loss	$(1,962)	$(7,681)	$(4,923)	$(9,411)
Unrealized gain (loss) on available-for-sale securities	12	(99)	9	(118)
Foreign currency translation adjustment	(58)	138	4	148
COMPREHENSIVE LOSS	$(2,008)	$(7,642)	$(4,910)	$(9,381)

See accompanying notes to condensed consolidated financial statements.

THE SCO GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended April 30,
	2005	2004
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,923)	$(9,411)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangibles	1,353	1,546
Depreciation and amortization	184	435
Stock-based compensation	22	598
Loss on disposal of assets	32	2,139
Equity in income of affiliates	(70)	(74)
Change in fair value of derivative	—	(5,924)
Changes in operating assets and liabilities:
Restricted cash	1,033	—
Accounts receivable, net	313	2,471
Other current assets	(418)	(81)
Other assets	34	(201)
Accounts payable	(6,430)	853
Accrued payroll and benefits	(608)	(884)
Compensation to law firms	(7,956)	(2,600)
Accrued liabilities	(249)	3,371
Deferred revenue	19	2,053
Other royalties payable	(45)	(214)
Taxes payable	8	690
Other long-term liabilities	(1)	27
Net cash used in operating activities	(17,702)	(5,206)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(145)	(186)
Purchase of available-for-sale securities	(8,200)	(41,234)
Proceeds from available-for-sale securities	20,909	5,025
Purchase of minority interest in Japanese subsidiary	—	(209)
Net cash provided by (used in) investing activities	12,564	(36,604)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock through employee stock purchase program	373	370
Proceeds from exercise of common stock options	205	559
Offering costs incurred in connection with Series A-1 issuance	—	(212)
Purchase of common stock	—	(2,414)
Net cash provided by financing activities	578	(1,697)
EFFECT OF FOREIGN EXCHANGE RATES ON CASH	12	121
NET DECREASE IN CASH AND CASH EQUIVALENTS	(4,560)	(43,507)
CASH AND CASH EQUIVALENTS, beginning of period	12,693	64,428
CASH AND CASH EQUIVALENTS, end of period	$8,145	$21,042
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$248	$274
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Dividend in connection with exchange of Series A-1 for Series A shares	—	$6,305
Accretion of dividends	—	$1,496
Common stock subject to rescission	$323	$188

See accompanying notes to condensed consolidated financial statements.

THE SCO GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

The business of The SCO Group, Inc. (the “Company”) focuses on marketing reliable, cost-effective UNIX software products and related services for the small-to-medium sized business market.  In January 2003, the Company established its SCOsource business and launched its first of several SCOsource initiatives to review and enforce its intellectual property surrounding the UNIX operating system. The Company acquired certain intellectual property rights surrounding UNIX and UNIX System V source code from The Santa Cruz Operation (now Tarantella, Inc.) in May 2001.

During the six months ended April 30, 2005, the Company used cash of $17,702,000 in its operations.  The majority of this cash was used to pay accounts payable, accrued liabilities and ongoing expenses related to the Company’s intellectual property litigation.  As of April 30, 2005, the Company had a total of $14,192,000 in cash and cash equivalents and available-for-sale securities and an additional $7,974,000 in restricted cash, of which $3,967,000 is designated to be used as payments for experts, consultants and other expenses in the SCO Litigation.  As a result of the Engagement Agreement between the Company and the law firms representing it in its intellectual property litigation, the Company anticipates using cash of approximately $7,000,000 in the defense of its intellectual property litigation during the remainder of the year ending October 31, 2005, which would leave the Company approximately $11,159,000 in cash for its business operations as of October 31, 2005.  The Company expects that its UNIX business will generate sufficient cash in the year ending October 31, 2005 to cover its internal costs related to its SCOsource initiatives and intellectual property litigation, and believes that it will have sufficient cash resources to fund its operations through October 31, 2005.

In the event that cash required to fund operations and strategic initiatives exceeds the Company’s current cash resources and cash generated from operations, the Company will be required to reduce costs and perhaps raise additional capital.  The Company may not be able to reduce costs in a manner that does not impair its ability to maintain its UNIX business and pursue its SCOsource initiatives.  The Company may also have difficulty raising capital.  If additional equity financing is available, it may not be available to the Company on attractive terms and may be dilutive to the Company’s existing stockholders.  In addition, if the Company’s stock price declines, it may not be able to access the public equity markets on acceptable terms, if at all.  The Company’s ability to effect acquisitions for stock would also be impaired.

(2) SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) on a basis consistent with the Company’s audited annual financial statements, and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth therein.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the following disclosures, when read in conjunction with the audited annual financial statements and the notes thereto included in the Company’s most recent annual report on Form 10-K, are adequate to make the information presented not misleading.  Operating results for the three and six months ended April 30, 2005 are not necessarily indicative of the results that may be expected for the year ending October 31, 2005.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from these estimates.  The Company’s critical accounting policies and estimates include, among others, revenue recognition, allowances for doubtful accounts receivable, severance and exit costs, impairment of long-lived assets, and valuation allowances against deferred income tax assets.

Revenue Recognition

The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, as modified by SOP 98-9.  The Company’s revenue is primarily from three sources: (i) product license revenue, primarily from product sales to resellers, end users and original equipment manufacturers (“OEMs”); (ii) technical support service revenue, primarily from providing technical support and consulting services to end users; and (iii) licensing revenue from its SCOsource intellectual property initiative.

The Company recognizes product revenue upon shipment if a signed contract exists, the fee is fixed or determinable, collection of the resulting receivable is probable and product returns are reasonably estimable.

The majority of the Company’s revenue transactions relate to product-only sales.  On occasion, the Company has revenue transactions that have multiple elements (such as software products, maintenance, technical support services, and other services).  For software agreements that have multiple elements, the Company allocates revenue to each component of the contract based on the relative fair value of the elements.  The fair value of each element is based on vendor specific objective evidence (“VSOE”).  VSOE is established when such elements are sold separately.  The Company recognizes revenue when the criteria for product revenue recognition set forth above have been met.  If VSOE of all undelivered elements exists, but VSOE does not exist for one or more delivered elements, then revenue is recognized using the residual method.  Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the license fee is recognized as revenue in the period when persuasive evidence of an arrangement is obtained assuming all other revenue recognition criteria are met.

The Company recognizes product revenue from OEMs when the software is sold by the OEM to an end-user customer.  Revenue from technical support services and consulting services is recognized as the related services are performed.  Revenue for maintenance is recognized ratably over the maintenance period.

The Company considers an arrangement with payment terms longer than the Company’s normal business practice, which do not extend beyond 12 months, not to be fixed and determinable and revenue is recognized when the fee becomes due.  The Company typically provides stock rotation rights for sales made through its distribution channel and sales to distributors are recognized upon shipment by the distributor to end users.  For direct sales not through the Company’s distribution channel, sales are typically non-refundable and non-cancelable.  The Company estimates its product returns based on historical experience and maintains an allowance for estimated returns, which is recorded as a reduction to accounts receivable.

The Company’s SCOsource licensing revenue to date has been primarily generated from license agreements to utilize the Company’s UNIX source code as well as from intellectual property compliance licenses.  The Company recognizes revenue from SCOsource licensing agreements when a signed contract exists, the fee is fixed and determinable, collection of the receivable is probable and delivery has occurred.  If the payment terms extend beyond the Company’s normal payment terms, revenue is recognized as the payments become due.

Pro Forma Fair Value of Stock-based Compensation

The Company accounts for stock options issued to directors, officers and employees under Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees, and Related Interpretations.”  Under APB No. 25, compensation expense is recognized if an option’s exercise price on the measurement date is below the fair market value of the Company’s common stock.  The Compensation expense, if any, is amortized to expense over the vesting period.

SFAS No. 148, “Accounting for Stock-Based Compensation,” requires pro forma information regarding net income (loss) as if the Company had accounted for its stock options granted under the fair value method prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation.”  The fair value for the Company’s stock options is estimated on the date of grant using the Black-Scholes option-pricing model.

With respect to stock options and restricted stock awards granted and shares purchased pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”) during the three and six months ended April 30, 2005 and 2004, the assumptions used in the Black-Scholes option-pricing model are as follows:

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Risk-free interest rate	3.7%	2.9%	3.6%	2.6%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Volatility	51.5%	91.5%	72.4%	82.4%
Expected exercise life (in years)	2.7	3.0	2.7	3.0

For purposes of the pro forma disclosure, the estimated fair value of stock options, restricted stock awards and ESPP shares are amortized over the vesting period of the award.  The following is the pro forma disclosure and the related impact on net loss to common stockholders and the net loss to common stockholders per diluted common share for the three and six months ended April 30, 2005 and 2004 (in thousands, except per share amounts):

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Net loss applicable to common stockholders:
As reported	$(1,962)	$(14,726)	$(4,923)	$(17,212)
Stock-based compensation included in reported net loss	7	163	22	598
Stock-based compensation under fair value method	(403)	(476)	(597)	(1,283)
Pro forma net loss applicable to common stockholders	$(2,358)	$(15,039)	$(5,498)	$(17,897)
Net loss applicable to common stockholders per basic and diluted common share:
As reported	$(0.11)	$(1.04)	$(0.28)	$(1.23)
Pro forma	$(0.13)	$(1.07)	$(0.31)	$(1.28)

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95,” which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the Consolidated Statements of Operations and Comprehensive Loss.  The accounting provisions of SFAS No. 123R are effective for fiscal years beginning after June 15, 2005 and the Company will adopt SFAS No. 123R in the first quarter of fiscal year 2006.  The above disclosure for the three and six months ended April 30, 2005 and 2004 shows the pro forma net loss and net loss per share as if the Company had used a fair-value-based method similar to the methods required under SFAS No. 123R to measure compensation expense for employee stock incentive awards.  Although the Company has not yet determined whether the adoption of SFAS No. 123R will result in future amounts that are similar to the current pro forma disclosure under SFAS No. 123, the Company is evaluating the requirements under SFAS No. 123R and expects that the adoption could have a material impact on the Company’s results of operations.

Cash and Cash Equivalents

The Company considers all investments purchased with original maturities of three or fewer months to be cash equivalents.  Cash equivalents were $5,298,000 and $2,633,000 as of April 30, 2005 and October 31, 2004, respectively.  Cash was $2,847,000 and $10,060,000 as of April 30, 2005 and October 31, 2004, respectively.

Available-for-Sale Securities

Available-for-sale securities are recorded at fair market value, based on quoted market prices, and unrealized gains and losses are recorded as a component of comprehensive income (loss).  Realized gains and losses, which are calculated based on the specific-identification method, are recorded in operations as incurred.

Available-for-sale securities totaled $6,047,000 as of April 30, 2005 and consisted of government agency securities and corporate notes.  Any available-for-sale securities in an unrealized loss position as of April 30, 2005 were not impaired at acquisition and the decline in fair value is primarily attributable to interest rate fluctuations.  A decline in the market value of any available-for-sale security below cost that is deemed other than temporary results in a charge to earnings and establishes a new basis for the security.

Earnings per Share

Basic net income (loss) per common share (“Basic EPS”) is computed by dividing net income (loss) by the weighted average number of common shares outstanding.  Diluted net income (loss) per common share (“Diluted EPS”) is computed by dividing net income (loss) by the sum of the weighted average number of common shares outstanding and the dilutive potential common share equivalents then outstanding.  Potential common share equivalents consist of the weighted average of shares issuable upon the exercise of outstanding stock options, restricted stock awards, warrants to acquire common stock and preferred stock convertible into common shares.  If dilutive, the Company computes Diluted EPS using the treasury stock method.

The following table is a reconciliation of the numerator and denominator of Basic EPS to the numerator and denominator of Diluted EPS for the three and six months ended April 30, 2005 and 2004 (in thousands, except per share amounts):

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004

Numerator:
Net loss applicable to common stockholders	$(1,962)	$(14,726)	$(4,923)	$(17,212)
Denominator:
Weighted average common shares outstanding	17,913	14,100	17,831	13,960
Stock options	—	—	—	—
Restricted stock	—	—	—	—
Warrants	—	—	—	—
Weighted average diluted common shares outstanding	17,913	14,100	17,831	13,960
Basic and diluted EPS	$(0.11)	$(1.04)	$(0.28)	$(1.23)

Excluded anti-dilutive common share equivalents	3,696	6,665	3,696	6,665

The excluded anti-dilutive common share equivalents are not included in the computation of Diluted EPS as their inclusion would be anti-dilutive to the loss per share.

Income Taxes

In October 2004, the American Jobs Creation Act (the “AJCA”) was signed into law.  The AJCA includes a deduction of 85 percent of certain foreign earnings that are repatriated in the AJCA.  The Company may elect to apply this provision to qualifying earnings repatriations in fiscal year 2005.  The Company does not believe that it will have any foreign earnings repatriation under the AJCA during fiscal year 2005.

Reclassifications

Certain reclassifications have been made to the prior period amounts to conform to the current period presentation.  The reclassifications had no effect on net income for the prior periods.

(3)           INTANGIBLE ASSETS

The following table shows the activity related to amortized intangible assets for the six months ended April 30, 2005 as well as the remaining unamortized balances as of April 30, 2005 (in thousands):

	As of October 31, 2004	Six Months Ended April 30, 2005		As of April 30, 2005
	Net Book Value	Amortization Expense	Impairment Loss	Net Book Value
Amortizable intangible assets:
Distribution/reseller channel	$4,636	$(1,160)	$—	$3,476
Acquired technology	673	(167)	—	506
Trade name	104	(26)	—	78
Total intangible assets	$5,413	$(1,353)	$—	$4,060

Of the $1,353,000 in amortization expense, $1,186,000 was classified as amortization of intangible assets in operating expenses and the remaining $167,000 was classified as cost of SCOsource licensing revenue.

(4)           INVESTMENTS

Sale of Troll Tech Shares

In December 1999, the Company and The Canopy Group, Inc. (“Canopy”), a former holder of the Company’s common stock, entered into an agreement with Troll Tech AS (“Troll Tech”) and its stockholders.  Pursuant to the agreement, the Company acquired shares of Troll Tech in exchange for shares of the Company, and Canopy acquired shares of Troll Tech in exchange for $1,000,000.  The Company recorded its investment in Troll Tech’s common stock at $400,000, based on the cash price per share paid by Canopy.  The Company determined that the cash price per share paid by Canopy was the most reliable evidence of the value of Troll Tech’s common stock.  During fiscal year 2001, management determined that the carrying value of the investment in Troll Tech of $400,000 would most likely not be recoverable, and the investment was written down to $0.

During the second quarter of fiscal year 2005, the Company received notice from Troll Tech that a third-party investor was interested in acquiring the Company’s shares of Troll Tech.  On March 14, 2005, the Company received proceeds of $779,100 for the Troll Tech shares.  The Company accounted for the sale and proceeds of the Troll Tech shares in the second quarter of fiscal year 2005 when it received the proceeds from the shares.  All amounts related to the book value of the shares had been written off during fiscal year 2001, and the Company recorded the proceeds received as a component of other income in its statements of operations for the three and six months ended April 30, 2005.

(5)           COMMITMENTS AND CONTINGENCIES

Litigation

The following includes updated information relating to certain of the Company’s material legal proceedings as previously reported in the Company’s annual report on Form 10-K for fiscal year 2004, and previously updated in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended January 31, 2005.

IBM Corporation

On or about March 6, 2003, the Company filed a complaint against IBM Corporation (“IBM”).  This action is pending in the United States District Court for the District of Utah, under the title The SCO Group, Inc. v. International Business Machines Corporation, Civil No. 2:03CV0294.  This action includes, among other things, Company claims against IBM for breach of contract, copyright infringement, tortious interference, and unfair competition relating to IBM’s alleged use and distribution of information concerning the UNIX source code and derivative works in connection with its efforts to promote the Linux operating system.  IBM has responded to the Company’s claims and made counterclaims against the Company.

Following a hearing on October 19, 2004, on January 19, 2005, the United States Magistrate Judge overseeing the case issued an order granting in part and denying in part discovery applications that the Company had made.  The Court ordered IBM to produce much of the information, including source code, revision information, and programmer contribution information, that the Company had previously requested.  The court also struck the Amended Scheduling Order and directed the parties to submit a proposed amended scheduling order to the court, which both parties have done.  The District Court heard argument on the proposed schedules on April 21, 2005 and took the matter under advisement.  It is anticipated that the Court will issue a new scheduling order in the near future.

In response to the Magistrate Court’s Order, IBM filed, on February 11, 2005, a Motion for Reconsideration of the portion of the Order that required IBM to produce programmer-contribution information for 3,000 people.  IBM also filed, on March 9, 2005,  a Motion for a 45-day Extension of Time to Comply with the Court’s January 18 Order as it applies to materials that are not the subject of IBM’s above-referenced Motion for Reconsideration.  On March 16, 2005, the Court granted the extension and entered an order requiring IBM to produce those materials by May 3, 2005.  With respect to the materials covered by IBM’s Motion for Reconsideration, the Court granted IBM’s request to stay its discovery obligations pending the Court’s resolution of its motion.

On April 19, 2005, the Magistrate Court ruled on IBM’s reconsideration motion.  The Court declined to strike its prior requirement that IBM produce documents from the files of the 3,000 individuals who made the most contributions and changes to the development of AIX and Dynix.  The Court reiterated its requirement that IBM produce programmer’s notes, design documents, white papers, comments and notes, contact information, specific changes made to code, and all relevant non-privileged documents from the files of the 100 individuals who made the most contributions and changes to the development of AIX and Dynix; ordered IBM to provide a privilege log for any documents withheld from the files of those 100 individuals; and required IBM to comply within 90 days.  The Court deferred the remainder of IBM’s required production pending the Company’s review of the above-described discovery.  The Court also reiterated that IBM is required to produce all non-public Linux contribution information and directed IBM to produce all such information within 75 days.

On February 9, 2005, the United States District Judge ruled on several pending dispositive motions.  The Court denied the three motions for partial summary judgment that IBM had filed on the Company’s contract claims, on IBM’s eighth counterclaim for copyright infringement, and on IBM’s tenth counterclaim for a declaration of non-infringement of the Company’s copyrights.  The Court denied each of those motions without prejudice to IBM’s renewing or refiling the motions after discovery is complete.  The Court also denied the Company’s motion to stay or dismiss IBM’s tenth counterclaim.  The Court ordered that no further dispositive motions could be filed until the close of discovery, except by stipulation of the parties, and vacated its prior order, dated September 30, 2004, to the extent that order had granted permission to file dispositive motions before the close of discovery.

Additional discovery motions that the Company has filed are also pending before the Court.  On January 12, 2005, the Company filed its Motion to Compel IBM to produce IBM CEO Samuel J. Palmisano for Deposition.  The parties have fully briefed this motion, and the Court heard argument on that motion on April 21, 2005.  The Court took the matter under advisement.  The parties have also now fully briefed the Company’s December 23, 2004 Renewed Motion to Compel Discovery, which seeks to compel IBM’s compliance with prior Court orders relating to IBM’s obligation to produce (1) all documents pertaining to Linux from the files of high-level IBM executives and board members; and (2) to compel IBM to produce witnesses to testify on several topics in two deposition notices that SCO has served on IBM.  The Court has not set a hearing date for this motion.

In addition to the materials that have been publicly filed with the Court, certain information has been filed under seal in accordance with the protective order entered in the case.  On November 30, 2004, a third party moved to intervene in the case for the purpose of challenging the sealing of certain documents filed with the Court, and additional groups subsequently joined in that motion.  Following argument on April 26, 2005, by Order dated April 28, 2005, the Court denied the intervention motion.  In its Order, the Court set forth various procedures to minimize the risk that documents would be improperly filed under seal.

The Company has also filed a motion for leave to file a third amended complaint in order to assert an additional copyright claim against IBM in the case.  The Court heard argument on that fully briefed motion on April 21, 2005 and took the matter under advisement.

In support of its pending motion to amend, the Company argued that IBM would not be prejudiced by the proposed amendment because, among other things, the Company’s new claim pertained to issues already covered by IBM’s own Ninth Counterclaim, which seeks a broad declaratory judgment of non-infringement relating to AIX.  On February 18, 2005, IBM filed a Motion for Entry of Order Limiting the Scope of Its Ninth Counterclaim.  That motion has also been briefed, but no argument date has been set.

Discovery is continuing in the case.  The Company is reviewing that discovery and currently anticipates that it will seek to amend its complaint in the near future in order to assert additional claims against IBM.

Red Hat, Inc.

On August 4, 2003, Red Hat, Inc. (“Red Hat”) filed a complaint against the Company.  The action is pending in the United States District Court for the District of Delaware under the case caption Red Hat, Inc. v. The SCO Group, Inc., Civil No. 03-772.  Red Hat asserts that the Linux operating system does not infringe on the Company’s UNIX intellectual property rights and seeks a declaratory judgment for non-infringement of copyrights and no misappropriation of trade secrets.  In addition, Red Hat claims the Company has engaged in false advertising in violation of the Lanham Act, deceptive trade practices, unfair competition, tortious interference with prospective business opportunities, trade libel and disparagement.  On April 6, 2004, the court denied the Company’s motion to dismiss this case; however, the court stayed the case and requested status reports every 90 days regarding the case against IBM.  Red Hat filed a motion for reconsideration, which the Court denied on March 31, 2005.  The Company intends to vigorously defend this action.  In the event the stay is lifted and Red Hat is allowed to pursue its claims, we will likely assert counterclaims against Red Hat.

Novell, Inc.

On January 20, 2004, the Company filed suit in Utah state court against Novell, Inc. (“Novell”) for slander of title seeking relief for its alleged bad faith effort to interfere with the Company’s ownership of copyrights related to its UNIX source code and derivative works and its UnixWare product.  The case, after removal to federal court, is pending in the United States District Court for the District of Utah under the caption The SCO Group, Inc. v. Novell, Inc., Civil No. 2:04CV00139.  In the lawsuit, the Company requested preliminary and permanent injunctive relief as well as damages.  Through these claims, the Company seeks to require Novell to assign to the Company all copyrights that it believes Novell has wrongfully registered, prevent Novell from representing any ownership interest in those copyrights and require Novell to retract or withdraw all representations it has made regarding its purported ownership of those copyrights.

Novell has filed a motion to dismiss claiming, among other things, that Novell’s false statements were not uttered with malice and are privileged under the law.  That motion has been briefed by the parties and the Court heard the argument on the motion on May 25, 2005.  The Court took the matter under advisement.  The Company intends to continue to vigorously pursue its claims against Novell.

DaimlerChrysler Corporation

On or about March 3, 2004, the Company brought suit against DaimlerChrysler Corporation (“DaimlerChrysler”) for its alleged violations of its UNIX license agreement with the Company.  The lawsuit alleges that DaimlerChrysler breached its UNIX software agreement by failing to provide an adequate or timely certification of its compliance with that agreement as the Company requested.  The lawsuit, filed in Oakland County Circuit Court in the State of Michigan, requests the court to declare that DaimlerChrysler has violated the certification requirements of its UNIX software agreement, permanently enjoin DaimlerChrysler from further violations of the UNIX software agreement, issue a mandatory injunction requiring DaimlerChrysler to remedy the effects of its past violations of the UNIX software agreement and award the Company damages in an amount to be determined at trial together with costs, attorneys’ fees and any such other or different relief that the court may deem to be equitable and just.

In response to DaimlerChrysler’s motion to dismiss, the court granted DaimlerChrysler’s motion as to the substance of DaimlerChrysler’s certification, but denied the motion as to whether the certification was timely.  Based on this ruling, the Company filed a motion to stay the case pending the clarification of certain issues in the IBM litigation.  The court denied the motion to stay.  Based on a stipulation of the parties, however, the court signed an order of dismissal without prejudice.  The appellate court has dismissed the Company’s appeal of the July 21, 2004 ruling finding that the order was not a final, appealable order; the Company is evaluating its options regarding the appellate court’s ruling.

AutoZone, Inc.

On or about March 2, 2004, the Company brought suit against AutoZone, Inc. (“AutoZone”) for its alleged violations of the Company’s UNIX copyrights through its use of Linux.  The lawsuit alleges copyright infringement by AutoZone by, among other things, running versions of the Linux operating system that contain proprietary material from UNIX System V.  The lawsuit, filed in United States District Court in Nevada, requests injunctive relief against AutoZone’s further use or copying of any part of the Company’s copyrighted materials and also requests damages as a result of AutoZone’s infringement in an amount to be proven at trial.  In response to AutoZone’s motion to transfer the case to Tennessee or stay the case, the federal court in Nevada granted AutoZone’s motion to stay the case, with 90-day status reports to the court, and denied without prejudice AutoZone’s motion to transfer the case to Tennessee.  The federal court allowed the parties to take limited expedited discovery relating to the issue of preliminary injunctive relief which discovery was concluded in May 2005.

The Company has concluded the initial discovery allowed by the court and filed its report with the court on May 27, 2005.  Contrary to AutoZone’s own statements to the court, the Company found through discovery, including depositions and other admissions of AutoZone, many instances of copying of programs containing SCO OpenServer code.  AutoZone has represented that it has now removed all of the SCO code and proprietary information it copied or used in its migration to Red Hat Linux.  Because AutoZone represents it has removed or otherwise is not using SCO code and proprietary information, the Company currently does not intend to move for a preliminary injunction.  AutoZone does not admit that it violated the Company’s rights or caused the Company damage in that migration process, which are still points of dispute between the parties.  Given the stay issued by the Court in the case, the Company reserves the right to pursue infringement and damages in the future based on these issues and other issues stayed by the Court.

IPO Class Action Matter

The Company is an issuer defendant in a series of class action lawsuits involving over 300 issuers that have been consolidated under In re Initial Public Offering Securities Litigation, 21 MC 92 (SAS).  The consolidated complaint alleges, among other things, certain improprieties regarding the underwriters’ conduct during the Company’s initial public offering and the failure to disclose such conduct in the registration statement in violation of the Securities Act of 1933, as amended.

The plaintiffs, the issuers and the insurance companies have negotiated an agreement to settle the dispute between the plaintiffs and the issuers.  All parties, including the plaintiffs, issuers and insurance companies, have executed this settlement agreement and the settlement agreement has been submitted to the court for approval.  If the settlement agreement is approved by the court, and if no cross-claims, counterclaims or third-party claims are later asserted, this action will be dismissed with respect to the Company and its directors.

The Company has notified its underwriters and insurance companies of the existence of the claims.  Management believes, after consultation with legal counsel, that the ultimate outcome of this matter will not have a material adverse effect on the Company’s results of operations or financial position and will not exceed the $200,000 self-insured retention already paid or accrued by the Company.

Other Matters

In April 2003, a former Indian distributor of the Company filed a claim in India, requesting summary judgment for payment of $1,428,000, and an order that the Company trade in India only through the distributor and/or give a security deposit until the claim is paid.  The distributor claims that the Company is responsible to repurchase certain software products and to reimburse the distributor for certain other operating costs.  The distributor additionally requested that the Indian courts grant interim relief in the form of attachment of local assets.  Management does not believe that the Company is responsible to reimburse the distributor for any operating costs and also believes that the return rights related to any remaining inventory have lapsed.  Discovery has commenced and hearings on the requests for interim relief have been held and are ongoing.  The Company intends to vigorously defend this action.

Pursuit and defense of the above-mentioned matters will be costly, and management expects the costs for legal fees and related expenses will be substantial.  The ultimate outcome or potential effect on the Company’s results of operations or financial position of the above-mentioned matters is not currently known or determinable.

The Company is a party to certain other legal proceedings arising in the ordinary course of business.  Management believes, after consultation with legal counsel, that the ultimate outcome of such legal proceedings will not have a material adverse effect on the Company’s results of operations or financial position.

Grants of Unregistered Stock Options; Potential Interest and Penalties Related to Rescission Rights

The Company believes certain shares and options granted under its 1998 Stock Option Plan, 1999 Omnibus Stock Option Plan, the ESPP, 2002 Omnibus Stock Incentive Plan, and 2004 Omnibus Stock Incentive Plan (collectively, the “Equity Compensation Plans”) were issued without complying with registration or qualification requirements under federal securities laws and the securities laws of certain states.  As a result, certain plan participants have a right to rescind their purchases of shares under the Equity Compensation Plans or recover damages if they no longer own the shares or hold unexercised options, subject to applicable statutes of limitations.  Additionally, regulatory authorities may require the Company to pay fines or impose other sanctions.  Although the Company continues to evaluate the possible actions it may take, the Company may make a rescission offer to certain plan participants entitled to rescission rights subject to obtaining required regulatory approvals.

The Company believes certain of its stock option grants made since February 2003 may have also violated applicable securities laws in California, Georgia and possibly other states even though holders have not exercised such options.  Although the Company is continuing to evaluate its potential rescission risk to option holders, the Company is considering making a rescission offer to certain option holders.  Because the options in question have not been exercised, no amounts are recorded in permanent equity.  There are a number of factors that must be considered in determining what a rescission offer to option holders may involve.  At the current time, the Company is unable to determine and quantify all of the key factors for a potential rescission offer.

The Company believes that it is reasonably possible that some option holders may accept a rescission offer, but the Company is unable to estimate the number of participants who might accept a rescission offer and the amount of potential damages that it would be required to pay under a rescission offer.  Since any loss is considered reasonably possible but not estimable, the Company has not recorded a liability for this contingency.

The Company may also be required to pay interest and penalties up to statutory limits in connection with plan participants making rescission claims or in connection with any rescission offer.  The Company believes that it is reasonably possible that it may be required to pay interest and penalties, but it is not able to estimate an amount.

(6)           COMMON STOCK SUBJECT TO RESCISSION

As described in Note 5, certain participants in the Equity Compensation Plans have a right to rescind their purchases of shares under the Plans or recover damages if they no longer own the shares or hold unexercised options, subject to applicable statutes of limitations.

Accounting Series Release (“ASR”) No. 268 and Emerging Issues Task Force (“EITF”) Topic D-98 require that stock subject to rescission or redemption requirements outside the control of the Company to be classified outside of permanent equity.  The exercise of the rescission right is at the holders’ discretion, but exercise of that right may depend in part on the fair value of the Company’s common stock, which is outside of the Company’s and the holders’ control.  Consequently, common stock subject to rescission is classified as temporary equity.  If the Company’s possible rescission offer is made and accepted by plan participants holding shares acquired under the Equity Compensation Plans or otherwise entitled to recover damages from the Company in respect of such shares they have sold, or such plan participants otherwise make rescission claims against the Company, the Company could be required to make aggregate payments to these plan participants of up to $851,000 in the aggregate, excluding interest and other possible fees, based upon shares outstanding under the Equity Compensation Plans as of April 30, 2005.

In the event the Company completes a rescission offer or plan participants otherwise exercise rescission rights, any amounts the Company may pay to plan participants, excluding interest and other possible charges, will be deducted from common stock subject to rescission, and, in the event a plan participant declines a rescission offer or otherwise is determined to no longer have a rescission right, any remaining amounts recorded to common stock subject to rescission will be recorded as permanent equity.

(7)           STOCKHOLDERS’ EQUITY

Stock Options

During the three and six months ended April 30, 2005, the Company granted options to purchase 0 and 631,000 shares of common stock with an average exercise price of $4.71, respectively, per share.  None of these stock options were granted with an exercise price below the quoted market price on the date of grant.  During the three and six months ended April 30, 2005, options to purchase approximately 7,000 and 142,000 shares of common stock were exercised with an average exercise price of $0.95 and $1.47, respectively, per share.  As of April 30, 2005, there were approximately 3,437,000 stock options outstanding with a weighted average exercise price of $4.32 per share.

Change in Control Agreements

On December 10, 2004, the Company entered into Change in Control Agreements with the following executive officers:  Darl C. McBride; Bert B. Young; Christopher Sontag; Jeff F. Hunsaker; and Ryan E. Tibbitts (each, an “Officer”).  Each agreement is effective as of December 10, 2004.

Pursuant to the terms of each Agreement, the Officer agrees that he or she will not voluntarily leave the employ of the Company in the event any individual, corporation, partnership, company or other entity takes certain steps to effect a Change in Control (as defined in the Agreement) of the Company, until the attempt to effect a Change in Control has terminated, or until a Change in Control occurs.

If the Officer is still employed by the Company when a Change in Control occurs, any stock, stock option or restricted stock granted to the Officer by the Company that would have become vested upon continued employment by the Officer shall immediately vest in full and become exercisable notwithstanding any provision to the contrary of such grant and shall remain exercisable until it expires or terminates in accordance with its terms.  Each Officer shall be solely responsible for any taxes that arise or become due pursuant to the acceleration of vesting that occurs pursuant to the Agreement.

The adoption of the Change in Control Agreements allows for accelerated vesting on all outstanding shares of common stock and represents a modification to the underlying stock option award.  In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation,” the Company has calculated the total intrinsic value of the awards of $2,012,000 which represents the value of the awards that were subject to the acceleration.  During the three and six months ended April 30, 2005, this amount had not been recorded in the condensed consolidated financial statements as an event to trigger the acceleration was not considered probable.

Stockholder Rights Plan

On August 10, 2004, the Company’s Board of Directors adopted a Stockholder Rights Plan (the “Rights Plan”) designed to deter coercive takeover tactics, including accumulation of the Company’s shares in the open market or through private transactions and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company’s stockholders.

Under the terms of the Rights Plan, Series A Junior Participating Preferred Stock purchase rights were distributed as a dividend at the rate of one right for each share of common stock of the Company held by stockholders of record as of the close of business on August 30, 2004, and will be distributed to holders of subsequently issued shares of common stock.  The Rights Plan would be triggered if a person or group acquired beneficial ownership of 15 percent or more of the Company’s common stock other than pursuant to a board-approved tender or exchange offer or commences, or publicly announces an intention to commence, a tender or exchange offer upon consummation of which such person or group would beneficially own 15 percent or more of the Company’s common stock.  The value of the purchase rights is immaterial as of April 30, 2005.

Transfer of Stock Ownership by The Canopy Group to Ralph J. Yarro III

Effective March 11, 2005, The Canopy Group (“Canopy”) transferred all of its shares of the Company’s common stock to Ralph J. Yarro III, the Chairman of the Company’s Board of Directors.

(8)           CONCENTRATION OF RISK

As of April 30, 2005 and October 31, 2004, the Company had no customers who made up more than 10 percent of the ending accounts receivable balance.

During the three and six months ended April 30, 2005 and 2004, no single customer accounted for more than 10 percent of total revenue.

(9)           RELATED PARTY TRANSACTIONS

As of October 31, 2004, Canopy owned approximately 31 percent of the Company’s issued and outstanding common stock.  As described in Note 7, on March 11, 2005, Canopy transferred all of its shares of common stock to Ralph J. Yarro III.

On April 30, 2003, the Company and Center 7, Inc. (“C7”) entered into a Marketing and Distribution Master Agreement (the “Marketing Agreement”) and an Assignment Agreement.  On October 2, 2003, C7 assigned the Assignment Agreement to Vintela, Inc. (“Vintela”) and Vintela and the Company entered into a new marketing agreement (the “Vintela Agreement”).  Both C7 and Vintela are majority owned by Canopy.  Under the Vintela Agreement, the Company was appointed as a worldwide distributor for Vintela products to co-brand, market and distribute these products.

Under the Assignment Agreement, the Company assigned the copyright applications, patents and contracts related to Volution Manager, Volution Authentication, Volution Online and Volution Manager Update Service (collectively, the “Assigned Software”).  As consideration for this assignment, C7 issued, and Vintela assumed, a $500,000 non-recourse promissory note payable to the Company, secured by the Assigned Software.  This note was originally due on April 30, 2005 with interest payable at a rate of one percent above the prime rate as reported in the Wall Street Journal.

In late November 2004, the Company entered into discussions with Vintela with respect to the cancellation of the Marketing Agreement and repayment of the Note.  It was later determined and decided once Vintela had received funding from an outside third party, the Company agreed with Vintela to forego any interest charges on the promissory note in return for an immediate payment of the $500,000.  On December 9, 2004, the Company received the $500,000 payment from Vintela and forgave the outstanding interest charges associated with the promissory note.

At the time the promissory note was executed, the Company had no recorded basis in the Assigned Software.  Because the transfer of the Assigned Software was to a related party in exchange for a promissory note and there was substantial doubt concerning the ability of C7 to repay the debt as they were not profitable and being funded by Canopy, no gain was recognized by the Company until payment was received on December 9, 2004.  The Company recorded the $500,000 received as a component of other income in its statement of operations for the six months ended April 30, 2005.

(10)         SEGMENT INFORMATION

The Company’s resources are allocated and operating results managed to the operating income (loss) level for each of the Company’s segments: UNIX and SCOsource.  Both segments are based on the Company’s UNIX intellectual property.  The UNIX business sells and distributes UNIX products and services through an extensive distribution channel and to corporate end-users and the SCOsource business enforces and protects the Company’s UNIX intellectual property.

During fiscal year 2004, in an effort to maximize the assets and resources of the UNIX and SCOsource business segments and to best represent management’s view of business operations, the Company directed resources and reviewed financial information for its UNIX and SCOsource segments.

Segment disclosures for the Company are as follows for the three and six months ended April 30, 2005 (in thousands):

	Three Months Ended April 30, 2005
	UNIX	SCOsource	Total

Revenue	$9,228	$30	$9,258
Cost of revenue	1,309	2,889	4,198
Gross margin (deficit)	7,919	(2,859)	5,060
Sales and marketing	2,956	7	2,963
Research and development	2,027	90	2,117
General and administrative	1,866	170	2,036
Other	600	—	600
Total operating expenses	7,449	267	7,716
Income (loss) from operations	$470	$(3,126)	$(2,656)

	Three Months Ended April 30, 2004
	UNIX	SCOsource	Total

Revenue	$10,126	$11	$10,137
Cost of revenue	1,891	4,567	6,458
Gross margin (deficit)	8,235	(4,556)	3,679
Sales and marketing	4,117	581	4,698
Research and development	2,797	71	2,868
General and administrative	1,710	—	1,710
Other	3,577	—	3,577
Total operating expenses	12,201	652	12,853
Loss from operations	$(3,966)	$(5,208)	$(9,174)

	Six Months Ended April 30, 2005
	UNIX	SCOsource	Total

Revenue	$18,023	$100	$18,123
Cost of revenue	2,702	6,382	9,084
Gross margin (deficit)	15,321	(6,282)	9,039
Sales and marketing	5,746	154	5,900
Research and development	3,995	202	4,197
General and administrative	3,538	261	3,799
Other	1,208	—	1,208
Total operating expenses	14,487	617	15,104
Income (loss) from operations	$834	$(6,899)	$(6,065)

	Six Months Ended April 30, 2004
	UNIX	SCOsource	Total

Revenue	$21,498	$31	$21,529
Cost of revenue	4,018	8,090	12,108
Gross margin (deficit)	17,480	(8,059)	9,421
Sales and marketing	9,128	591	9,719
Research and development	5,477	98	5,575
General and administrative	3,882	22	3,904
Other	4,799	—	4,799
Total operating expenses	23,286	711	23,997
Loss from operations	$(5,806)	$(8,770)	$(14,576)

Intangible assets, which consist of the Company’s reseller channel, trade name and technology, have been assigned to the Company’s UNIX and SCOsource segments and consist of the following as of April 30, 2005 and October 31, 2004 (in thousands):

	April 30, 2005	October 31, 2004
Intangible assets:
UNIX (reseller channel and trade name)	$3,554	$4,740
SCOsource (UNIX technology)	506	673
Total intangible assets and goodwill	$4,060	$5,413

APPENDIX A

FORM OF ELECTION

Dorsey & Whitney LLP

170 South Main Street, Suite 900

Salt Lake City, Utah 84101

Attn: Carolyn Peters

Dear Ms. Peters:

I have received and read the offering circular of The SCO Group, Inc. relating to its rescission offer, dated [            ], 2005, pursuant to which SCO has offered to repurchase certain shares of common stock issued under its 2000 Employee Stock Purchase Plan that may have been issued in violation of federal or state securities laws, or both. I acknowledge that I have had an opportunity to carefully review the information from SCO that I consider important in making my election. I advise SCO as follows by placing an “X” in the proper spaces provided below:

Shares of Common Stock

☐	1.	I hereby elect to reject the rescission offer and desire to retain the shares.

☐	2.

I hereby elect to accept the rescission offer and rescind the sale of _______ (fill in total from table below) shares and to receive a full refund for all sums paid therefor together with interest at the applicable statutory rate per year.

Date of Purchase	Number of Shares Purchased	Per Share Price Paid	Number of Shares Still Owned by You	Per Share Repurchase Price	Number of Shares to be Repurchased
(Please fill in)

IF PERSONS DESIRING TO ACCEPT THIS RESCISSION OFFER INTEND TO MAKE USE OF THE MAILS TO RETURN THEIR STOCK POWER(S), INSURED REGISTERED MAIL, RETURN RECEIPT REQUESTED, IS RECOMMENDED AND SHOULD ALSO PROVIDE THEIR DOCUMENTATION, INCLUDING THIS FORM OF ELECTION, BY FACSIMILE TO CAROLYN PETERS AT (801) 933-7373.

TO THE EXTENT I HAVE ACCEPTED THE OFFER, I AGREE I WILL NOT HAVE ANY FURTHER RIGHT, TITLE OR INTEREST IN THOSE SHARES OF COMMON STOCK OR OPTIONS TO PURCHASE SHARES OF COMMON STOCK AND ANY SUBSEQUENT APPRECIATION IN THE VALUE OF THE SHARES UNDERLYING THE SHARES OF COMMON STOCK OR OPTIONS TO PURCHASE SHARES OF COMMON STOCK.

Dated:
Signature

Print Name

A-1

Address of Offeree:

A-2

APPENDIX B

THE SCO GROUP, INC.

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto The SCO Group, Inc., a Delaware corporation,                 shares of common stock of The SCO Group, Inc., and does hereby irrevocably constitute and appoint Darl C. McBride and Bert B. Young, and any of them, the undersigned’s Attorney to transfer said shares on the books of said corporation with full power of substitution in the premises.

Dated: , 2005	SELLING STOCKHOLDER

Print Name(s) of Selling Stockholder(s)

Authorized Signature

Title of Authorized Signatory (if applicable) (1)

Authorized Signature (if shares held in more than one name)

Title of Authorized Signatory (if applicable)

Address of Selling Stockholder (Line 1)

Address of Selling Stockholder (Line 2)

Phone

Fax

(1)	Trustees, officers and other fiduciaries or agents should indicate their title or capacity and print their names under their signatures.

B-1

THE SCO GROUP, INC.

312,806 SHARES OF COMMON STOCK

OFFERING CIRCULAR

                , 2005

PART II
INFORMATION NOT REQUIRED IN OFFERING CIRCULAR

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee	$80

Legal fees	$35,000

Accounting fees and expenses	$15,000

Printing and other expenses	$5,000

Total	$55,080

All expenses, except the SEC fees, are estimates.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Amended and Restated Certificate of Incorporation (the “Certificate”) of The SCO Group, Inc. (the “Company”) provides that, except to the extent prohibited or limited by the Delaware General Corporation Law, as amended (the “DGCL”), the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the director’s responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify a person if the person being indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  The DGCL provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors may be entitled under the Company’s bylaws, any agreement, a vote of stockholders or disinterested directors or otherwise.

The Certificate and the Company’s Amended and Restated Bylaws (the “Bylaws”) together provide that the Company shall indemnify, to the fullest extended permitted by Section 145 of the DGCL, each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Company, or is or was serving, or has agreed to serve, at the request of the Company, as a director, officer or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Certificate and the Bylaws together provide that the Company will pay the expenses of an indemnified party in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the indemnified person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the DGCL.  Notwithstanding the foregoing, the Bylaws provide that the Company shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by the Company and approved by a majority of the Board of Directors of the Company which alleges willful misappropriation of corporate assets, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to the Company or any other willful and deliberate breach in bad faith of such person’s duty to the Company or its stockholders.

The Certificate and the Bylaws provide that the Company shall not indemnify any such person seeking indemnification in connection with a proceeding initiated by such person unless the initiation was approved by the Board of Directors of the Company.

The Company has entered into indemnification agreements with its executive officers and directors indemnifying such officers and directors, to the fullest extent permitted by law, in relation to any event or occurrence related to the fact that such officer or director is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise by reason of any action or inaction on the part of such officer or director serving in any capacity set forth in this paragraph.

The registrant maintains a policy of liability insurance for its officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In addition to the common stock issued under the Company’s 2000 Employee Stock Purchase Plan, as described elsewhere in this registration statement, the Company has granted options under its 1999 Omnibus Stock Incentive Plan and 2002 Omnibus Stock Incentive Plan without complying with registration or qualification requirements under federal securities laws and the securities laws of certain states.  As a result, certain plan participants have a right to rescind their purchases of shares under the 1999 Omnibus Stock Incentive Plan, the 2000 Employee Stock Purchase Plan or the 2002 Omnibus Stock Incentive Plan or recover damages if they no longer own the shares or hold unexercised options, subject to applicable statutes of limitations.  Additionally, regulatory authorities may require the Company to pay fines or impose other sanctions on the Company.

Issuance of common shares upon repurchase of Series A-1 shares

On May 31, 2004, the Company entered into an agreement with BayStar Capital II, L.P. to repurchase and retire BayStar’s 40,000 shares of Series A-1 Convertible Preferred Stock.  Terms of the agreement required the Company to pay to BayStar $13,000,000 in cash and issue 2,105,263 shares of its common stock.  The repurchase price was payable and issuable upon the effectiveness of a shelf registration statement covering the resale of the shares of common stock that would be issued to BayStar upon the completion of the repurchase.  On July 21, 2004, the SEC declared the registration statement on Form S-3 effective, and as of that date, the transaction closed, all Series A-1 shares were cancelled, and the Company issued to BayStar 2,105,263 shares of common stock.

The Company issued the unregistered, restricted shares of common stock (with respect to which the resale was registered as of the closing of the repurchase) in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On August 27, 2004, following the completion of the Series A-1 repurchase transaction, after which no Series A-1 shares remained outstanding, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware.  The filing terminated the Certificate of Designation, Preferences and Rights of the Company’s Series A-1 shares, eliminating the previously designated Series A-1 shares.

Series A and Series A-1 share matters

On February 5, 2004, the Company issued 50,000 shares of its Series A-1 shares in exchange for all then outstanding shares of Series A Convertible Preferred Stock previously issued in its October 2003 private placement. The Company received no additional proceeds from this exchange transaction.

Prior to their repurchase as described above in this Item 15, the Series A-1 shares were convertible into shares of the Company’s common stock at a conversion price equal to the average closing sales price of its common stock for the ten trading days immediately preceding the date of conversion, provided that in no event could the conversion price be less than $13.50 (as such conversion price and the $13.50 floor price might have been adjusted for stock splits, stock dividends or similar occurrences). The holders of Series A-1 shares had the right to convert their preferred shares into shares of common stock any time at their option, provided they convert enough preferred shares to receive at least 100,000 shares of common stock and subject to certain other limitations. Additionally, the Company could force conversion of the outstanding Series A-1 shares at any time the market price of its common stock exceeded $24.50 per share (as adjusted for stock splits, stock dividends or similar occurrences) for 20 consecutive trading days, provided that the Company satisfy certain other requirements. Notwithstanding the foregoing conversion rights, in no event could the number of shares of the Company’s common stock issuable upon the conversion of Series A-1 shares exceed (i) 2,863,135 shares in the aggregate or (ii) cause any holder of Series A-1 shares and its affiliates to beneficially own more than 4.99 percent of the outstanding shares of the Company’s common stock, even though the holders thereof may otherwise be entitled to receive more shares of common stock upon conversion based on the applicable conversion price.

The Series A-1 shares generally had the same rights that the Series A shares had, except that the conversion price for the Series A shares was fixed at $16.93 per share (as adjusted for stock splits, stock dividends or similar occurrences). Also, the holders of Series A-1 shares had certain limited voting rights that they did not previously have as holders of Series A shares.

The Company issued the unregistered, restricted shares of Series A-1 shares in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, as a transaction involving the exchange with the Company’s then-existing holders of its Series A-1 shares for the previously outstanding Series A shares in which no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

On April 1, 2004, following the completion of the exchange of the Company’s outstanding Series A shares for Series A-1 shares, after which no Series A shares remained outstanding, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware. The filing terminated the Certificate of Designation, Preference and Rights of the Company’s Series A shares, eliminating the previously designated Series A shares.

Series A Convertible Preferred Stock

On October 16, 2003, the Company issued 50,000 shares of its Series A Convertible Preferred Stock to two institutional investors for an aggregate cash offering price of $50,000,000 in connection with a private placement offering. The Company’s net proceeds from the sale of Series A shares were $47,740,000, which included the payment of a $2,000,000 commission to Morgan Keegan & Company, Inc., the Company’s financial advisor for this financing transaction.

Prior to their exchange for Series A-1 shares as described above, the Series A shares were convertible into shares of the Company’s common stock at an initial conversion price of $16.93 per share (which may be adjusted for stock splits, stock dividends or similar occurrences). The holders of the Series A shares had the right to convert their preferred shares into shares of common stock any time at their option, provided they converted enough preferred shares to receive at least 100,000 shares of common stock and subject to certain other limitations. Additionally, the Company could force conversion of the outstanding Series A shares at any time the market price of its common stock exceeded 150 percent of the then prevailing conversion price per share for 20 consecutive trading days, provided that the Company satisfy certain other requirements.

The Company sold the unregistered, restricted Series A shares in its private placement in reliance on the exemptions from registration provided by Section 4(2) of, and Rule 506 of Regulation D under, the Securities Act of 1933, as amended, as a transaction not involving a public offering. In connection with the issuance:

•                  each of the two participating institutional investors represented that (i) it was an accredited investor as that term is defined in Regulation D under the Securities Act, (ii) that the securities it acquired cannot be resold without registration under the Securities Act, except in reliance upon an exemption there from, and (iii) it intended to acquire the securities for investment only and not with a view to the distribution thereof; and

•                  the Company did not engage in any general solicitation or advertisement for the issuance, and the Company affixed appropriate legends to the certificates representing the shares of Series A Convertible Preferred Stock issued in the transaction.

Issuance to Vultus

In connection with the acquisition of assets from Vultus, the Company issued shares of its common stock to Vultus and its six shareholders in reliance on the exemption from registration provided by 4(2) of the Securities Act and the safe harbor of Regulation D promulgated thereunder.  Each of the Vultus shareholders had held an equity interest in Vultus for some time and was familiar with the business of Vultus prior to the transaction.  In connection with the shareholder approval necessary for the transaction, each Vultus shareholder was provided with an information statement prepared by Vultus that contained a summary of the proposed transaction, the anticipated distribution to each shareholder, a description of the restricted nature of the securities to be received and an information packet concerning the Company.

During the quarter ended July 31, 2003, the Company issued a warrant to Sun Microsystems in connection with the Company receiving the first of two payments of $2,500,000, required under the initial agreement.  The warrant allows Sun to acquire 12,500 shares of the Company’s common stock at an exercise price of $1.83 per share for a term of five years from the date of the agreement.  Because the warrant was issued in connection with the advance payment, the Company has recorded the fair value of the warrant of $150,000, as determined using the Black-Scholes option-pricing model, and reduced license revenue accordingly.  Assumptions used in the Black-Scholes option-pricing model to estimate its fair value were the following: market value of common stock of $12.52 per share; risk-free interest rate of two percent; expected dividend yield of 0 percent; volatility of 137 percent; and a term of five years.

In addition, the Company issued a warrant to a consultant, as part of an agreement to assist the Company with its SCOsource licensing initiative.  The warrant allows the consultant to acquire 25,000 shares of the Company’s common stock at an exercise price of $8.50 per share for a term of two years from the date of the agreement.  The Company has recorded the fair value of the warrant of $94,000, as determined using the Black-Scholes option-pricing model, as a warrant outstanding and included this cost as a cost of licensing revenue.  Assumptions used in the Black-Scholes option-pricing model to estimate the fair value were the following: market value of common stock of $12.84 per share; risk-free interest rate of two percent; expected dividend yield of 0 percent; volatility of 143 percent; and a term of two years.

Both of these warrants were issued pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act of 1933, as amended.

Issuances of Warrants

During the quarter ended April 30, 2003, the Company issued a warrant to one of the two SCOsource licensees.  The warrant allows the licensee to acquire 210,000 shares of the Company’s common stock at an exercise price of $1.83 per share.  The option expires five years from the date of grant.  The Company has recorded the fair value of the warrant of $500,000, as determined using the Black-Scholes option-pricing model, as a warrant outstanding during the quarter ended April 30, 2003.  Assumptions used in the Black-Scholes option-pricing model were the following: estimated fair value of common stock of $2.40 per share, risk free interest rate of three percent, volatility of 236 percent, and expected dividend yield of 0 percent.  This warrant was issued pursuant to an exemption from the registration requirements under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

2.1

Agreement and Plan of Reorganization by and among Caldera Systems, Inc., Caldera International, Inc., now known as The SCO Group, Inc. (the “Registrant”), and The Santa Cruz Operation, Inc., and related amendments (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-45936)).

3.1

Amended and Restated Certificate of Incorporation of Caldera International, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A12G/A filed on July 7, 2003 (File No. 000-29911)).

3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation regarding consolidation of outstanding shares (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 8-A12G/A filed on July 7, 2003 (File No. 000-29911)).

3.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation regarding change of name to The SCO Group, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-A12G/A filed on July 7, 2003 (File No. 000-29911)).

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form 8-A12G/A filed on July 7, 2003 (File No. 000-29911)).

3.5

Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911)).

3.6

Certificate of Correction correcting the Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911)).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A12G/A (File No. 000-29911)).

4.2

Rights Agreement dated as of August 10, 2004 by and between the Company and Computershare Trust Company, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911)).

5.1	Opinion of Dorsey & Whitney LLP.

10.1	1998 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-94351)).

10.2	Amendment No. 1 to 1998 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.3

Form Notice of Grant of Stock Options for 1998 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.4	1999 Omnibus Stock Incentive Plan, as amended (incorporated by reference to Exhibits 10.4 through 10.8 of the Registrant’s Registration Statement on Form S-4 (File No. 333-45936)).

10.5

Amendment No. 5 to 1999 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.6

Amendment No. 6 to 1999 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.7

Form Notice of Grant of Stock Options for 1999 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.8	2000 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-4 (File No. 333-45936)).

10.9

Amendment No. 2 to 2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.10

Amendment No. 3 to 2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.11

Amendment No. 4 to 2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2003 (File No. 000-29911)).

10.12	2002 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2003 (File No. 000-29911)).

10.13

Form Notice of Grant of Stock Options for 2002 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.14

Office Sublease Agreement by and among the Registrant, Canopy Properties, Inc. and Gateway Technology Center, LLC, dated January 10, 2002 (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.15

First Amendment to Office Sublease Agreement by and among the Registrant and Canopy Properties, Inc., dated September 15, 2003 (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.16

Engagement Letter by and among the Registrant and Morgan Keegan & Company, Inc., dated August 16, 2002 (incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.17

First Amendment to Engagement Letter by and among the Registrant and Morgan Keegan & Company, Inc., dated February 13, 2003 (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.18

Second Amendment to Engagement Letter by and among the Registrant and Morgan Keegan & Company, Inc., dated August 16, 2003 (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.19

Warrant to Purchase Shares of Common Stock issued by the Registrant to Morgan Keegan & Company, Inc., dated August 16, 2002 (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.20

Common Stock Warrant issued by the Registrant to, and accepted and agreed to by, Sun Microsystems, Inc., dated March 11, 2003 (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.21

Common Stock Warrant issued by the Registrant to, and accepted and agreed to by, Sun Microsystems, Inc., dated July 31, 2003 (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.22

Common Stock Warrant issued by the Registrant to, and accepted and agreed to by, Sun Microsystems, Inc., dated October 31, 2003 (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.23

Independent Contractor Agreement by and among the Registrant and S2 Strategic Consulting, LLC, dated July 1, 2003 (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.24

Common Stock Warrant issued by the Registrant to, and accepted and agreed to by, S2 Strategic Consulting, LLC, dated July 1, 2003 (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.25

Severance Agreement between Ransom H. Love and Caldera International, Inc. (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002 (File No. 000-29911)).

10.26

Securities Purchase Agreement dated as of October 16, 2003 between the Registrant and the persons listed therein as Purchasers (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 17, 2003 (File No. 000-29911)).

10.27

Registration Rights Agreement dated as of October 16, 2003 between the Registrant and the persons listed therein as Purchasers (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 17, 2003 (File No. 000-29911)).

10.28

Letter Agreement dated December 8, 2003 among the Registrant, BayStar Capital II, L.P., Royal Bank of Canada and Acknowledged by Boies, Schiller & Flexner LLP (incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on December 9, 2003 (File No. 000-29911)).

10.29

Asset Purchase Agreement dated June 6, 2003 between the Registrant and Vultus, Inc. (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-106885)).

10.30

Exchange Agreement dated as of February 5, 2004 among SCO, BayStar Capital II, L.P. and Royal Bank of Canada (incorporated by reference to Exhibit 99.1 to SCO’s Current Report on Form 8-K filed on February 9, 2004 (File
No. 000-29911)).

10.31

Stock Repurchase Agreement dated as of May 31, 2004 between the Registrant and BayStar Capital II, L.P. (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2004 (File No. 000-29911)).

10.32

Letter Agreement dated October 31, 2004 among Boies, Schiller & Flexner LLP, Kevin McBride, Berger Singerman and SCO (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on November 4, 2004 (File No. 000-29911)).

10.33	Summary Sheet of Compensation of Directors (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on July 5, 2005 (File No. 000-29911)).

10.34	2004 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.35

The SCO Group Employee Incentive Bonus Program for Fiscal Year 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2005 (File No. 000-29911)).

10.36	Summary of Executive Compensation (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2005 (File No. 000-29911)).

10.37

Form of Executive Officer Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2005 (File No. 000-29911)).

10.38

Form Notice of Grant of Stock Options for 2004 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on July 15, 2005 (File No. 000-29911)).

10.39

Form of Indemnification Agreement for directors and officers (incorporated by reference to Exhibit 10.36 to Post-Effective Amendment No. 1 to Form S-3 on Form S-1 filed on May 18, 2005 (File No. 333-116732)).

10.40	Form of Change in Control Agreement for executive officers (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 16, 2004) (File No. 000-29911)).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

(b)                                 Financial Statement Schedules

The following schedule required to be filed by Item 16(b) is contained on page F-34 of this offering circular:

Schedule II—Valuation and Qualifying Accounts for each of the three years in the period ended October 31, 2004.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any offering circular required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the offering circular any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of offering circular filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lindon, State of Utah, on July 28, 2005.

THE SCO GROUP, INC.

By:	/s/ Darl C. McBride
Darl C. McBride
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature to this registration statement appears below hereby constitutes and appoints Darl C. McBride and Bert B. Young, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this registration statement, and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Darl C. McBride
Darl C. McBride	President, Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2005

/s/ Bert B. Young
Bert B. Young	Chief Financial Officer and Principal Accounting Officer (Principal Financial and Accounting Officer)	July 28, 2005

/s/ Ralph J. Yarro III
Ralph J. Yarro III	Chairman of the Board of Directors	July 28, 2005

/s/ Darcy G. Mott
Darcy G. Mott	Director	July 28, 2005

/s/ Edward E. Iacobucci
Edward E. Iacobucci	Director	July 28, 2005

/s/ R. Duff Thompson
R. Duff Thompson	Director	July 28, 2005

/s/ Daniel W. Campbell
Daniel W. Campbell	Director	July 28, 2005

Signature	Title	Date

/s/ Omar T. Leeman		July 28, 2005
Omar T. Leeman	Director

/s/ J. Kent Millington
J. Kent Millington	Director	July 28, 2005

EXHIBIT INDEX

2.1

Agreement and Plan of Reorganization by and among Caldera Systems, Inc., Caldera International, Inc., now known as The SCO Group, Inc. (the “Registrant”), and The Santa Cruz Operation, Inc., and related amendments (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-45936)).

3.1

Amended and Restated Certificate of Incorporation of Caldera International, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 8-A12G/A filed on July 7, 2003 (File No. 000-29911)).

3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation regarding consolidation of outstanding shares (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 8-A12G/A filed on July 7, 2003 (File No. 000-29911)).

3.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation regarding change of name to The SCO Group, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-A12G/A filed on July 7, 2003 (File No. 000-29911)).

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form 8-A12G/A filed on July 7, 2003 (File No. 000-29911)).

3.5

Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911)).

3.6

Certificate of Correction correcting the Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911)).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A12G/A (File No. 000-29911)).

4.2

Rights Agreement dated as of August 10, 2004 by and between the Company and Computershare Trust Company, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911)).

5.1	Opinion of Dorsey & Whitney LLP.

10.1	1998 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-94351)).

10.2	Amendment No. 1 to 1998 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.3

Form Notice of Grant of Stock Options for 1998 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.4	1999 Omnibus Stock Incentive Plan, as amended (incorporated by reference to Exhibits 10.4 through 10.8 of the Registrant’s Registration Statement on Form S-4 (File No. 333-45936)).

10.5

Amendment No. 5 to 1999 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.6

Amendment No. 6 to 1999 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.7

Form Notice of Grant of Stock Options for 1999 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.8	2000 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 10.9 to the Registrant’s Registration Statement on Form S-4 (File No. 333-45936)).

10.9

Amendment No. 2 to 2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.10

Amendment No. 3 to 2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.11

Amendment No. 4 to 2000 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2003 (File No. 000-29911)).

10.12	2002 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2003 (File No. 000-29911)).

10.13

Form Notice of Grant of Stock Options for 2002 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.14

Office Sublease Agreement by and among the Registrant, Canopy Properties, Inc. and Gateway Technology Center, LLC, dated January 10, 2002 (incorporated by reference to Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.15

First Amendment to Office Sublease Agreement by and among the Registrant and Canopy Properties, Inc., dated September 15, 2003 (incorporated by reference to Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.16

Engagement Letter by and among the Registrant and Morgan Keegan & Company, Inc., dated August 16, 2002 (incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.17

First Amendment to Engagement Letter by and among the Registrant and Morgan Keegan & Company, Inc., dated February 13, 2003 (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.18

Second Amendment to Engagement Letter by and among the Registrant and Morgan Keegan & Company, Inc., dated August 16, 2003 (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.19

Warrant to Purchase Shares of Common Stock issued by the Registrant to Morgan Keegan & Company, Inc., dated August 16, 2002 (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.20

Common Stock Warrant issued by the Registrant to, and accepted and agreed to by, Sun Microsystems, Inc., dated March 11, 2003 (incorporated by reference to Exhibit 10.12 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.21

Common Stock Warrant issued by the Registrant to, and accepted and agreed to by, Sun Microsystems, Inc., dated July 31, 2003 (incorporated by reference to Exhibit 10.13 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.22

Common Stock Warrant issued by the Registrant to, and accepted and agreed to by, Sun Microsystems, Inc., dated October 31, 2003 (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.23

Independent Contractor Agreement by and among the Registrant and S2 Strategic Consulting, LLC, dated July 1, 2003 (incorporated by reference to Exhibit 10.15 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.24

Common Stock Warrant issued by the Registrant to, and accepted and agreed to by, S2 Strategic Consulting, LLC, dated July 1, 2003 (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 (File No. 000-29911)).

10.25

Severance Agreement between Ransom H. Love and Caldera International, Inc. (incorporated by reference to Exhibit 10.16 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002 (File No. 000-29911)).

10.26

Securities Purchase Agreement dated as of October 16, 2003 between the Registrant and the persons listed therein as Purchasers (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 17, 2003 (File No. 000-29911)).

10.27

Registration Rights Agreement dated as of October 16, 2003 between the Registrant and the persons listed therein as Purchasers (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 17, 2003 (File No. 000-29911)).

10.28

Letter Agreement dated December 8, 2003 among the Registrant, BayStar Capital II, L.P., Royal Bank of Canada and Acknowledged by Boies, Schiller & Flexner LLP (incorporated by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on December 9, 2003 (File No. 000-29911)).

10.29

Asset Purchase Agreement dated June 6, 2003 between the Registrant and Vultus, Inc. (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-3 (File No. 333-106885)).

10.30

Exchange Agreement dated as of February 5, 2004 among SCO, BayStar Capital II, L.P. and Royal Bank of Canada (incorporated by reference to Exhibit 99.1 to SCO’s Current Report on Form 8-K filed on February 9, 2004 (File
No. 000-29911)).

10.31

Stock Repurchase Agreement dated as of May 31, 2004 between the Registrant and BayStar Capital II, L.P. (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2004 (File No. 000-29911)).

10.32

Letter Agreement dated October 31, 2004 among Boies, Schiller & Flexner LLP, Kevin McBride, Berger Singerman and SCO (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on November 4, 2004 (File No. 000-29911)).

10.33	Summary Sheet of Compensation of Directors (incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on July 5, 2005 (File No. 000-29911)).

10.34	2004 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

10.35

The SCO Group Employee Incentive Bonus Program for Fiscal Year 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2005 (File No. 000-29911)).

10.36	Summary of Executive Compensation (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2005 (File No. 000-29911)).

10.37

Form of Executive Officer Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2005 (File No. 000-29911)).

10.38

Form Notice of Grant of Stock Options for 2004 Omnibus Stock Incentive Plan (incorporated by reference to Exhibit 10.35 to the Registrant’s Current Report on Form 8-K filed on July 15, 2005 (File No. 000-29911)).

10.39

Form of Indemnification Agreement for directors and officers (incorporated by reference to Exhibit 10.36 to Post-Effective Amendment No. 1 to Form S-3 on Form S-1 filed on May 18, 2005 (File No. 333-116732)).

10.40	Form of Change in Control Agreement for executive officers (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 16, 2004) (File No. 000-29911)).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 (File No. 000-29911)).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).